Exhibit 10.1

EXECUTION VERSION

ACQUISITION AGREEMENT

by and among

ABITIBI-CONSOLIDATED INC.

ABITIBI-CONSOLIDATED COMPANY OF CANADA

and

HQ ÉNERGIE INC.

Dated as of November 12 , 2009

LIST OF EXHIBITS

Exhibit A          Form of Asset Transfer Agreement

Exhibit B          [Intentionally Deleted.]

Exhibit C          Vesting Order

Exhibit D          Permitted Encumbrances

Exhibit E          Form of Power Purchase Contracts Assignment Agreement

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT is made and entered into on the 12th day of November, 2009, by and among Abitibi-Consolidated Inc., a Canadian corporation ("ACI"), Abitibi-Consolidated Company of Canada, a Québec company ("Seller" and, together with ACI, the "Selling Parties"), and HQ Énergie Inc. , a Québec company ("Purchaser") and a wholly-owned, direct subsidiary of Hydro-Québec.

RECITALS

WHEREAS , Seller, ACI, Alcoa Canada Ltée ("Alcoa Canada"), Alcoa Ltd., Manicouagan Power Company ("MPCo") and the Purchaser intend to implement certain transactions in respect of MPCo and the Business (as defined herein), the whole substantially as described in the implementation agreement (the "Implementation Agreement") made as of September  3, 2009 among ACI, Seller, Alcoa Canada, Alcoa Ltd. and to which intervened HQ Énergie Inc., a wholly-owned subsidiary of Hydro-Québec (such transactions being hereinafter referred to as the "Implementation Transactions");

WHEREAS , pursuant to the Implementation Transactions, among other things, Seller will, directly or indirectly, acquire Alcoa Canada's 40% interest in MPCo, MPCo will be wound-up into Seller, and Seller will transfer all of the assets and Liabilities (as defined herein) related to the Business, other than the Excluded Liabilities (as defined herein), to Manicouagan Power Limited Partnership (the "Partnership");

WHEREAS , it is also contemplated that, pursuant to the Implementation Transactions, (i) Purchaser shall purchase from Seller a 59.9994% interest in the Partnership and a 60% interest in Manicouagan Power General Partner ULC (the "General Partner"), the general partner of the Partnership, which will hold a 0.001% interest in the Partnership, and Alcoa Canada shall, directly or indirectly, become the holder of the remaining 39.9996% interest in the Partnership and a 40% interest in the General Partner, and (ii) Seller's right, title and interest in the Abitibi Power Purchase Contracts shall be transferred to the production division of Hydro-Québec;

WHEREAS , Purchaser desires to purchase and Seller desires to sell to Purchaser, the Purchased Units (as defined herein) and the Purchased Shares (as defined herein), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE , in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1            Definitions Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement.  In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1 .

"Abitibi Confidentiality Agreement" shall have the meaning set forth in Section 5.3.

"Abitibi Indemnified Parties" shall have the meaning set forth in Section 8.3.

"Abitibi Power Purchase Contracts" means any and all Contracts entered into by and between MPCo (and which will be assigned to the Partnership pursuant to the Business Transfer) and Seller or any of its Affiliates in respect of the sale or purchase of power produced by the Business.

"ACCC Non-Union RPP" shall have the meaning set forth in the Pension and Benefits Agreement.

"ACCC Union RPP" shall have the meaning set forth in the Pension and Benefits Agreement.

"ACI" shall have the meaning set forth in the first paragraph of this Agreement.

"Action" means any action, demand, claim, prosecution, investigation, suit, litigation, assessment, reassessment, grievance, arbitration, hearing or other proceeding, whether civil, criminal or administrative, at Law or in equity, by or before any Governmental Entity.

"Actual Solvency Deficiency Amount" shall have the meaning set forth in Section 2.1(d).

"Actuary Letter" shall have the meaning set forth in Section 2.1(d).

"Affiliate" means a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" means this Acquisition Agreement, as the same may be amended or supplemented, together with all Exhibits and Schedules attached to this Acquisition Agreement or referred to in, and delivered pursuant to, this Acquisition Agreement.

"Alcoa Canada" shall have the meaning set forth in the recitals to this Agreement.

"Alcoa Newco" means Alcoa Canada Energy Company or any other Affiliate of Alcoa Canada designated by Alcoa Canada.

"Asserted Liability" shall have the meaning set forth in Section 8.4(a).

"Asset Transfer Agreement" means the asset transfer agreement to be dated as of the Closing Date by and between Seller and the Partnership pursuant to which Seller and the Partnership shall, following the MPCo Wind-Up, implement the Business Transfer, substantially in the form attached hereto as Exhibit A.

"Assignment Consideration Amount" shall have the meaning set forth in Section 2.1(c).

"BCFPI" means Bowater Canadian Forest Products Inc.

"Business" means the business owned and operated by MPCo prior to the MPCo Wind-Up, as the same shall, after the MPCo Wind-Up, be transferred to the Partnership pursuant to the Business Transfer.

"Business Balance Sheet" means the unaudited draft balance sheet of MPCo as at December 31, 2008 included in the Business Financial Statements.

"Business Balance Sheet Date" means December 31 , 2008.

"Business Contracts" shall have the meaning set forth in Section 3.17(a).

"Business Day" means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in Montréal, Québec.

"Business Financial Statements" means (i) the Business Balance Sheet and the accompanying unaudited draft statements of income, retained earnings and cash flows of MPCo for the period ended December 31, 2008 and (ii) the unaudited draft balance sheet of MPCo as at December 31, 2007 and the accompanying unaudited draft statements of income, retained earnings and cash flows of MPCo for the period then ended. A copy of each Business Financial Statements is attached under Section 3.6 of the Disclosure Schedule.

"Business Intellectual Property" means the Intellectual Property owned or used under license in connection with the Business.

"Business Transfer" means the transfer by the Seller to the Partnership, following the MPCo Wind-Up, of all the assets of MPCo and Liabilities related to the Business (other than the Excluded Liabilities), such transfer to be completed pursuant to the Asset Transfer Agreement in connection with the Implementation Transactions.

"Cash Consideration Amount" shall have the meaning set forth in Section 2.1(b)(i).

"CCAA" means the Companies' Creditors Arrangement Act (Canada).

"Claim" means, in the case of Purchaser, a claim for indemnification under Section 8.2, or, in the case of the Selling Parties, a claim for indemnification under Section 8.3.

"Claim Notice" shall have the meaning set forth in Section 8.4(a).

"Closing" shall have the meaning set forth in Section 2.3(a).

"Closing Agreements" means this Agreement, the Asset Transfer Agreement, the Supply Agreement, the Power Purchase Contracts Assignment Agreement, the Deeds of Transfer, the Load Transfer Agreement and the Pension and Benefits Agreement.

"Closing Date" means the third (3rd) Business Day after all conditions to the purchase and sale of the Purchased Securities set out in Article VI (other than those conditions that by their nature can only be satisfied on the Closing Date including, for greater certainty, the condition set forth in Section 6.2(r)) have been satisfied or waived or such other date as may be agreed to in writing by Purchaser and the Selling Parties.

"Collective Agreements" shall have the meaning set forth in Section 3.15(b).

"Competition Act" means the Competition Act (Canada), as amended, and the related regulations and published interpretations.

"Confidentiality Agreements" shall have the meaning set forth in Section 5.3.

"Contract" means any written contract, agreement, commitment, promise or undertaking (whether written or oral) that is legally binding, including, without limitation, servitudes to which MPCo (prior to the MPCo Wind-Up) or the Partnership (after the Business Transfer) is bound.

"Copyrights" means all rights in a work of authorship and all copyrights (including all registrations and applications to register the same).

"Deeds of Transfer" means, collectively, (a) the deed of transfer to be entered into between MPCo and Seller in order to publish at the Land Register the transfer of the Real Estate from MPCo to Seller pursuant to the MPCo Wind-Up and (b) the deed of transfer to be entered into between Seller and the Partnership in order to publish at the Land Register the transfer of the Real Estate from Seller to the Partnership pursuant to the Business Transfer; and "Deed of Transfer" means any one of them.

"Discharge" means any emission, discharge, release, deposit, issuance, spray, injection, abandonment, spill, leak, seepage, disposal or exhaust (other than exhaust from a vehicle or non-stationary equipment).

"Disclosure Schedule" shall mean the disclosure schedule of the Selling Parties referred to in, and delivered pursuant to, this Agreement.

"Distribution Date" shall have the meaning set forth in Section 2.2(b).

"Distribution Date Distribution Amount" shall have the meaning set forth in Section 2.2(b).

"Effective Time of the Business Transfer" means the "Effective Time" (as defined in the Asset Transfer Agreement) of the Business Transfer.

"Encumbrance" means any lien, encumbrance, security interest, pledge, servitude, lease, charge, preemptive right, right of first refusal, option to purchase, encroachments and imperfections of title in regard to real property, mortgage, hypothecation, restriction on transfer of title, adverse claim, title retention agreement of any nature or kind, or other encumbrance, other than Permitted Encumbrances and any restrictions arising under any applicable securities Laws.

"Environmental Laws" shall have the meaning set forth in Section 3.13.

"Estimated Solvency Deficiency Amount" shall have the meaning set forth in Section 2.1(d).

"Excluded Liabilities" shall have the meaning set forth in the Asset Transfer Agreement.

"Final Judgment" shall have the meaning set forth in Section 2.2(g)(i).

"GAAP" means generally accepted accounting principles in Canada, as in effect from time to time.

"General Partner" shall have the meaning set forth in the recitals to this Agreement.

"Governmental Entity" means any Canadian federal, provincial, municipal or local government, or any other governmental, regulatory or administrative authority, or any agency, board, department, commission, court, tribunal or instrumentality thereof.

"Governmental Filings" shall have the meaning set forth in Section 3.4 or in Section 4.4, as applicable.

"GST" shall have the meaning set forth in the Asset Transfer Agreement.

"Hazardous Substance" shall have the meaning set forth in Section 3.13.

"Holdback Amount" shall have the meaning set forth in  Section 2.1(b)(ii).

"HQ Indemnified Parties" shall have the meaning set forth in Section 8.2.

"HQ Parties" means the Purchaser and Hydro-Québec, collectively.

"Hydro-Québec" means Hydro-Québec, created in 1944 by the Hydro-Québec Act of the Parliament of Québec.

"Implementation Agreement" shall have the meaning set forth in the recitals to this Agreement.

"Implementation Transactions" shall have the meaning set forth in the recitals to this Agreement.

"Indebtedness" means, with respect to any Person, without duplication:  (i) indebtedness for borrowed money; (ii) indebtedness for borrowed money of any other Person guaranteed in any manner by such Person; and (iii) obligations of such Person to pay rent or other amounts under any lease of real property or personal property which obligations are required to be classified and accounted for as capital leases in accordance with GAAP.

"Indemnified Party" shall have the meaning set forth in Section 8.4(a).

"Indemnifying Party" shall have the meaning set forth in Section 8.4(a).

"Industrial Design" means all industrial designs registered or applied for registration under the Industrial Designs Act (Canada).

"Intellectual Property" means all Trademarks, Patents, Industrial Designs, Copyrights, Trade Secrets, moral rights and the benefit of any waivers of moral rights.

"ITA" means the Income Tax Act (Canada), as amended.

"Knowledge of Seller" (or similar phrases) shall mean the actual knowledge, after reasonable inquiry, of Allen Dea, Michel Girard, Paul Goyette, Martin Savoie or Franz Mitterrer.

"Lac Sainte-Anne Claims" means, collectively, any and all fees and other amounts payable by MPCo (or its successors) to Hydro-Québec or any of its Affiliates, and any and all claims of Hydro-Québec and its Affiliates against MPCo (or its successors), in connection with or in relation to the regulation of the flow-rate of the Manicouagan river made by Hydro-Québec at or from the Lac Sainte-Anne reservoir, whether pursuant to the agreement between MPCo and Hydro-Québec dated September 17, 1956 (as same may have been modified, amended, restated, supplemented and/or extended from time to time) or pursuant to any other agreement that might have been or might be entered into between MPCo and Hydro-Québec, or otherwise, and including any and all obligations and liabilities of MPCo (or its successors) under any and all of the aforementioned agreements, and including the amounts indicated in Section 2.1(e) of the Disclosure Schedule.

"Lac Sainte-Anne Deduction Amount" shall have the meaning set forth in Section 2.1(e).

"Labour Laws" shall have the meaning set forth in Section 3.15(b).

"Land Register" means the Registry Office for the Registration Division of Saguenay or any other applicable registration division, as the case may be.

"Law" means any statute, code, rule, regulation, order, ordinance, judgment, decree or other pronouncement of any Governmental Entity having the effect of law.

"Leased Real Property" shall have the meaning set forth in Section 3.19(b).

"Liability" means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued and whether or not required under GAAP to be accrued on the financial statements of such Person.

"Limited Partnership Agreement" shall have the meaning set forth in Section 3.5(c).

"Load Transfer Agreement" means the agreement to be entered into on or prior to the Closing Date by and between the distribution division of Hydro-Québec and MPCo pursuant to article 76.1 of An Act respecting the Régie de l'énergie regarding the transfer to Hydro-Québec of all of Seller's electricity load, which it currently gets from MPCo.

"Losses" shall have the meaning set forth in Section 8.2.

"Material Adverse Effect" means (A) in respect of the Business, individually or together with other adverse effects, any matter or action that has an effect that is, or would reasonably be expected to be, material and adverse to the assets, Liabilities, results of operations, cash flows, capitalization or business condition (financial or otherwise) of the Business, taken as a whole, and (B) in respect of any Person, individually or together with other adverse effects, any matter or action that has an effect that is, or would reasonably be expected to be, material and adverse to the assets, Liabilities, results of operations, cash flows, capitalization or business condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or such Person's ability to consummate the transactions contemplated by this Agreement; in each of (A) and (B) other than as a result of: (i) changes generally adversely affecting the Canadian economy (so long as the Business or such Person is not disproportionately affected thereby); (ii) changes adversely affecting the industry in which the Business or such Person operates (so long as the Business or such Person is not disproportionately affected thereby); (iii) the announcement or pendency of the transactions contemplated by this Agreement; (iv) changes in Laws; (v) changes in GAAP; (vi) any change, event or occurrence related to the fluctuations of hydrology; or (vii) acts of war or terrorism.

"MPCo" shall have the meaning set forth in the recitals to this Agreement.

"MPCo Plans " means all retirement, pension, supplemental pension, savings, retirement savings, retiring allowance, bonus, profit sharing, stock purchase, stock option, phantom stock, share appreciation rights, deferred compensation, severance or termination pay, change of control, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short term or long term disability, salary continuation, unemployment benefits, vacation, incentive, compensation or other employee benefit plan, program, arrangement, policy or practice whether written or oral, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured that is maintained or otherwise contributed to, or required to be contributed to, by or on behalf of MPCo, Seller or any of their respective Affiliates for the benefit of current or former employees, directors, officers, shareholders, independent contractors or agents of MPCo other than government sponsored pension, employment insurance, workers compensation and health insurance plans.

"MPCo Wind-Up" means the wind-up of MPCo into Seller to be completed as part of the Implementation Transactions.

"Mutual Release and Discharge" means a full and final release and discharge to be dated as of the Closing Date, by and between Seller and Hydro-Québec, pursuant to which upon the assumption of the Lac Sainte-Anne Claims by the Partnership pursuant to the Asset Transfer Agreement, Hydro-Québec and Seller shall release each other of any claim either of them may have against the other in respect of the Lac Sainte-Anne Claims.

"Notice Period" shall have the meaning set forth in Section 8.4(a).

"Outstanding Title Deficiencies" shall have the meaning set forth in Section 5.7(c).

"Owned Real Property" shall have the meaning set forth in Section 3.19(a).

"Partnership" shall have the meaning set forth in the recitals to this Agreement.

"Partnership's RPP" shall have the meaning set forth in the Pension and Benefits Agreement.

"Patents" means all patents and patent applications, including divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof.

"Pension and Benefits Agreement" means the "Pension and Benefits Agreement" (as defined in the Asset Transfer Agreement) to be entered into as of the Effective Time of the Business Transfer between the Seller and the Partnership in the form attached as Schedule 4.02 to the form of Asset Transfer Agreement attached hereto as Exhibit A.

"Pension Transfer Report" shall have the meaning set forth in the Pension and Benefits Agreement.

"Permits" shall have the meaning set forth in Section 3.12.

"Permitted Encumbrances" shall have the meaning set forth in Exhibit D.

"Person" means an association, a corporation, an individual, a partnership, a limited partnership, a limited liability company, an unlimited liability company, a trust or any other entity or organization, including a Governmental Entity.

"Power Purchase Contracts" shall have the meaning set forth in Section 3.17(a)(v).

"Power Purchase Contracts Assignment Agreement" means the assignment agreement to be dated as of the Closing Date, by and between Seller, Purchaser and the Partnership, pursuant to which Seller will assign all its rights and obligations pursuant to the Abitibi Power Purchase Contracts to Purchaser, substantially in the form of Exhibit E.

"Power Reallocation Agreement" means the Power Reallocation Agreement effective February 1, 2008 entered into by and between Seller, Alcoa Canada and MPCo .

"Prime Rate" for any day, means the rate of interest expressed as a rate per annum that National Bank of Canada establishes at its head office in Montréal, Québec as the reference rate of interest that it will charge on that day for Canadian dollar demand loans to its customers in Canada and which at present it refers to as its "prime rate".

"Proposed Corrections" shall have the meaning set forth in Section 5.7(a).

"Purchase Price" shall have the meaning set forth in Section 2.1(b).

"Purchased Shares" shall have the meaning set forth in Section 2.1(a).

"Purchased Units" shall have the meaning set forth in Section 2.1(a).

"Purchased Securities" shall have the meaning set forth in Section 2.1(a).

"Purchaser" shall have the meaning set forth in the first paragraph of this Agreement.

"QST" shall have the meaning set forth in the Asset Transfer Agreement.

"Real Estate" shall mean, collectively, the Owned Real Property and the works, constructions, erections, buildings and improvements made thereon or thereunder by MPCo and on, over and under the Leased Real Property and the Servitude Real Property and the rights, title and interest of MPCo (and, following the MPCo Wind-Up and the Business Transfer, of the Partnership) in the Water Rights Lease and Servitudes.

"Representatives" shall have the meaning assigned to its French language equivalent "Représentants" in each of the Confidentiality Agreements.

"Resolved Claim" shall have the meaning set forth in Section 2.2(g)(ii).

"Resolved Claim Amount" shall have the meaning set forth in Section 2.2(g)(iii).

"Schedule Update" shall have the meaning set forth in Section 5.10.

"Second Anniversary Date" shall have the meaning set forth in Section 2.2(g)(iv).

"Seller" shall have the meaning set forth in the first paragraph of this Agreement.

"Selling Parties" shall have the meaning set forth in the first paragraph of this Agreement.

"Servitudes" shall have the meaning set forth in Section 3.19(c).

"Servitude Real Property" shall have the meaning set forth in Section 3.19(c).

"Solvency Deficiency Holdback Reduction Amount" shall have the meaning set forth in Section 2.1(d).

"Subsidiary" of any Person means, on any date, any Person of which securities or other ownership interests representing more than fifty (50) percent of the equity or more than fifty (50) percent of the ordinary voting power or, in the case of a partnership, more than fifty (50) percent of the general partnership interests or more than fifty (50) percent of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.

"Supply Agreement" means the Contrat de service d'électricité to be entered into on or prior to the Closing Date by and among the distribution division of Hydro-Québec and Seller for the electricity service and delivery of electricity to Seller following the Closing.

"Support Services" shall have the meaning set forth in Section 5.9.

"Tax" means (a) any foreign, federal, provincial, state, municipal, school, county or local income, capital, sales and use, excise, franchise, real and personal property, land transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or other tax, duty, fee, assessment, deficiency, imposition, Liability or charge imposed by any taxing authority, including any Canada, Québec or other government pension plan premium or contribution, social security or employment insurance premium, deductions at source, withholding tax, and any interest, penalties or fines related thereto or in addition thereto, and (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition of "Tax" as a result of any express obligation to indemnify any other Person or as a result of any obligations under any agreement or arrangements with any other Person with respect to such amounts.

"Terminating Contracts" shall have the meaning set forth in Section 5.8(a).

"Title Deficiencies" shall have the meaning set forth in Section 5.7(a).

"Title Deficiencies Amount" shall have the meaning set forth in Section 2.2(g)(v);

"Trade Secrets" means all proprietary, confidential information, formulas, processes, data, know-how, devices or compilations of information used in a business that confer a competitive advantage over those in similar businesses who do not know how to use them.

"Trademarks" means all trademarks, trade names, brands, logos, trade dress, business names and Internet domain names, together with the goodwill associated with any of the foregoing, and all registrations and applications for registration of the foregoing.

"Transfer Taxes" shall have the meaning set forth in the Asset Transfer Agreement.

"Transmission Line Networks" shall have the meaning set forth in Section 3.19(d).

"Unresolved Claim" shall have the meaning set forth in Section 2.2(g)(vi).

"Unresolved Claim Asserted Amount" shall have the meaning set forth in Section 2.2(g)(vii).

"Unresolved Claim Final Amount" shall have the meaning set forth in Section 2.2(g)(viii).

"Unresolved Title Deficiencies Amount" shall have the meaning set forth in Section 2.2(g)(ix).

"Vesting Order" means an order of the Québec Superior Court providing for, inter alia, (a) the approval of the terms and condition of this Agreement and of the terms and conditions of the Asset Transfer Agreement, (b) the vesting of title to the Acquired Assets (as defined in the Asset Transfer Agreement) in the Partnership in accordance with the Asset Transfer Agreement, free and clear of Encumbrances and (c) the vesting of title to the Purchased Securities in the Purchaser in accordance with this Agreement, free and clear of Encumbrances, such order to be substantially in the form of Exhibit C attached hereto.

"Water Rights Lease" shall have the meaning set forth in Section 3.19(b).

Article II

PURCHASE AND SALE

Section 2.1            Purchase and Sale

(a)             Purchaser and Seller hereby agree that, upon the terms and subject to the satisfaction or waiver of the conditions hereof, at the Closing:

(i)             Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign and deliver to Purchaser: (A) effective as of 12:00 p.m. on the Closing Date, such number of units of the Partnership representing an interest of 59.9994% in the Partnership (the "Purchased Units") and (B) effective as of 12:15 p.m. on the Closing Date,  60 common shares of the General Partner (the "Purchased Shares" and, collectively with the Purchased Units, the "Purchased Securities"), free and clear of Encumbrances as provided in the Vesting Order; and

(ii)               effective as of 12:00 p.m. on the Closing Date, Seller shall assign to Purchaser all of Seller's right, title and interest in and to the Abitibi Power Purchase Contracts, and the Purchaser shall accept such assignment and assume and agree to perform all of the duties, obligations, terms, provisions, and covenants thereunder, and to pay and discharge all of the liabilities thereunder, in each case only to the extent arising after such effective time by entering into the Power Purchase Contracts Assignment Agreement.

(b)             In consideration for the Purchased Securities, Purchaser shall pay to Seller, in the manner set out in Section 2.1(b) (i) and (ii), the sum of the Cash Consideration Amount and the Holdback Amount (the "Purchase Price") :

(i)                 At the Closing, Purchaser shall pay to Seller, or as directed in writing by Seller, on account of the Purchase Price, in cash, an amount (the "Cash Consideration Amount") equal to $ 565,807,600, minus an amount equal to the sum of (A) 60% of the outstanding amount of principal and interests, if any, owed by MPCo as of the close of business on the day immediately preceding the Closing Date under or in connection with the $5,000,000 line of credit granted by the Canadian Imperial Bank of Commerce to MPCo pursuant to the summary terms and conditions dated April 10, 2001 between the Canadian Imperial Bank of Commerce and MPCo and (B) the Lac Sainte‑Anne Deduction Amount (as defined in Section 2.1(e) below); the Cash Consideration Amount shall be subject to adjustment after Closing as contemplated in Section 2.1(d); and

(ii)               Subject to Section 2.2, on the Distribution Date, Purchaser shall pay to Seller on account of the Purchase Price, in cash, the sum of $30.75 million (the "Holdback Amount") .

(c)               At Closing, Purchaser shall pay to Seller, or as directed in writing by Seller, in cash, the sum of $ 17,000,000 in consideration for the assignment to the Purchaser, pursuant to the Power Purchase Contracts Assignment Agreement, of all of Seller's right, title and interest in and to the Abitibi Power Purchase Contracts (the "Assignment Consideration Amount"). In addition, Purchaser shall also pay to Seller on Closing, in cash, the amount of any sales tax applicable to the assignment of the Abitibi Power Purchase Contracts including taxes payable under Part IX of the Excise Tax Act (Canada) and Title I of An Act respecting the Québec Sales Tax.

(d)               The parties acknowledge that the Cash Consideration Amount set forth in Section 2.1(b)(i) has been determined and agreed upon on the basis of the parties' assumption that the solvency funding deficiency in respect of the employees and former employees of MPCo under the ACCC Non-Union RPP and the ACCC Union RPP will be $2,404,000 in the aggregate as of the Effective Time of the Business Transfer (being $360,000 in respect of the ACCC Non-Union RPP and $2,044,000 in respect of the ACCC Union RPP) (each of the aforementioned amounts of $360,000 and $2,044,000 is hereinafter referred to individually as an "Estimated Solvency Deficiency Amount"). The parties further acknowledge that Pension Transfer Reports will be prepared, in accordance with the Pension and Benefits Agreement, in support of the proposed transfer to the Partnership's RPP of assets and liabilities under the ACCC Non-Union

RPP and the ACCC Union RPP as of the Effective Time of the Business Transfer. Promptly following the transfer of pension assets and liabilities to the Partnership's RPP, the Seller shall cause to be prepared, on the basis of the aforementioned Pension Transfer Reports, and delivered to the Purchaser a letter from the Seller's actuary (in each case, an "Actuary Letter") in respect of each of the ACCC Non-Union RPP and the ACCC Union RPP which compares the Estimated Solvency Deficiency Amount in respect of such plans with the actual solvency funding deficiency as at the Effective Time of the Business Transfer in respect of the current and former employees of MPCo under such plans, as outlined in the Pension Transfer Reports approved by the applicable Governmental Entity in connection with the actual transfer of assets and liabilities from that plan to the Partnership's RPP (the greater of the two funding deficiencies in respect of a plan is hereinafter referred to as the "Actual Solvency Deficiency Amount"). The Actuary Letter in respect of a plan and the Actual Solvency Deficiency Amount set forth therein in respect of such plan shall be final and binding upon the Seller and the Purchaser. If the Actual Solvency Deficiency Amount in respect of a plan, as set forth in the Actuary Letter in respect of such plan, is greater than the Estimated Solvency Deficiency Amount in respect of such plan, then (a) if the Actuary Letter in respect of such plan is delivered to the Purchaser before the Second Anniversary Date, an amount equal to 60% of the difference in respect of such plan (the "Solvency Deficiency Holdback Reduction Amount") shall reduce the Holdback Amount as contemplated in clause (v) or (vi) of Section 2.2(b) and (b) if the Actuary Letter in respect of such plan is delivered to the Purchaser on or after the Second Anniversary Date, the Seller shall pay an amount in cash equal to 60% of the difference in respect of such plan to the Purchaser within 30 days of the date of delivery of the Actuary Letter in respect of such plan to the Purchaser. Conversely, if the Actual Solvency Deficiency Amount in respect of a plan, as set forth in the Actuary Letter in respect of such plan, is lesser than the Estimated Solvency Deficiency Amount in respect of such plan, then the Purchaser shall pay an amount in cash equal to 60% of the difference in respect of such plan to the Seller within 30 days of the date of delivery of the Actuary Letter in respect of such plan to the Purchaser. In the event that the transfer of pension assets and liabilities in respect of the ACCC Non-Union RPP or the ACCC Union RPP, or both, has not been completed within six years of the Closing Date (or if it becomes known earlier that such a transfer will not occur), then the Purchaser shall forthwith pay to the Seller an amount equal to 60% of the Estimated Solvency Deficiency Amount in respect of such plan or plans, less 60% of any liability incurred by the Partnership as a result of both (i) the failure to implement such transfer and (ii) the failure of the ACCC Non-Union RPP or the ACCC Union RPP to pay the pension and ancillary benefits to which a current or former employee of MPCo is entitled under such plan. Purchaser shall also pay to Seller, at the same time as an amount is paid by Purchaser to Seller pursuant to this Section 2.1(d), interest on the amount so paid by Purchaser to Seller pursuant to this Section 2.1(d), at Prime Rate, from the Closing Date to the date of payment of such amount, such interest to be calculated and compounded on a monthly basis on the last day of each month during such period, at the Prime Rate in effect at such time. Seller shall also pay to Purchaser, at the same time as an amount is paid by Seller to Purchaser pursuant to this Section 2.1(d), interest on the amount so paid by Seller to Purchaser pursuant to this Section 2.1(d), at Prime Rate, from the Closing Date to the date of payment of such amount, such interest to be calculated and compounded on a monthly basis on the last day of each month during such period, at the Prime Rate in effect at such time.

(e)               For the purpose of Section 2.1(b)(i), "Lac Sainte-Anne Deduction Amount" means an amount of $2,285,266.31 (which amount the parties recognize has been determined in the manner set forth in Section 2.1(e) of the Disclosure Schedule) plus, if the Closing occurs after December 7, 2009, an amount equal to 60% of the amount obtained by multiplying (x) a per diem amount of $1,440.10 per day, by (y) the number of days from (and including) December 8, 2009 to (and including) the Closing Date. For greater certainty, the parties acknowledge that the foregoing amounts have been agreed upon on the basis of their understanding that the Lac Saint‑Anne Claims will be assumed by the Partnership pursuant to the Asset Transfer Agreement, and that no payment in connection therewith will have to be made by MPCo or Seller, whether before, on or after the Closing Date.

Section 2.2            Holdback Amount

(a)               Seller hereby irrevocably authorizes Purchaser, and Purchaser hereby agrees, to hold, transfer, deliver and otherwise act with respect to the Holdback Amount strictly in accordance with the provisions of this Agreement.

(b)               On or before the fifth Business Day (the "Distribution Date") following the Second Anniversary Date, Purchaser shall pay to Seller the amount, if any, (the "Distribution Date Distribution Amount") by which the Holdback Amount exceeds, the sum of (i) the aggregate amount of any and all Resolved Claim Amounts, if any, (ii) the aggregate amount of any and all Unresolved Claim Asserted Amounts, if any, (iii) the Title Deficiencies Amount, (iv) the Unresolved Title Deficiencies Amount, if any, (v) the Solvency Deficiency Holdback Reduction Amount in respect of the ACCC Non-Union RPP, if any, and (vi) the Solvency Deficiency Holdback Reduction Amount in respect of the ACCC Union RPP, if any.

(c)               Purchaser shall also pay to Seller, at the same time as an amount is paid by Purchaser to Seller pursuant to Section 2.2(b), interest on the amount so paid by Purchaser to Seller pursuant to Section 2.2(b), at Prime Rate, from the Closing Date to the date of payment of such amount, such interest to be calculated and compounded on a monthly basis on the last day of each month during such period, at the Prime Rate in effect at such time.

(d)               On or before the fifth Business Day following the date on which an Unresolved Claim is finally resolved, either pursuant to a written agreement between the Selling Parties and Purchaser or between the Seller and the Partnership, as applicable, or pursuant to a Final Judgment, Purchaser shall pay to the Seller an amount equal to (i) the Unresolved Claim Asserted Amount in respect of such Unresolved Claim, minus (ii) the Unresolved Claim Final Amount in respect of such Unresolved Claim , provided, however, that the amounts, if any, payable pursuant to this  Section 2.2(d) shall not exceed the difference between the Holdback Amount and the Distribution Date Distribution Amount.

(e)               Purchaser shall also pay to Seller, at the same time as an amount is paid by Purchaser to Seller pursuant to Section 2.2(d), interest on the amount so paid by Purchaser to Seller pursuant to Section 2.2(d), at Prime Rate, from the Closing Date to the date of payment of such amount, such interest to be calculated and compounded on a monthly basis on the last day of each month during such period, at the Prime Rate in effect at such time.

(f)                 The Unresolved Title Deficiencies Amount shall be final and binding, notwithstanding the actual cost incurred, if any, to complete the outstanding Proposed Corrections.

Without limiting the generality of Section 8.4(o) but without duplication, (i) the Resolved Claim Amount in respect of a Resolved Claim shall be treated as a downward adjustment in the Purchase Price immediately upon the final resolution of such Resolved Claim, (ii) the Unresolved Claim Final Amount in respect of an Unresolved Claim shall be treated as a downward adjustment in the Purchase Price immediately upon the final resolution of such Unresolved Claim, (iii) the Title Deficiencies Amount shall be treated as a downward adjustment in the Purchase Price immediately upon the occurrence of the Second Anniversary Date, and (iv) the Unresolved Title Deficiencies Amount shall be treated as a downward adjustment in the Purchase Price immediately upon the occurrence of the Second Anniversary Date.

(g)               For the purpose hereof:

(i)                 "Final Judgment" means a final judgment of a court of competent jurisdiction in respect of which the applicable delay for appeal, if any, has expired without any appeal having been made;

(ii)               "Resolved Claim" means either (A) a Claim which has been asserted against the Selling Parties by Purchaser in accordance with Article VIII (including in respect of Losses resulting from a breach of any of the representations or warranties of Seller in the Power Purchase Contracts Assignment Agreement) or (B) subject to Section 2.2(h), a claim for indemnification which has been asserted against the Seller by the Partnership in accordance with the Asset Transfer Agreement, in each case before the Second Anniversary Date, and which has been finally resolved before the Second Anniversary Date either pursuant to a written agreement between the Selling Parties and Purchaser or Seller and the Partnership, as applicable, or pursuant to a Final Judgment;

(iii)              "Resolved Claim Amount" means, in respect of a Resolved Claim, (A) the amount of the indemnity payable by the Selling Parties to Purchaser in accordance with Article VIII in respect of such Resolved Claim or (B) subject to Section 2.2(h), 60% of the unpaid portion of the amount of the indemnity payable by Seller to the Partnership in accordance with the Asset Transfer Agreement in respect of such Resolved Claim, as applicable, as such amount has been finally determined, as applicable, by the Selling Parties and Purchaser or Seller and the Partnership, as applicable, in the written agreement pursuant to which such Resolved Claim has been finally resolved or in the Final Judgment pursuant to which such Resolved Claim has been finally resolved;

(iv)             "Second Anniversary Date" means the second anniversary date of the Closing Date;

(v)               "Title Deficiencies Amount" means an amount equal to 60% of the aggregate amount of all costs and expenses incurred by Seller in connection with the completion of Proposed Corrections which have been reimbursed by the Partnership to Seller, in accordance with Section 5.7(f), prior to the Second Anniversary Date;

(vi)             "Unresolved Claim" means either (A) a Claim which has been asserted against the Selling Parties by Purchaser in accordance with Article VIII, (including in respect of Losses resulting from a breach of any of the representations or warranties of Seller in the Power Purchase Contracts Assignment Agreement) or (B) subject to Section 2.2(h), a claim for indemnification which has been asserted against the Seller by the Partnership in accordance with the Asset Transfer Agreement, in each case before the Second Anniversary Date, and which has not been finally resolved before the Second Anniversary Date either pursuant to a written agreement between the Selling Parties and Purchaser or Seller and the Partnership, as applicable, or pursuant to a Final Judgment;

(vii)            "Unresolved Claim Asserted Amount" means, in respect of an Unresolved Claim, (A) the amount asserted against the Selling Parties by Purchaser, acting reasonably, in accordance with Article VIII in respect of such Unresolved Claim or (B) subject to Section 2.2(h), 60% of the unpaid portion of the amount asserted against Seller by the Partnership, acting reasonably, in accordance with the Asset Transfer Agreement, in respect of such Unresolved Claim, as applicable;

(viii)          "Unresolved Claim Final Amount" means, in respect of an Unresolved Claim, (A) the amount of the indemnity payable by the Selling Parties to Purchaser in accordance with Article VIII in respect of such Unresolved Claim or (B) subject to Section 2.2(h), 60% of the unpaid portion of the amount of the indemnity payable by Seller to the Partnership in accordance with the Asset Transfer Agreement in respect of such Unresolved Claim, as applicable, as such amount has been finally determined, as applicable, pursuant to a written agreement between the Selling Parties and Purchaser or Seller and the Partnership, as applicable, or pursuant to a Final Judgment ; and

(ix)             "Unresolved Title Deficiencies Amount" means, in respect of the Proposed Corrections which are not completed prior to the Second Anniversary Date, an amount equal to 60% of the aggregate amount of all costs and expenses which Purchaser reasonably estimates, in its sole discretion (and in respect of which the Purchaser shall have explained in a written notice to the Seller the basis of its estimate), will be required to be incurred by the Partnership after the Second Anniversary Date to complete the Proposed Corrections which are not completed prior to the Second Anniversary Date.

(h)               Notwithstanding the foregoing, a claim for indemnification asserted against Seller by the Partnership in accordance with the Asset Transfer Agreement will not constitute a Resolved Claim or an Unresolved Claim, as the case may be, and 60% of the amount of the indemnity payable by Seller to the Partnership in accordance with the Asset Transfer Agreement in respect of such claim for indemnification will not constitute a Resolved Claim Amount, an Unresolved Claim Asserted Amount or an Unresolved Claim Final Amount, as the case may be, unless, before the Second Anniversary Date, the Partnership has executed in favour of, and delivered to, the Selling Parties an unconditional full and final release, in a form and substance satisfactory to the Selling Parties, acting reasonably, in respect of 60% of the amount of such claim for indemnification.

Section 2.3            Closing /Deliveries at Closing

(a)               The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of McCarthy Tétrault LLP, located at 1000 De La Gauchetière Street West, Suite 2500, Montréal, Québec, commencing at 10:00 a.m., Montréal time (or such other time as the parties may agree) on the Closing Date.

(b)               At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser:

(i)                 a certificate or certificates evidencing all of the Purchased Securities duly endorsed in blank for transfer or accompanied by powers of attorney for the transfer of the Purchased Securities duly executed in blank, in either case, by the holder of record, together with evidence satisfactory to Purchaser that Purchaser has been entered in the applicable securities register and register of transfers of the Partnership and the General Partner as the holder of record of the Purchased Securities;

(ii)               certified copies of (A) the limited partnership agreement in respect of the Partnership, (B) the charter documents and by-laws of the General Partner, (C) all resolutions of the board of directors or shareholders, as applicable, of each of the General Partner and Seller approving the entering into and completion of the transactions contemplated by this Agreement, the Asset Transfer Agreement, the Supply Agreement and the Power Purchase Contracts Assignment Agreement, as applicable, (D) all resolutions of the board of directors of MPCo approving the entering into of the Load Transfer Agreement, and (E) a list of the officers and directors of the General Partner authorized to sign agreements together with their specimen signatures;

(iii)              a certificate of status with respect to each of the Partnership, the General Partner, Seller and ACI issued by the appropriate government official of their respective jurisdiction of organization;

(iv)             the certificate referred to in Section 6.2(c);

(v)               copies of all consents, approvals or waivers required in connection with the consummation of the transactions contemplated by this Agreement, including the authorization of the Ministère du développement durable, de l'Environnement et des Parcs for the transfer of all permits and certificates required by Environmental Laws, in all cases to the extent obtained by Seller or MPCo, as applicable, prior to the Closing;

(vi)             copies of the records and minutes books of the Partnership and the General Partner to the extent such records and books are in the possession of Seller or any of its Affiliates (other than the Partnership or General Partner);

(vii)            originals (to the extent available) or copies of all real property documents relating to the Real Estate which are in the possession of Seller or any of its Affiliates (other than the Partnership or General Partner) including, without limitation, an up to date legal description of the Leased Real Property;

(viii)          a corporate legal opinion of McCarthy Tétrault LLP addressed to Purchaser and Hydro-Québec, as regards to the existence of the Partnership, and the due issuance of the Purchased Units, in a form and substance satisfactory to Purchaser, acting reasonably;

(ix)             written resignations, effective as of the Closing Date, from each of the directors and officers of the General Partner.

(c)               At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller:

(i)                 certified copies of (A) the charter documents and by-laws of Purchaser, (B) all resolutions of the board of directors of each of Purchaser and Hydro-Québec approving the entering into and completion of the transactions contemplated by this Agreement, and the Power Purchase Contracts Assignment Agreement, as the case may be, and (C) a list of the officers and directors of each of Purchaser and Hydro-Québec authorized to sign agreements together with their specimen signatures;

(ii)               a certificate of status with respect to the Purchaser issued by the appropriate government official of its jurisdiction of organization;

(iii)              the Cash Consideration Amount and the Assignment Consideration Amount, by wire transfer of immediately available funds to an account or accounts designated by Seller prior to Closing; and

(iv)             the certificate referred to in Section 6.3(c).

Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

Except as set forth on the Disclosure Schedule, the Selling Parties solidarily represent and warrant to Purchaser as follows:

Section 3.1            Corporate Status

Seller is duly incorporated and validly existing under the Laws of Québec and ACI is duly incorporated and validly existing under the Laws of Canada.  The Partnership is duly formed and validly existing under the Laws of Québec and is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets or the conduct of its business requires it to be so qualified. The General Partner is duly incorporated and validly existing under the laws of the Province of Nova Scotia and has all requisite power and authority to act as general partner of the Partnership.

Section 3.2            Authorization

Subject to obtaining the Vesting Order: (a) each of Seller and ACI has all requisite corporate power and authority to enter into, and perform its obligations under the Closing Agreements to which it is a party; (b) Seller and ACI have each taken all necessary corporate action to authorize the execution and delivery of each of the Closing Agreements to which it is a party, and the performance of their obligations hereunder and thereunder; (c) the General Partner, on behalf of the Partnership, has taken all necessary corporate action to authorize the execution and delivery of each of the Closing Agreements to which it is a party and the performance of its obligations thereunder; (d) MPCo has all requisite corporate power and authority to enter into, and perform its obligations under the Load Transfer Agreement; (e) this Agreement has been duly executed and delivered by each of Seller and ACI, and (assuming due authorization, execution and delivery by Purchaser and Hydro-Québec) this Agreement constitutes, and each of the Closing Agreements, when executed and delivered by Seller, ACI or the General Partner, on behalf of the Partnership, as applicable, (assuming due authorization, execution and delivery by the other parties thereto), will constitute, a valid and binding obligation of Seller (in the case of each of the Closing Agreements to which it is a party), of ACI (in the case of this Agreement) and the Partnership (in the case of each of the Closing Agreements to which it is a party), enforceable against Seller (in the case of each of the Closing Agreements to which it is a party), ACI (in the case of this Agreement) and the Partnership (in the case of each of the Closing Agreements to which it is a party) in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law); and (f) the Load Transfer Agreement, when executed and delivered by MPCo (assuming due authorization, execution and delivery by Hydro-Québec), will constitute a valid and binding obligation of MPCo, enforceable against MPCo in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 3.3            No Conflict Except as set forth in Section 3.4 of the Disclosure Schedule and subject to obtaining the Vesting Order, the execution and delivery of this Agreement by each of the Selling Parties and the execution and delivery of each of the other Closing Agreements by Seller and the General Partner, on behalf of the Partnership, as the case may be, and the consummation of the transactions contemplated hereby by Seller and ACI or thereby by Seller and the Partnership, as the case may be, will not (a) violate any applicable Law to which any of the Selling Parties or the Partnership (or any of their respective properties) is subject, except to the extent that such violation could not be reasonably expected to have a Material Adverse Effect in respect of the Business or the Partnership, (b) materially conflict with, result in a material violation or material breach of, or constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate or cancel (i) any Business Contract or the Water Rights Lease, or (ii) any material Contract to which either of the General Partner or the Partnership is a party or by which the assets of either of the General Partner or the Partnership may be bound, (c) violate the charter, by-laws or other organizational documents of any of the Selling Parties or the General Partner, or (d) violate the limited partnership agreement of the Partnership.

Section 3.4            Governmental Filings Except as set forth in Section 3.4 of the Disclosure Schedule and subject to obtaining the Vesting Order, no filings or registrations with, notifications to, or authorizations, consents or approvals of, a Governmental Entity (collectively,

"Governmental Filings") are required to be obtained or made by any of the Selling Parties or the Partnership in connection with the implementation of the Implementation Transactions, the execution and delivery of this Agreement by the Selling Parties or the other Closing Agreements by Seller or by the General Partner, on behalf of the Partnership, as the case may be, or the consummation of the transactions contemplated hereby by the Selling Parties or thereby by Seller and the Partnership, as the case may be.

Section 3.5            Capital Structure ; No Subsidiaries

(a)               The authorized capital representing the interests of the partners in the Partnership consists of an unlimited number of class A units and class B units .  The Purchased Units will, on the Closing Date, represent a 59.9994% interest in the Partnership. Immediately before the effective time of the transfer thereof to Purchaser as contemplated in Section 2.1(a)(i), Seller will be the registered holder and beneficial owner of the Purchased Units and, at the effective time of such transfer, title to the Purchased Units will vest in the Purchaser free and clear of all Encumbrances. The remaining interests in the Partnership shall be held on the Closing Date, following completion of the Implementation Transactions, by Alcoa Newco and the General Partner which shall hold at such time interests of 39.9996% and 0.001% respectively.

(b)               The authorized capital of the General Partner consists of an unlimited number of common shares , without par value, of which only 100 common shares are currently issued and outstanding .  On the Closing Date, only 100 common shares will be issued and outstanding. The common shares of the General Partner issued and outstanding on the Closing Date, including the Purchased Shares, will be duly authorized, validly issued, fully paid and non-assessable, and will be held of record on the Closing Date, following completion of the transactions contemplated by this Agreement and the Implementation Transactions, as to 60 common shares by Purchaser, and as to 40 common shares by Alcoa Newco .  Immediately before the effective time of the transfer thereof to Purchaser as contemplated in Section 2.1(a)(i), Seller will be the registered holder and beneficial owner of the Purchased Shares and, at the effective time of such transfer, title to the Purchased Shares will vest in the Purchaser free and clear of all Encumbrances.

(c)               Except as contemplated under the Implementation Transactions, there are no (i) outstanding obligations, options, warrants, convertible securities, exchangeable securities or other rights, agreements or commitments relating to the capital of the Partnership or obligating the Partnership or the General Partner to issue or sell or otherwise transfer securities of the capital of the Partnership or any securities convertible into or exchangeable for any units or shares of the capital of the Partnership or the General Partner, (ii) outstanding obligations of the Partnership or the General Partner to repurchase, redeem or otherwise acquire units or shares of the capital of the Partnership or the General Partner or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person or (iii) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of shares or units of the capital of the Partnership or General Partner, except for the limited partnership agreement of the Partnership between Seller and the General Partner dated  as of September 24 , 2009 (the "Limited Partnership Agreement").

(d)               The Partnership and the General Partner have no Subsidiaries and the Partnership and the General Partner do not own, directly or indirectly, any share, membership interest, partnership interest, joint venture interest or other equity interest in any Person (other than, in the case of the General Partner, its interest in the Partnership).

Section 3.6            Financial Statements

Seller has made available to Purchaser a true and complete copy of the Business Financial Statements.  Except as disclosed in Section 3.6 of the Disclosure Schedule, the Business Financial Statements were prepared in accordance with GAAP, consistently applied throughout the periods indicated, and fairly present, in all material respects, the financial position, results of operations and cash flows of MPCo as of the dates thereof and for the periods covered thereby.

Section 3.7            Undisclosed Liabilities

Except as set forth in Section 3.7 of the Disclosure Schedule or as otherwise disclosed in this Agreement or in the Disclosure Schedule, and except for Liabilities which are accrued or reserved against in the Business Balance Sheet (or reflected in the notes thereto) and Liabilities incurred since the Business Balance Sheet Date in the ordinary course of business consistent with past practice, there are no material Liabilities required to be reflected or reserved against on a balance sheet in respect of the Business or disclosed in the notes thereto prepared in accordance with GAAP.

Section 3.8            Excluded Liabilities

As of the Closing Date, following the completion of the Business Transfer and all the Implementation Transactions which are to be completed as of the Closing Date, the Partnership will not have assumed any Excluded Liabilities.

Section 3.9            Absence of Certain Changes in respect of the Business

Except (1) as expressly contemplated by this Agreement, (2) for actions required or useful to complete the Implementation Transactions, including the Business Transfer, or (3) as set forth in Section 3.9 of the Disclosure Schedule, from the Business Balance Sheet Date through the date of this Agreement, there has not been any Material Adverse Effect in respect of the Business and there has not been, in respect of the Business:

(a)               any transaction involving the acquisition of the business, stock, assets or other properties of any other Person;

(b)               a sale, lease, license or other disposition of any material amount of assets or property for a consideration in excess of $250,000, except pursuant to existing contracts or except in the ordinary course of business consistent with past practice;

(c)               any capital expenditures in excess of $250,000;

(d)               any Action or settlement of any Action or threatened Action involving a payment in excess of $250,000;

(e)               any increase of the reserves for contingent Liabilities;

(f)                 any sale and leaseback transactions in excess of $10,000;

(g)               a write up or write down of any material assets of the Business by MPCo;

(h)               any extraordinary casualty losses, damages, destructions, whether or not covered by insurance;

(i)                 any note, bond or other debt security issued or incurred or any Indebtedness guaranteed which relates to the Business, other than in the ordinary course of business consistent with past practice;

(j)                 except in the ordinary course of business consistent with past practice or as contemplated in any existing employment Contract or Collective Agreement, any increase in the compensation payable to any officer, employee, consultants or agents of the Business;

(k)               any change in any of the accounting principles or costing systems or methods applicable to the Business;

(l)                 any extension beyond normal terms, consistent with past practice of the Business, of the terms of payments of supplier invoices and other accrued Liabilities;

(m)             any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of MPCo or the General Partner or units of the Partnership;

(n)               agreements or commitments by Contract or otherwise to do any of the foregoing.

Section 3.10        Activities of the Partnership and the General Partner

Since its incorporation, the activities of the General Partner have consisted solely of acting as the general partner of the Partnership. The Partnership was formed for the sole purpose of acquiring, holding and operating the Business and the assets related thereto, as contemplated in the Limited Partnership Agreement, and since its formation its sole activities have been, and as of the Closing Date will have been, the entering into of the Implementation Transactions and of Contracts in connection therewith and, following the Business Transfer, the ownership, holding and operation of the Business. As of the Closing Date, after completion of the Implementation Transactions which are to be completed as of the Closing Date: (a) the Partnership will have no Liabilities, other than (i) Liabilities assumed by the Partnership pursuant to the Asset Transfer Agreement, (ii) Liabilities under Contracts entered into by the Partnership in connection with the Implementation Transactions, and (iii) Liabilities in respect of Transfer Taxes, GST and QST, and (b) the Partnership will have no assets other than the assets sold, conveyed, transferred and assigned to it pursuant to the Asset Transfer Agreement.

Section 3.11        Legal Proceedings Except as disclosed in Section 3.11 of the Disclosure Schedule , there are no Actions pending, or, to the Knowledge of Seller, threatened against any of the Selling Parties, the Partnership or the General Partner or in respect of the Business, which if adversely determined, (a) would have a Material Adverse Effect in respect of the Partnership, the General Partner or the Business, as applicable, (b) would impair the ability of the Selling Parties, the Partnership and the General Partner to perform their respective obligations under the Closing Agreements or consummate the Implementation Transactions or the transactions contemplated hereby or thereby (as applicable), or (c) would challenge the validity or enforceability of the Closing Agreements or seek to enjoin or prohibit consummation of the transactions contemplated hereby or thereby or under the Closing Agreements or Implementation Agreement.  The Business is not subject to any judgment, decree, injunction or order of any Governmental Entity which would have a Material Adverse Effect in respect of the Business or would materially impair the Selling Parties' ability to perform their obligations under the Closing Agreements or the Partnership's ability to perform its obligations under the Asset Transfer Agreement or the Power Purchase Contracts Assignment Agreement or consummate the transactions contemplated hereby or thereby.

Section 3.12        Compliance with Laws Except as set forth in Section 3.12 of the Disclosure Schedule, the Business has been operated in compliance with applicable Laws, other than non-compliances, which do not have, individually or in the aggregate, a Material Adverse Effect in respect of the Business.  (i) All approvals, authorizations, certificate of authorization, permits, licenses and registrations from Governmental Entities (collectively, "Permits") required to conduct the Business as currently conducted have been obtained, (ii) all such Permits are in full force and effect and the Business is being operated in material compliance therewith, and (iii) and all such Permits will be transferred or re-issued, as applicable and subject to the approval or consent of the responsible Governmental Entity, to the Partnership in connection with the MPCo Wind-Up and the Business Transfer.

Section 3.13        Environmental Matters To the Knowledge of Seller and except as set forth in Section 3.13 of the Disclosure Schedule :

(a)               the Business possesses all Permits that are required under any Environmental Law for the operation of the Business as currently being conducted, all such Permits are in full force and effect and all such Permits will, subject to the approval or consent of the responsible Governmental Entity, be transferred or re-issued, as applicable, to the Partnership in connection with the MPCo Wind-Up and the Business Transfer;

(b)               the Business has been operated and is operating in material compliance with Environmental Laws;

(c)               Seller has made available to Purchaser copies of all material environmental assessments, audits, studies and other material environmental reports since 2002, including those of third party consultants, in its possession relating to the Business and Owned Real Property;

(d)               there has not been a Discharge of any Hazardous Substances on, under, in, from, or about the Owned Real Property and no Hazardous Substances have been stored or maintained on, at or under any Owned Real Property, in each case, except in material compliance with Environmental Laws since 1987;

(e)               with respect to the Business (i) there has not been any written notice, demand, letter, claim or remediation order alleging a violation of any Environmental Law or alleging damages to the environment or to property owned or used by third parties, and (ii) there is no Action, order (including a remediation order), decree or injunction alleging material Liability under any Environmental Law or material Liability for damages caused to the environment or property of third parties;

(f)                 none of the Owned Real Property has been used for the deposit of waste in a manner that would materially restrict the current use of such property in the Business; and

(g)               there are no storage tanks, sumps or other similar vessels, asbestos-containing materials or polychlorinated biphenyls located on, at or under any Owned Real Property, except in compliance with Environmental Laws, and any removal of any of the foregoing made in the course of the operation of the Business was carried out in accordance with Environmental Laws.

As used herein, "Environmental Law" means any Law applicable to the Business relating to (i) the protection of the natural environment, (ii) the protection of human health and safety as it pertains to exposure to Hazardous Substances Discharged into the natural environment, for greater certainty, this excludes Health and Safety Law as they pertain to labour and workplace issues (iii) the safety of dams and watercourses or (iv) the handling, use, presence, treatment, storage, Discharge or threatened Discharge of any Hazardous Substance.  "Hazardous Substance" means any substance that is (i) listed, classified, regulated or defined pursuant to any Environmental Law to be a pollutant, contaminant, waste, hazardous waste, hazardous substance, hazardous material, toxic substance, deleterious substance or dangerous good, (ii) any petroleum product or by-product, (iii) any asbestos-containing material (including asbestos-containing vermiculite), chlorinated solvents, lead or urea formaldehyde foam insulation, or (iv) toxic, explosive, corrosive, flammable, radioactive, carcinogenic, mutagenic, or is otherwise hazardous and is regulated by any Environmental Laws.

Section 3.14        Taxes

As of the Closing Date, following the completion of the Business Transfer and all the Implementation Transactions which are to be completed as of the Closing Date, the Partnership will not have any Tax Liabilities (other than in respect of Transfer Taxes, GST or QST).

Section 3.15        Employment and Labour

(a)               Section 3.15 of the Disclosure Schedule sets forth a list of all the employees and retirees of the Business with their respective age, status, length of service, compensation and benefits.

(b)               Section 3.15 of the Disclosure Schedule sets forth a list of Contracts of employment and collective bargaining agreements applicable to the Business.  Except as set forth in Section 3.15 of the Disclosure Schedule: (i) there is no Contract of employment, collective bargaining agreement or any other labour-related agreements with any employee, labour union or labour organization applicable to the Business (the "Collective Agreements"), nor is any such Contract of employment or Collective Agreement currently being negotiated; (ii) there is currently no breach of any Contract of employment or Collective Agreement in connection with the Business, other than any such breach that would not have a Material Adverse Effect in respect of the Business; (iii) no work stoppage, labour strike, picketing, slow down or lock-out involving the Business is pending or, to the Knowledge of Seller, threatened against or directly or indirectly affecting the Business; (iv) the Business has been operated in compliance with all Labour Laws other than non-compliances, which in the aggregate, would not have a Material Adverse Effect in respect of the Business; (v) to the Knowledge of Seller, there are no ongoing union certification drives or pending proceedings for certifying a union with respect to employees of the Business; (vi) there has been no workplace accident resulting in a fatality of any employee of the Business within 365 days prior to the date hereof and there are no remedial order, notice of offence or conviction under applicable Labour Laws, except in respect of matters which have been settled or remedied since the issuance of such order or notice, within five (5) years prior to the date hereof; (vii) there are no complaint, grievance, claim, proceeding, civil action, work order or investigation filed, made or commenced against Seller or MPCo in respect of, concerning or affecting the employees or retirees of the Business; and (viii) Seller and/or MPCo have performed all financial obligations under Labour Laws which are owed to the employees, retirees and the governmental authorities having jurisdiction over such matters.  "Labour Laws" means any applicable Law relating to employment standards, human rights, health and safety, labour relations, workplace safety and insurance and/or pay equity.

Section 3.16        Employee Benefit Plans

(a)               Section 3.16(a) of the Disclosure Schedule sets forth a list of all MPCo Plans with an indication of the stand-alone plans applicable only to employees or former employees of MPCo.

(b)               Seller has made available to Purchaser the following documents:

(i)                 true and complete copies of the texts of all MPCo Plans (where no text exists, a summary has been provided); and

(ii)               the most recent actuarial valuation of each MPCo Plan which has been filed with a pension regulatory authority.

(c)               MPCo or the Selling Parties have not made any promise or commitment to amend any MPCo Plan, to provide increased benefits thereunder or to establish any new benefit plan in respect of the employees or retirees of the Business listed in Section 3.15 of the Disclosure Schedule, except as required by applicable Laws, a collective bargaining agreement or as disclosed in Section 3.16(c) of the Disclosure Schedule.

Section 3.17        Business Contracts

(a)                Section 3.17(a) of the Disclosure Schedule identifies Contracts in effect as of the date of this Agreement in respect of the Business, which are in the categories listed below (collectively, the "Business Contracts"):

(i)                 any partnership or joint venture Contract;

(ii)               any employment, consulting or similar Contract requiring payment by the Business of base annual compensation in excess of $100,000;

(iii)              any Contract evidencing Indebtedness in excess of $250,000;

(iv)             any Contract providing for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of the Business, (A) which requires payments by the Business in excess of $750,000 in any year or (B) which is not in respect of capital expenditures or the acquisition or construction of fixed assets contemplated by the capital expenditures budget of the Business set forth in Section 3.17(a)(iv) of the Disclosure Schedule;

(v)               any Contract for the sale or purchase of power produced by the Business entered into by MPCo (and which will be assigned to the Partnership pursuant to the Business Transfer) or the Partnership with Seller, Alcoa Canada or any of their respective Affiliates or any third party (the "Power Purchase Contracts");

(vi)             any Contract for the sale or other transfer of Owned Real Property or other material tangible assets having a fair market value in excess of $500,000 that has not yet been consummated and was not entered into in the ordinary course of business consistent with past practice;

(vii)            the Water Rights Lease and the Servitudes;

(viii)          any other Contract, not otherwise covered by clauses (i) through (vii) of this Section 3.17(a), that requires payments by or to the Business in excess of $500,000 during any one (1) year and has not been entered into in the ordinary course of business consistent with past practice; and

(ix)             any written commitment (including any letter of intent or memorandum of understanding) to enter into any agreement of the type described in clauses (i) through (viii) of this Section 3.17(a).

(b)               (i) Each Business Contract (A) constitutes a valid and binding obligation of MPCo, and, following the Business Transfer, will constitute a valid and binding obligation of the Partnership (B) assuming such Business Contract is a legal, valid and binding obligation of and enforceable against the other parties thereto in accordance with its terms, is enforceable against MPCo, and, following the Business Transfer, will be enforceable against the Partnership, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and (C) is in full force and effect, and (ii)  MPCo is not in breach or default under any Business Contract, except, in each case, where such failure to be so valid, binding and enforceable or in full force and effect, or where such breach or default, would not have a Material Adverse Effect in respect of the Business.

Section 3.18        Personal Property Except as may be reflected in the Business Financial Statements, all the tangible personal property reflected in the Business Balance Sheet used or held for use in the Business and all such tangible personal property acquired since the Balance Sheet Date, are currently owned or leased by MPCo, and, following the Business Transfer, will be owned or leased by the Partnership, free and clear of any Encumbrances (except for Permitted Encumbrances), except in each case for inventory or other tangible personal property as has been sold or otherwise disposed of in the ordinary course of business consistent with past practice and except for such tangible personal property the failure of which to so own or lease would not have a Material Adverse Effect in respect of the Business.

Section 3.19        Real Property

(a)                Section 3.19(a) of the Disclosure Schedule sets forth a list and legal description of all real property currently used in the Business and owned by MPCo, and which will, following the MPCo Wind-Up, be transferred to the Partnership pursuant to the Business Transfer (the "Owned Real Property"). Except as set forth in Section 3.19(a) of the Disclosure Schedule, MPCo owns, and the Partnership will own, after the Business Transfer, with good and marketable title, free and clear of Encumbrances (other than Permitted Encumbrances), all of the Owned Real Property. Except as set forth in Section 3.19(a) of the Disclosure Schedule, with respect to each such parcel of Owned Real Property, there are no leases, subleases, servitudes or other written agreements granting any Person the right of use or occupancy of any portion of such parcel.

(b)               Except for the lease executed before Jean Panneton, notary, bearing his minute number 2104 dated January 23, 1957 between MPCo and the Government of the Province of Québec and registered at the Land Register under number 159 778, as completed by supplemental deed registered at the Land Register under number 159 779, as extended on February 23, 1986, as amended from time to time by deeds of abandonment registered at the Land Register under numbers 65 067, 157 076, 177 038, 194 234 and 11 629 819, undertakings of abandonment registered at the Land Register under number 164 005 and by letters of abandonment dated April 13, 2001, July 18, 2003, March 3, 2006, May 9, 2008, May 12, 2008 and May 13, 2008 (collectively, the "Water Rights Lease"), (i) pursuant to which MPCo currently holds, and pursuant to which the Partnership will hold, following the Business Transfer, superficies or other right to use or occupy interests in real property or water power rights (forces hydrauliques) used in the Business and (ii) under which MPCo currently is, and under which the Partnership will be, following the Business Transfer, a tenant of the parcel of the real property described thereunder (the "Leased Real Property"), there is no lease or sublease of real property or water power rights (forces hydrauliques) used in the Business or pursuant to which MPCo currently holds, or pursuant to which the Partnership will hold, following the Business Transfer, superficies or other right to use or occupy any interests in real property or water power rights (forces hydrauliques). Section 3.19(b) of the Disclosure Schedule sets forth the term and rent payable under the Water Rights Lease together with the legal description of the Leased Real Property. Except as set forth in Section 3.19(b) of the Disclosure Schedule, there are no restrictive covenants, municipal by-laws or other Laws that in any way materially restrict or prohibit the use of any Leased Real Property for the purposes for which it is used in the Business as of the date hereof, other than Permitted Encumbrances.  The Water Rights Lease (A) constitutes a valid and binding obligation of MPCo, and, following the Business Transfer, will constitute a valid and binding obligation of the Partnership, (B) assuming such Water Rights Lease is a legal, valid and binding obligation of, and enforceable against, the other parties thereto, is enforceable against MPCo, and, following the Business Transfer, will be enforceable against the Partnership, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights in general, (C) is in full force and effect and (D) the Water Rights Lease indicating MPCo as tenant is presently registered at the Land Register. MPCo is not in breach or default under the Water Rights Lease and, to the Knowledge of Seller, the landlord under the Water Rights Lease is not in breach or default of its obligations under the Water Rights Lease, except, in each case, where such failure to be so valid, binding and enforceable or in full force and effect, or where such breach or default, would not have a Material Adverse Effect in respect of the Business and other than as a result of an event of default by MPCo, the landlord under the Water Rights Lease does not have the unilateral right to terminate the Water Rights Lease.  Copy of the Water Rights Lease has heretofore been made available to Purchaser.

(c)                Section 3.19(c) of the Disclosure Schedule sets forth a list of all of the servitudes pursuant to which part of the Owned Real Property benefits from a right to use or occupy any interest in real property (the "Servitudes") and a summary description of the servient land over which part of the Owned Real Property benefits from a right of servitude thereunder (the "Servitude Real Property").  There are no restrictive covenants, municipal by-laws or other Laws that in any way materially restrict or prohibit the use of any Servitude Real Property for the purposes for which it is used in the Business as of the date hereof, other than Permitted Encumbrances.  Each Servitude (A) constitutes a valid and binding obligation of MPCo, and, following the Business Transfer, will constitute a valid and binding obligation of the Partnership, (B) has been properly registered against the servient land(s) at the appropriate land registry office and is perpetual in nature, (C) contains descriptions of dominant and servient lands in compliance with applicable Laws at the time of its registration, and is not personal in nature, and (D) is in full force and effect.  MPCo is not in breach or default under any Servitude, and to the Knowledge of Seller, none of the owners of the servient lands under any Servitude is in breach or default of its obligations under any such Servitude, except, in each case, where such failure to be so valid, binding and enforceable or in full force and effect, or where such breach or default, would not have a Material Adverse Effect in respect of the Business.  Copies of all Servitudes have heretofore been made available to Purchaser.

(d)               Except as set forth in Section 5.7(a) of the Disclosure Schedule, the Real Estate and the corridors available under the Servitudes are adequate and suitable for the purposes for which they are presently being used and MPCo has, and, following the Business Transfer, the Partnership will have adequate rights of ingress and egress into all Leased Real Property, Owned Real Property and Servitude Real Property used by it for the operation of the Business in the ordinary course.  Except as set forth in  Section 5.7(a) of the Disclosure Schedule, MPCo's transmission line networks used by the Business in order to distribute electricity from the Business' power stations on the Manicouagan River to Seller's plant in Baie-Comeau as well as to Alcoa's plant in Baie-Comeau, as such are commonly known as lines L5-L6, L10-L11, LTA1-LTA2, LT6-LT7, L1611 and L1612 (collectively, the "Transmission Line Networks") are composed of continuous and interrupted corridors of transmission lines which are erected on contiguous pieces of land which are either Owned Real Property, Leased Real Property or Servitude Real Property described under Section 3.19(a), Section 3.19(b) and Section 3.19(c) of

the Disclosure Schedule.  Except as set forth in Section 5.7(a) of the Disclosure Schedule, other than the Owned Real Property, the Water Rights Lease and the Servitudes, listed in Section 3.19(a), Section 3.19(b) and Section 3.19(c) respectively of the Disclosure Schedule, there are no other real property rights required in order to conduct the Business and to generate and distribute electricity from the Business' power stations on the Manicouagan River to Seller's plant in Baie-Comeau and to Alcoa's plant in Baie-Comeau.

(e)               To the Knowledge of Seller, none of the Real Estate is subject to claims by adjoining owners, nor are there claims by MPCo against the owners of adjoining properties, that improvements encroach beyond or on the Owned Real Property, Leased Real Property and Servitude Real Property.

(f)                 There are no buildings or improvements included in the assets owned or used for the operation of the Business that are currently under construction or renovation or any commitments to do so.

(g)               Other than as disclosed in Section 3.19(a), Section 3.19(b), Section 3.19(c) and Section 5.7(a) of the Disclosure Schedule, MPCo has, and, following the Business Transfer, the Partnership will have exclusive possession of the Real Estate.

(h)               Except as set forth in Section 5.7(a) of the Disclosure Schedule, MPCo has, and, following the Business Transfer, the Partnership will have good and marketable title, free and clear of Encumbrances (other than Permitted Encumbrances) over all Real Estate.  Except as set forth in Section 5.7(a) of the Disclosure Schedule, such title is duly registered at the Land Register. Except as set forth in Section 5.7(a) of the Disclosure Schedule, the buildings, structures and Transmission Line Networks comprised in the Real Estate do not encroach upon any lands over which MPCo has and, after the Business Transfer, the Partnership will have no right or permission to occupy. There are no expropriation, condemnation or similar proceedings pending or, to the Knowledge of Seller, threatened, with respect to any of the Real Estate or any part thereof.

(i)                 None of the Real Estate is situated in a zoning area protected by An Act to preserve agricultural land and agricultural activities (Québec).

(j)                 None of the Real Estate is recognized or classified as cultural property and is not situated within a historic or natural district, within a classified historic site, or in a protected area within the meaning of the Cultural Property Act (Québec).

(k)               Other than as disclosed in Section 3.19(k) of the Disclosure Schedule, there are no public road consents (permissions de voirie) required for the Business in regards to the Transmission Line Networks.

(l)                 Except as set forth in Section 3.19(l) of the Disclosure Schedule, MPCo is not, and, following the Business Transfer, the Partnership will not be, a party to any lease, sublease, concession agreement, use and occupancy agreement, assignment or similar arrangement under which they are a sub-lessor or assignor of the Leased Real Property.

Section 3.20        Intellectual Property

(a)               To the Knowledge of Seller, the conduct of the Business as currently conducted (including the use of the Business Intellectual Property) does not infringe, misappropriate, conflict with or otherwise violate any Person's Intellectual Property, and there is no such claim pending or threatened against MPCo.

(b)               All Business Intellectual Property currently owned by MPCo is, and, all Business Intellectual Property to be owned by the Partnership following the Business Transfer, will be, owned free and clear of all Encumbrances.

Section 3.21        Affiliated Transactions; Indebtedness Except as set forth in Section 3.21 of the Disclosure Schedule , there are, or, following the Business Transfer will be, no Contracts providing for the provision or sharing of services or tangible or intangible assets, including hydroelectric power produced by the Business, or any other matter between MPCo or the Partnership (if after the Business Transfer), as the case may be, on the one hand, and Seller or Alcoa Canada or their respective Affiliates (other than the Partnership), on the other hand.  There are no letters of credit, guarantees or similar obligations given by MPCo or the Partnership in respect of Indebtedness or Liabilities of any Person. On the Closing Date, following the completion of the Business Transfer and all of the Implementation Transactions, the Partnership will not have any Indebtedness, except as set forth in Section 3.21 of the Disclosure Schedule.

Section 3.22        Condition and Sufficiency of Assets Except as set forth in Section 3.22 of the Disclosure Schedule , (a) the buildings, plants, structures and equipment required for the Business have, in all material respects, been properly maintained and are in good and working condition for the purposes of on-going operation and (b) the buildings, plants, structures and equipment required for the Business are adequate for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing, in each case subject to ordinary wear and tear for buildings, plants, structures and equipment of comparable age.

Section 3.23        Residency of Seller Seller is not a non-resident of Canada for purposes of the ITA.

Section 3.24        Brokers' Fees No broker, investment banker, financial advisor or other Person, other than CIBC World Markets, the fees and expenses for which shall be paid by Seller or any of its Affiliates, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Seller or any of its Affiliates.

Article IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 4.1            Corporate Status Purchaser is duly incorporated and is validly existing under the Laws of its governing jurisdiction and (a) has all requisite corporate power and authority to carry on its business as it is now being conducted and (b) is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

Purchaser is a wholly-owned, direct Subsidiary of Hydro-Québec, a corporation created in 1944 by the Hydro-Québec Act of the Parliament of Québec.

Section 4.2            Authorization Purchaser has all the requisite corporate power and authority to enter into, and to perform its obligations under this Agreement. Purchaser has all the requisite corporate power and authority to enter into, and to perform its obligations under the Power Purchase Contracts Assignment Agreement. Hydro-Québec has all the requisite corporate power and authority to enter into, and to perform its obligations under the Supply Agreement and the Load Transfer Agreement. Purchaser has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  Purchaser has taken all necessary corporate action to authorize the execution and delivery of the Power Purchase Contracts Assignment Agreement and the performance of its obligations thereunder. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller and ACI) this Agreement constitutes, and the Power Purchase Contracts Assignment Agreement, the Supply Agreement and the Load Transfer Agreement, when executed and delivered by Purchaser and Hydro-Québec, as applicable, (assuming, in all cases, due authorization, execution and delivery by the other parties thereto) will constitute, a valid and binding obligation of Purchaser (in the case of this Agreement and the Power Purchase Contracts Assignment Agreement) and Hydro-Québec (in the case of the Supply Agreement and the Load Transfer Agreement), enforceable against Purchaser (in the case of this Agreement and the Power Purchase Contracts Assignment Agreement) and Hydro-Québec (in the case of the Supply Agreement and the Load Transfer Agreement), in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 4.3            No Conflict The execution and delivery of this Agreement and the Power Purchase Contracts Assignment Agreement by Purchaser, the Supply Agreement and the Load Transfer Agreement by Hydro-Québec and the consummation of the transactions contemplated hereby by Purchaser and thereby by Purchaser and Hydro-Québec, as the case may be, will not (a) violate any applicable Law to which they are subject, and (b) violate their respective charter, by-laws or other organizational documents.

Section 4.4            Governmental Filings Except as set forth in Section 4.4 of the Disclosure Schedule , no filings or registrations with, notifications to, or authorizations, consents or approvals of, a Governmental Entity (collectively, "Governmental Filings") are required to be obtained or made by any of the HQ Parties in connection with the execution and delivery of this Agreement and the Power Purchase Contracts Assignment Agreement by Purchaser or the Supply Agreement and the Load Transfer Agreement by Hydro-Québec or the consummation of the transactions contemplated hereby by Purchaser or thereby by Purchaser and Hydro-Québec, as the case may be.

Section 4.5            No Knowledge of Misrepresentation

Neither the Purchaser nor any of the employees of the Purchaser or its Affiliates who are or have been involved in the negotiation of this Agreement are aware of any material fact, event of circumstance which would constitute a misrepresentation or a breach of any of the representations or warranties made by the Selling Parties in Section 3.22 of this Agreement.

Article V

COVENANTS

Section 5.1            Conduct of the Business

Except (1) as otherwise contemplated by this Agreement or the Implementation Agreement, (2) for actions approved by Purchaser or Hydro-Québec in writing (which approval shall not be unreasonably withheld or delayed), (3) for actions required or useful to implement the Implementation Transactions, including the Business Transfer, (4) as required to comply with applicable Laws, or (5) as set forth in Section 5.1 of the Disclosure Schedule, from and after the date hereof, the Selling Parties shall cause the Business to be conducted only in the ordinary course consistent with past practice and, without limiting the generality of the foregoing, the Selling Parties shall cause the Business and MPCo not to take any of the following actions:

(a)               enter into or consummate any transaction involving the acquisition of the business, stock, assets or other properties of any other Person;

(b)               sell, lease, license or otherwise dispose of any material amount of assets or property except pursuant to existing contracts and except in the ordinary course of business consistent with past practice;

(c)               make any capital expenditures in excess of $250,000, except as contemplated by the capital expenditures budget of the Business set forth in Section 3.17(a)(iv) of the Disclosure Schedule;

(d)               settle any Action or threatened Action;

(e)               except as may be required as a result of a change in GAAP, change any of its accounting principles or practices;

(f)                 enter into a material Collective Agreement or renew or renegotiate any existing Collective Agreement;

(g)               enter into any employment, consulting or similar Contract with any individual;

(h)               enter into any Contract with (i) an officer, key employee or shareholder of MPCo or any of its Subsidiaries, prior to the Business Transfer, and the Partnership or any of its Subsidiaries, thereafter, or (ii) Seller or any of its Affiliates (other than the Partnership) or with any of their respective directors, officers or employees;

(i)                 modify, amend or voluntarily terminate prior to the expiration date thereof any of the Business Contracts or the Water Rights Lease or waive any default by, or release, settle or compromise any claim against, any other party thereto, other than in the ordinary course of business consistent with past practice or in connection with any renewal, renegotiation or extension of any lease to which any of MPCo or its Subsidiaries is a party or by which it is bound;

(j)                 increase its reserves for contingent Liabilities, except as may be required under GAAP;

(k)               effect any sale and leaseback transactions;

(l)                 enter into any Business Contract, lease of real property or servitude; or

(m)             agree or otherwise commit to take any of the actions set forth in the foregoing subsections (a) through (l) of this Section 5.1.

Section 5.2            Publicity The HQ Parties and the Selling Parties shall communicate with each other and cooperate with each other prior to any public disclosure of the transactions contemplated by this Agreement.  The HQ Parties and the Selling Parties agree that no public release or announcement concerning the terms of the transactions contemplated hereby shall be issued by any party without the prior consent of the HQ Parties and the Selling Parties, except as such release or announcement may be required by Law or the rules and regulations of any stock exchange upon which the securities of Seller or any of its Affiliates, as applicable, are listed, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.3            Confidentiality The HQ Parties and their Representatives (as such term is defined in the Confidentiality Agreement between Seller and Hydro-Québec, dated December 1, 2008 (the "Abitibi Confidentiality Agreement") and in the Confidentiality Agreement between MPCo and Hydro-Québec, dated March 4 , 2009 (collectively with the Abitibi Confidentiality Agreement, the "Confidentiality Agreements")) shall treat all proprietary or nonpublic information obtained in connection with this Agreement and the transactions contemplated hereby as confidential in accordance with the terms of the Confidentiality Agreements.  The Selling Parties and their Representatives (as such term is defined in the Confidentiality Agreements) shall treat all proprietary or nonpublic information in respect of the HQ Parties (including, from and after the Closing the Partnership and the Business) and the transactions contemplated hereby as confidential in accordance with the terms of the Confidentiality Agreements.  The terms of the Confidentiality Agreements are hereby incorporated herein by reference.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreements shall continue in full force and effect as provided in Section 7.2 .

Section 5.4            Access to Information Subject to Section 5.3 , the Selling Parties shall cause MPCo, prior to the Business Transfer, and the Partnership, thereafter, to afford the HQ Parties and their Representatives reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities of the Business and to their books and records, and shall furnish the HQ Parties with available financial, operating and other data and information with respect to the Business as the HQ Parties may reasonably request.

Section 5.5            Filings; Authorizations

(a)               The Selling Parties, on the one hand, and Purchaser, on the other hand, shall promptly provide or file or cause to be provided or filed all necessary Governmental Filings and any additional information requested by any Governmental Entity in connection with the transactions contemplated hereby.  Each of Purchaser and Seller shall, and shall cause its Subsidiaries to, comply with any applicable post-Closing notification or filing requirements, as well as with other requirements of any antitrust, trade, competition, investment or similar Law.  Each of Purchaser and Seller shall promptly cooperate and consult with respect to the preparation and submission of any filings with a Governmental Entity that may be required by Law or be considered by either party to be desirable, as well as with respect to the preparation and submission of any information requested by a Governmental Entity, in connection with the transactions contemplated hereby, including by providing to the other party or its counsel (i) an opportunity to review and input into drafts of such filings and other written communications with a Governmental Entity prior to their finalization, (ii) any reasonably available information that may be requested for such purpose and (iii) copies of all filings and other information provided to any Governmental Entity.

(b)               Purchaser and Seller shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Entity is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Business Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement or the Implementation Transactions.  Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties shall furnish such information as may be required in connection therewith and timely seek to obtain any such actions, consents, approvals or waivers.

Section 5.6            Reasonable Best Efforts Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement and without limiting the application of the provisions of Section 5.5 , each of the parties agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done and to assist and cooperate with the other party in doing all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including: (a) the satisfaction of the conditions precedent to the obligations of Seller (in the case of Purchaser) or Purchaser (in the case of Seller); (b) the obtaining of applicable consents, waivers or approvals of any third parties; (c) the defending of any Actions challenging this Agreement, the Implementation Transactions or the performance of the obligations hereunder; and (d) the execution and delivery of such instruments, and the taking of such other actions as the other party may reasonably require in order to carry out the intent of this Agreement.

Section 5.7            Title Deficiencies

(a)                Section 5.7(a) of the Disclosure Schedule sets forth a list of title deficiencies in respect of the Real Estate (the "Title Deficiencies") and the proposed corrections thereof which have been agreed upon between the Selling Parties and the Purchaser (the "Proposed Corrections").

(b)               From the date of execution of this Agreement to the Closing Date, Seller undertakes to use its reasonable best efforts in order to cause, either directly or through MPCo or the Partnership, the Proposed Corrections indicated in Section 5.7(a) of the Disclosure Schedule in respect of the Title Deficiencies listed in Section 5.7(a) of the Disclosure Schedule to be completed.

(c)               Prior to Closing, Seller and Purchaser shall have agreed upon a list of all Title Deficiencies in respect of which the Proposed Corrections indicated in Section 5.7(a) of the Disclosure Schedule have not been completed prior to the Closing Date (the "Outstanding Title Deficiencies").

(d)                From the Closing Date until the Second Anniversary Date, Seller undertakes to use its reasonable best efforts in order to cause the Proposed Corrections indicated in Section 5.7(a) of the Disclosure Schedule in respect of the Outstanding Title Deficiencies to be completed before the Second Anniversary Date. The Proposed Corrections in respect of the Outstanding Title Deficiencies shall be completed in consultation with the Purchaser, and the Seller shall keep the Purchaser reasonably informed of the actions taken in connection with, and the status of, the Proposed Corrections in respect of the Outstanding Title Deficiencies. Purchaser shall cooperate with Seller, and shall use its reasonable best efforts in order to cause the Partnership and the General Partner to cooperate with Seller and to sign all such agreements, instruments and documents reasonably required to be signed by the Partnership or the General Partner, in connection with the completion of the Proposed Corrections in respect of the Outstanding Title Deficiencies.

(e)               When a Proposed Correction is completed before the Second Anniversary Date, whether before, on or after the Closing Date, Seller shall provide satisfactory and conclusive evidence to Purchaser, within a reasonable delay following the completion of such Proposed Correction, that such Proposed Correction has been completed. Within a reasonable delay following its receipt of such evidence, Purchaser will confirm in writing to Seller that the evidence provided by Seller that such Proposed Correction has been completed is satisfactory to Purchaser.

(f)                 The parties acknowledge and agree that, as contemplated in Section 2.1 of the Implementation Agreement, the Partnership shall be responsible to pay for all costs and expenses related to the completion of Proposed Corrections. Accordingly, Purchaser shall cause the Partnership to reimburse to Seller all costs and expenses incurred by Seller in connection with the completion of Proposed Corrections (including those relating to the cooperation of Purchaser as contemplated in Section 5.7(d)) upon presentation of invoices and supporting documentation relating to such costs and expenses together with a certificate of an officer of Seller that such expenses were incurred in order to complete Proposed Corrections, it being understood and agreed that Seller shall try to limit its reimbursement requests to not more than one request every twelve months.

Section 5.8            Termination of Agreements; Payments

(a)               As of the Closing, except for the Abitibi Power Purchase Contracts (which shall be assigned to Purchaser in accordance with the terms of the Power Purchase Contracts Assignment Agreement) and those Contracts set forth in Section 5.8(a) of the Disclosure Schedule, all Contracts between the Partnership or MPCo, on the one hand, and Seller or its Affiliates (other than the Partnership or the General Partner), on the other hand, including the

Power Reallocation Agreement (the "Terminating Contracts"), shall be terminated as between them and shall be without any further force and effect, and there shall be no further obligations of any of the relevant parties thereunder.  Purchaser agrees to take and to cause the Partnership to take any action following the Closing that would be required to give effect to the termination of the Terminating Contracts.

(b)               Except as set forth in Section 5.8(b) of the Disclosure Schedule, all inter-company accounts, whether payables or receivables, between Seller and its Affiliates (other than the Partnership), on the one hand, and MPCo or the Partnership, on the other hand, as of the Closing shall, substantially as provided in Exhibit B of the Implementation Agreement, be repaid.

Section 5.9            Support Services

Purchaser acknowledges that MPCo currently receives, and that the Partnership may receive on the Closing Date after the Business Transfer, from Seller or its Affiliates certain services ("Support Services") which are required in order to conduct the Business.  Seller and Purchaser acknowledge that the Support Services shall cease as of the Closing, and all agreements and arrangements in respect thereof shall terminate as of the Closing, with no further obligation of any party thereto (other than the repayment of any amounts owed in respect thereof through the Closing in accordance with Section 5.8(b)).

Section 5.10        Supplements to the Disclosure Schedule

The Selling Parties shall have the right from time to time prior to Closing to supplement, amend or update the Disclosure Schedule (a "Schedule Update") to reflect facts, events or circumstances, whether existing prior to, on, or after the date hereof, that would have otherwise been appropriate to include in any section of such Disclosure Schedule; provided, that:

(i)                 no Schedule Update shall cure any breach of any representation, warranty or covenant of the Selling Parties made as of the date of this Agreement;

(ii)               such Schedule Update shall be taken into account in the certificate to be provided by Seller pursuant to Section 6.2(c); and

(iii)              to the extent that such Schedule Update discloses facts, events or circumstances that occurred after the date hereof, such Schedule Update shall not be taken into account in determining whether or not the condition set forth in Section 6.2(a) has been satisfied.

Section 5.11        Undertaking by ACI

ACI expressly undertakes that it shall cause Seller to comply with its obligations under this Agreement.

Section 5.12        Books and Records

The Seller shall, voluntarily or upon written request by the Purchaser after the Closing, for a period of two (2) years following the Closing Date, use its reasonable best efforts,

to deliver to the Partnership copies of books of account, personnel records, historic documents relating to sales and purchase records, customer and supplier lists, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, business reports, plans and projections and all other documents, files, correspondence and other information in respect of the Business (whether in written or electronic form) that may reasonably require the Partnership.

Section 5.13        Repayment of Loan

Provided that Alcoa Newco then has contributed its forty percent (40%) share as contemplated in the Implementation Transactions, Purchaser shall cause the Partnership to repay to ACI, on the day immediately following the Closing Date, the full amount of the $10,000,000 loan to be owed by the Partnership to ACI pursuant to the loan agreement dated December 18, 2003 between MPCo (the rights and obligations of which will have been assigned to and assumed by the Partnership in connection with the Business Transfer), as borrower, and Seller (the rights and obligations of which will have been assigned to and assumed by ACI as part of the Implementation Transactions), as lender.

Section 5.14        No Wind-Up, Amalgamation or Transfer

The Purchaser agrees that it shall not be wound-up or amalgamate with any other person and that it shall not sell, transfer, assign or otherwise dispose of the Purchased Units at any time on or before the 10th day following the Closing Date.

Section 5.15        Audited Financial Statements

On or prior to the Closing Date, the Seller shall cause to be prepared and delivered to the Purchaser audited versions of the Business Financial Statements substantially similar in form and substance to the draft Business Financial Statements attached under Section 3.6 of the Disclosure Schedule, which shall be accompanied by an auditor's report thereon as contemplated in Section 6.2(m). The Purchaser acknowledges and agrees that the basis of accounting to be used in these audited versions of the Business Financial Statements will materially differ from GAAP as set forth in Section 3.6 of the Disclosure Schedule.

Section 5.16        Canada Revenue Agency Audit

Seller is considering requesting that the Implementation Transactions be audited by Canada Revenue Agency by way of a so‑called real time audit. If such an audit is effectively conducted by the Canada Revenue Agency, Seller shall keep Purchaser, the Partnership and the General Partner informed of the Canada Revenue Agency's audit process and, to the extent relevant to each of them, the results of such audit.

Section 5.17        Access to Computer System

For a transitional period after Closing not exceeding three months following the Closing Date, Seller shall grant to the Partnership viewer access to the Seller's AS 400 computer system in relation to the Business, free of charge and otherwise on terms and conditions acceptable to Seller, acting reasonably, provided that Seller shall not have any liability whatsoever to the Purchaser or the Partnership as a result of or in relation to the Seller granting such access to the Partnership or the Partnership accessing such system.

Article VI

CONDITIONS OF CLOSING

Section 6.1            Conditions to Obligations of Purchaser and Seller The respective obligations of Purchaser and Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver by each of Purchaser and Seller, on the Closing Date, of the following conditions:

(a)               Seller shall have obtained the Vesting Order, which shall contain a conclusion to the effect that said Vesting Order is executory, notwithstanding any appeal (or, if such a conclusion is not contained therein, the delay for appeal shall have expired without any appeal having being made within such delay or, if an appeal is made within such delay, the Vesting Order shall have been confirmed in appeal);

(b)               there shall not be any Law in effect making illegal the consummation of the Implementation Transactions or the transactions contemplated herein; and

(c)               there shall not be any order or injunction of a court of competent jurisdiction in effect prohibiting the consummation of the Implementation Transactions or the transactions contemplated herein.

Section 6.2            Additional Conditions to Obligations of Purchaser The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part in its sole discretion):

(a)               the representations and warranties of the Selling Parties contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date;

(b)               the Selling Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Selling Parties on or prior to the Closing Date, including, without limiting the generality of the foregoing, the Selling Parties shall have delivered, or caused to be delivered, to Purchaser at the Closing all the documents set forth in Section 2.3(b);

(c)               Purchaser shall have received a certificate of an executive officer of Seller that the conditions set forth in subsections (a) and (b) of this Section 6.2 have been satisfied ;

(d)               the Implementation Transactions, including the Business Transfer, shall have been completed in manner and substance satisfactory to Purchaser and the conditions for the benefit of Purchaser in the intervention of HQ Énergie Inc. to the Implementation Agreement shall have been satisfied;

(e)               the following agreements shall have been executed by all parties thereto other than the Purchaser and its Affiliates, and copies thereof executed by all parties thereto other than the Purchaser and its Affiliates shall have been delivered to the Purchaser:

(i)                 the Asset Transfer Agreement;

(ii)               the Power Purchase Contracts Assignment Agreement;

(iii)              the Deeds of Transfer;

(iv)             the Load Transfer Agreement;

(v)               the Pensions and Benefits Agreement; and

(vi)             the Mutual Release and Discharge;

(f)                 Purchaser shall have obtained an advance ruling certificate pursuant to Section 102 of the Competition Act; or the Commissioner of Competition or his authorized representative shall have advised Purchaser in writing, on terms and in a form satisfactory to Purchaser acting reasonably, that the Commissioner does not intend to make an application under Section 92 of the Competition Act with respect to the transactions contemplated by this Agreement, and neither the Commissioner nor any of its representatives shall have rescinded or amended such advice;

(g)               the Government of Québec shall have issued an order in council renewing the Water Rights Lease, effective as of February 23, 2011, for a period of at least twenty-five (25) years and on terms and conditions satisfactory to Purchaser, acting reasonably, and a copy thereof shall have been delivered to Purchaser;

(h)               the Government of Québec shall have issued an order in council authorizing the assignment of the Water Rights Lease from MPCo to Seller pursuant to the MPCo Wind-Up and from Seller to the Partnership pursuant to the Business Transfer, and a copy thereof shall have been delivered to Purchaser;

(i)                 the Government of Québec shall have issued an order in council authorizing the transactions contemplated herein, the MPCo Wind-Up and the Business Transfer in accordance with article 80 of An Act Respecting the Régie de l'Énergie, and a copy thereof shall have been delivered to Purchaser;

(j)                 since the date of this Agreement, no Material Adverse Effect in respect of the Partnership or the Business shall have occurred;

(k)               except for money owed in connection with the Lac Sainte-Anne Claims, any money owed by Seller, ACI or BCFPI or any of their respective Affiliates to Hydro-Québec or any of its Affiliates shall have been paid, or, at the discretion of Seller, an irrevocable direction of payment shall have been given by Seller to Purchaser to use a portion of the Cash Consideration Amount to pay the amount of money owed, if any, to each such person;

(l)                 except for money owed in connection with the Lac Sainte-Anne Claims, any money owed by MPCo to Hydro-Québec or any of its Affiliates shall have been paid, or, at the discretion of Seller, an irrevocable direction of payment shall have been given by Seller to Purchaser to use a portion of the Cash Consideration Amount to pay the amount of money, if any, owed to each such person;

(m)             PricewaterhouseCoopers LLP shall have delivered to Seller an executed copy of its report contemplated in Section 5.15, in a form as set forth under Section 3.6 of the Disclosure Schedule, and Seller shall have delivered a copy thereof to the Purchaser;

(n)               Purchaser shall be satisfied, acting reasonably, that neither Purchaser nor any of its Affiliates (other than the Partnership and the General Partner) has assumed any Liability in connection with any aspect of the Implementation Transactions (except pursuant to the transactions contemplated herein or any Contracts entered into by Purchaser or any of its Affiliates in connection with the Implementation Transactions);

(o)               the unionized employees of MPCo shall have executed a collective bargaining agreement with MPCo or the Partnership applicable to said employees, on terms and conditions satisfactory to each of Purchaser and the Partnership; provided that, in the event the new collective bargaining agreement is not signed with MPCo or the Partnership on terms and conditions acceptable to the Purchaser and the Partnership prior to Closing, then the parties will consider a scenario whereby the MPCo employees will be transferred to Seller and retained by Seller, and Seller and the Partnership will conclude an agreement whereby these employees will provide services to the Partnership on terms and conditions to be agreed upon between Seller, Purchaser and the Partnership;

(p)               Purchaser shall be satisfied, acting reasonably, that neither the Partnership nor the General Partner has assumed any Excluded Liability;

(q)               the relevant Governmental Entity shall have pre-approved (orally or in writing) the Deeds of Transfer for publication at the Land Register;

(r)                the Vesting Order shall have been published by Seller at the Land Register, without adverse entry;

(s)                The 161Kv substation on lot 3 683 759 of the Cadastre of Québec, Registration Division of Saguenay shall have been transferred to MPCo upon terms and conditions satisfactory to Purchaser and Seller, such transfer to occur either by way of transfer of lot 3 683 759 of the Cadastre of Québec, Registration Division of Saguenay to MPCo or by way of a cadastral operation to attribute a separate cadastral number to the 161Kv power station;

(t)                 Purchaser shall have obtained from the Government of Québec or any other relevant Governmental Entity assurance satisfactory to Purchaser, acting reasonably, that it will grant servitudes to the Partnership for parts of the Transmission Line Networks currently erected (i) on land leased pursuant to expired leases registered at the Land Register under numbers 44621, 44066 and 107892 (save for lot 2 904 146 of the Cadastre of Québec, now owned by Seller) and (ii) on public land where no servitude currently exists, as identified in the Proposed Corrections set forth in Section 5.7(a) of the Disclosure Schedule;

(u)               Seller and Purchaser, acting reasonably, shall have agreed upon the list of Outstanding Title Deficiencies contemplated at Section 5.7(c); and

(v)               the Power Reallocation Agreement shall have been terminated, and written evidence of such termination shall have been delivered to Purchaser.

Section 6.3            Additional Conditions to Obligations of the Seller The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part in its sole discretion):

(a)               the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date;

(b)               Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, including, without limiting the generality of the foregoing, Purchaser shall have delivered, or caused to be delivered, to Seller at the Closing all the documents set forth in Section 2.3(c);

(c)               Seller shall have received a certificate of an executive officer of Purchaser or Hydro-Québec that the conditions set forth in subsections (a) and (b) of this Section 6.3 have been satisfied ;

(d)               Purchaser shall have obtained an advance ruling certificate pursuant to Section 102 of the Competition Act; or the Commissioner of Competition or his authorized representative shall have advised Purchaser in writing, on terms and in a form satisfactory to Purchaser acting reasonably, that the Commissioner does not intend to make an application under Section 92 of the Competition Act with respect to the transactions contemplated by this Agreement, and neither the Commissioner nor any of its representatives shall have rescinded or amended such advice;

(e)               the Implementation Transactions, including the Business Transfer, shall have been completed and the conditions for the benefit of Seller in the Implementation Agreement shall have been satisfied;

(f)                 the following agreements shall have been executed by all parties thereto other than Seller and its Affiliates, and copies thereof executed by all parties thereto other than Seller and its Affiliates shall have been delivered to Seller:

(i)                 the Power Purchase Contracts Assignment Agreement;

(ii)               the Load Transfer Agreement; and

(iii)              the Mutual Release and Discharge;

(g)               Hydro-Québec shall have paid BCFPI for all electricity purchased by Hydro-Québec from BCFPI's Gatineau Mill since March 1, 2009;

(h)               Seller and Alcoa Canada shall have reached an agreement, in writing, as regards to the terms and conditions (including security ranking) upon which the ULC DIP Loans (as such term is defined in Section 2.5.3 of the Implementation Agreement) may be made to ACI or Seller, and such terms and conditions shall have been approved by the Court;

(i)                 Seller and the Partnership shall have entered into an agreement on terms and conditions satisfactory to Seller, Purchaser and Alcoa Canada, acting reasonably, for the provision of transformation and transmission services by the Partnership to Seller to transform and deliver the electricity delivered by Hydro-Québec to the benefit of Seller at the "Hauterive" delivery point pursuant to the Contrat de fourniture d'électricité dated December 9, 1996 between Hydro-Québec and Seller (as successor in interest to Donohue QUNO Inc.) to the Baie-Comeau paper plant of Seller, including any extension thereof. Such agreement shall, inter alia, provide that the transformation and transmission services shall be provided to Seller without any fee payable by Seller, unless the Partnership becomes legally required to charge fees to Seller for such services, in which case the Partnership shall charge the lowest fees which it is legally required to charge Seller under applicable laws;

(j)                 closing of the sale to Hydro-Québec TransÉnergie, on an "as is, where is" basis, of the Seller's rights, titles and interests in (i) the six 69 kV transmission lines of the Seller in or near Baie-Comeau, Province of Québec, as such are commonly known as lines L1, L2, L3, L4, L9 and L17 (L17-1 & L17-2), and (ii) the servitudes and leases relating to the lands on which those lines are erected, the whole in consideration of the payment by Hydro-Québec TransÉnergie to the Seller of an amount of $1 and the assumption by Hydro-Québec TransÉnergie of all Liabilities in connection with such property; and

(k)               the conditions set forth in paragraphs (h), (i), (s), (t) and (u) of Section 6.2 shall have been fulfilled, and written evidence of the fulfillment of such conditions shall have been delivered to Seller .

Article VII

TERMINATION

Section 7.1            Termination of Agreement This Agreement may be terminated at any time on or prior to the Closing Date as follows:

(a)               by mutual written consent of the Purchaser and Seller;

(b)               (i) by Purchaser if any of the conditions in Section 6.1 or Section 6.2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser or Hydro-Québec to comply with their obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 6.1 or Section 6.3 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

(c)               by either Purchaser or Seller if a material breach of any provision of this Agreement has been committed by any other party (that is not an Affiliate thereof) and such breach has not been waived;

(d)               by written notice of Purchaser to Seller if the Closing shall not have occured on or before December 31, 2010; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Purchaser if the failure of Purchaser to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date ; or

(e)               by written notice of the Selling Parties to Purchaser if the Closing shall not have occurred on or before December 31, 2010; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to the Selling Parties if the failure of the Selling Parties to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date .

Section 7.2            Effect of Termination In the event of termination of this Agreement by a party pursuant to Section 7.1 , written notice thereof shall forthwith be given by the terminating party to the other parties, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties, except that the provisions of Section 5.3 , Section 9.2 , Section 9.3 , Section 9.4 , Section 9.5 , Section 9.6 , Section 9.7 , Section 9.8 , Section 9.9 and Section 9.13 and this Section 7.2 shall survive the termination of this Agreement; provided , however , that such termination shall not relieve any party of any Liability for any breach of this Agreement that has occurred prior to such termination.

Article VIII

INDEMNIFICATION

Section 8.1            Survival

(a)               The representations and warranties contained herein or in the Power Purchase Contracts Assignment Agreement shall survive the Closing until the date that is two (2) years following the Closing Date and shall thereupon terminate; provided, however, that the representations and warranties made by (i) the Selling Parties in Section 3.1, Section 3.2, Section 3.5, Section 3.8, and Section 3.14, and (ii) Purchaser in Section 4.1 and Section 4.2, shall survive the Closing indefinitely .

(b)               A Claim for any breach of any of the representations and warranties of the Selling Parties contained in this Agreement involving fraud or fraudulent misrepresentation shall survive and continue in full force and effect without limitation of time.

(c)               All covenants and agreements contained herein that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date, shall survive the Closing in accordance with their terms.  All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate.

Section 8.2            Obligations of the Selling Parties

If the Closing occurs, subject to the terms of this Article VIII, the Selling Parties shall solidarily indemnify and hold harmless Purchaser, its Affiliates (excluding, for greater certainty, as at and from the Closing, the Partnership and the General Partner) and their respective directors and officers (collectively, the "HQ Indemnified Parties"), from and against any (i) losses, damages, Liabilities, claims, interest, penalties, judgments, settlements and costs and expenses (including reasonable attorneys' fees and court costs) (collectively, "Losses") incurred by any HQ Indemnified Party resulting from any breach of any of the representations or warranties of the Selling Parties in this Agreement or of Seller in the Power Purchase Contracts Assignment Agreement, (ii) Losses incurred by any HQ Indemnified Party resulting from any breach in any material respect of any of the covenants or agreements of the Selling Parties in this Agreement that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date; (iii) Losses incurred by any HQ Indemnified Party or the Partnership resulting from or related to any Title Deficiencies (other than the reimbursement of costs and expenses related to the completion of Proposed Corrections, as contemplated in Section 5.7(f)); and (iv) Losses incurred by any HQ Indemnified Party resulting from any breach by Seller of its obligations pursuant to Section 1.2 of the Power Purchase Contracts Assignment Agreement.

Section 8.3            Obligations of Purchaser

If the Closing occurs, subject to the terms of this Article VIII, Purchaser shall indemnify and hold harmless the Selling Parties and their respective directors and officers (collectively, the "Abitibi Indemnified Parties") from and against any (i) Losses incurred by any Abitibi Indemnified Party resulting from any breach of any of the representations or warranties of Purchaser in this Agreement or the Power Purchase Contracts Assignment Agreement, (ii) Losses incurred by any Abitibi Indemnified Party resulting from any breach in any material respect of any of the covenants or agreements of Purchaser in this Agreement that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date, and (iii) Losses incurred by any Abitibi Indemnified Party or the Partnership resulting from or related to any Title Deficiencies.

Section 8.4            Indemnification Procedures

(a)               In the event that any Action is commenced by a third party involving a claim for which a party required to provide indemnification hereunder (an "Indemnifying Party") may be liable to a party entitled to indemnification (an "Indemnified Party") hereunder (an "Asserted Liability"), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Asserted Liability (the "Claim Notice"); provided that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent of any prejudice to the Indemnifying Party as a result of such delay.  Subject to the provisions of Section 8.4(b), the Indemnifying Party shall have 30 days from its receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party's sole cost and expense and by counsel of its own choosing, to defend against such Asserted Liability, provided, however, that an Indemnifying Party shall be permitted to defend any Asserted Liability only after having acknowledged in writing to the Indemnified Party that the Indemnifying Party would be required to provide indemnification in the event its defense of such Asserted Liability proved unsuccessful.  If the Indemnifying Party undertakes to defend against such Asserted Liability, (i) the Indemnifying Party shall use its reasonable best efforts to defend and protect the interests of the Indemnified Party with respect to such Asserted Liability and (ii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to any settlement which does not contain an unconditional release of the Indemnified Party from the subject matter of the settlement or that contains an admission of liability or wrongdoing.  The Indemnified Party shall have the right to participate in the defence against any Asserted Liability at its own expense.  Notwithstanding the foregoing, in any event, the Indemnified Party shall have the right to control, pay or settle any Asserted Liability which the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party.  If the Indemnifying Party undertakes to defend against such Asserted Liability, the Indemnified Party shall fully render to the Indemnifying Party and its counsel such assistance and cooperation as may be required to ensure the proper and adequate defence and settlement of such claim or demand.

(b)               In the case of any Asserted Liability for Taxes, if the Indemnifying Party does not undertake within the Notice Period to defend against such Asserted Liability, then the Indemnified Party shall have the right to defend and the Indemnifying Party shall bear the reasonable costs and expenses of the Indemnified Party of such defence.  In such case, the Indemnified Party shall control the investigation and defence and may settle or take any other actions the Indemnified Party deems reasonably advisable without in any way waiving or otherwise affecting the Indemnified Party's rights to indemnification pursuant to this Agreement.  The Indemnified Party and the Indemnifying Party agree to make available to each other, their counsel and other representatives, all information and documents available to them which relate to such claim or demand.  The Indemnified Party and the Indemnifying Party also agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defence and settlement of such claim or demand.

(c)               The Indemnifying Party shall use its reasonable efforts to make available to the Indemnified Party those employees whose assistance, testimony or presence is necessary or desirable, in the Indemnified Party's reasonable determination, to assist the Indemnified Party in evaluating and defending against any Asserted Liability and, upon request of the Indemnified Party shall make available to the Indemnified Party or its representatives on a timely basis all documents, records and other materials in the possession of the Indemnifying Party, at the expense of the Indemnifying Party, reasonably required by the Indemnified Party for its use in defending any such Asserted Liability.

(d)               In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification Claim has been made or could be made under any other representation, warranty, covenant, or agreement and shall be computed net of (i) payments recoverable by the Indemnified Party or the Partnership under any insurance policy with respect to such Losses, (ii) any prior or subsequent recovery by the Indemnified Party or the Partnership from any Person with respect to such Losses and (iii) any tax benefit receivable by the Partnership or the Indemnified Party with respect to such Losses.

(e)               Notwithstanding any other provision of this Agreement, (a) Claims pursuant to Section 8.2(i) and (ii) and  Section 8.3(i) and (ii) for indemnification with respect to the representations, warranties and covenants made by the Selling Parties or Purchaser may not be made after the expiration of the applicable time period set forth in Section 8.1 and (b) Claims pursuant to Section 8.2(iii) may not be made after the Second Anniversary Date. Claims for indemnification made with reasonable specificity by the Indemnified Party within the time periods set forth in this Section 8.4(e) shall survive until such Claim is finally and fully resolved.

(f)                 For greater certainty, as Purchaser will, from the Closing Date, be the holder, either directly or indirectly through the General Partner, of units of the Partnership representing a 60% ownership interest in the Partnership, the parties hereto acknowledge that any indemnification payable to the HQ Indemnified Parties hereunder arising from an inaccuracy in or a breach of a representation or warranty or covenant of the Selling Parties relating to the Partnership or the Business (including any indemnification payable pursuant to Section 8.2(iii)) shall not exceed 60% of the Losses to the Partnership or the Business in respect of such inaccuracy or breach, Liability or obligation.

(g)               Notwithstanding any provision of this Agreement, except for Losses arising from, or with respect to, (i) fraud, (ii) breach of the representations and warranties relating to title to the Purchased Securities contained in Section 2.1 of this Agreement, or (iii) any Excluded Liabilities, the aggregate liability of the Selling Parties in respect of Claims of Purchaser and the HQ Indemnified Parties under this Agreement shall not exceed $123 million.

(h)               To the extent that an Indemnifying Party makes any payment pursuant to this Article VIII in respect of Losses for which an Indemnified Party or any of its Affiliates have a right to recover against a third party (including an insurance company), the Indemnifying Party shall be subrogated to the right of the Indemnified Party or any of its Affiliates to seek and obtain recovery from such third party.

(i)                 Notwithstanding any other provision of this Agreement, in no event shall the Selling Parties or Purchaser be liable for punitive damages or any special, incidental, indirect or consequential damages of any kind or nature, regardless of the form of action through which such damages are sought.  In no event shall the Selling Parties or Purchaser be liable for lost profits resulting from an alleged breach of this Agreement, even if under applicable Laws, such lost profits would not be considered consequential or special damages.

(j)                 The indemnification procedures set forth in this Section 8.4 shall be subject to the provisions relating to the Holdback Amount and Purchaser's rights related thereto set forth in Section 2.2.

(k)               Notwithstanding any other provisions of this Agreement, the Selling Parties shall not have the obligation, pursuant to this Article VIII, to indemnify and save harmless the HQ Indemnified Parties against and from a Claim or a Loss in respect of which any of the Selling Parties or any of their Affiliates have the obligation to indemnify and save harmless the Partnership under the Implementation Agreement or the Asset Transfer Agreement.

(l)                   The Indemnifying Party's liability to an Indemnified Party under this Agreement shall be reduced to the extent that the Indemnified Party fails to mitigate or is negligent in mitigating its damages. Accordingly, the Indemnifying Party shall have no liability in respect of the increase in the amount of any Loss, to the extent that such increase arises due to the failure or negligence of the Indemnified Party.

(m)             If the use of Real Estate or the operation of the Business changes after the Closing Date, the liability of the Selling Parties under this Agreement shall not be greater than it would have been had such use or operation not changed.

(n)               The right to indemnification provided for in this Article VIII constitutes the sole and exclusive remedy available to Purchaser and the HQ Indemnified Parties from and after the Closing Date with respect to any and all inaccuracies or breaches of representations, warranties, covenants, conditions, agreements or obligations contained in this Agreement.

(o)               Any payment made pursuant to this Article VIII by an Indemnifying Party to an Indemnified Party (including, if the Indemnifying Party is the Selling Parties, any reduction of the Holdback Amount in accordance with Section 2.2) shall be treated as a downward adjustment in the Purchase Price if the Indemnifying Party is the Selling Parties and as an upward adjustment in the Purchase Price if the Indemnifying Party is Purchaser.

Article IX

MISCELLANEOUS

Section 9.1            Assignment; Binding Effect This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by each of Purchaser and Seller; provided , however , that HQ Énergie Inc. may, by written notice to be sent to the Seller prior to the Closing Date (and without such consent), assign its rights hereunder to Hydro-Québec or any of Hydro-Québec's wholly owned Subsidiaries (the "Permitted Assignee"), in which case (a) such Permitted Assignee shall be the Purchaser hereunder, shall be entitled to all of the rights of the Purchaser hereunder and shall assume and be responsible for all obligations of the Purchaser hereunder and (b) HQ Énergie Inc. shall be relieved of all obligations hereunder. Subject to the foregoing, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

Section 9.2            Governing Law s and Election of Jurisdiction

This Agreement shall in all respects be governed by and construed in accordance with the Laws in force in the Province of Québec and the Laws of Canada applicable therein.  The parties hereby irrevocably submit to the exclusive jurisdiction of the courts in the judicial district of Montréal, Québec for the purpose of any dispute, controversy or claim arising out of or in connection with this Agreement and waive any and all objections to jurisdiction that they may have under the Laws of such jurisdiction or any other jurisdiction.

Section 9.3            Notices All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when sent by telecopy or facsimile (which is confirmed by the intended recipient), and (c) when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser, to:

Hydro-Québec, Production
75 René-Lévesque West, Blvd.
 Montréal, Québec  H2Z 1A4
Attn:   President
Fax:     (514) 289-3254

- and -

Hydro-Québec
75 René-Lévesque West, Blvd.
Montréal, Québec  H2Z 1A4
Attn: Executive Vice-President, Corporate Affairs and Secretary General

                                with copies, in the case of notice to Purchaser, to:

Ogilvy Renault LLP
1 Place Ville-Marie
Suite 2500
Montréal, Québec H3B 1R1
Attn:   Gino Martel
            Niko Veilleux
Fax:     (514) 286-5474

                                If to Seller or ACI, to:

Abitibi-Consolidated Company of Canada

1155 Metcalfe Street
Suite 800
Montréal, Québec  H3B 5H2
Attn:    Legal Department
Fax:     (514) 394-3644

                                with copies, in the case of notice to Seller or ACI, to:

McCarthy Tetrault LLP
1000 De La Gauchetière Street West, Suite 2500
Montréal, Québec  H3B 0A2
Attn:   Marc Dorion
Fax:     (514) 397-5676

Section 9.4            Headings The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 9.5            Fees and Expenses Each party shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 9.6            Entire Agreement This Agreement (including the Exhibits and Schedules) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 9.7            Interpretation

(a)               When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of or to this Agreement unless otherwise indicated.

(b)               Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

(c)               When a reference in this Agreement is made to a "party" or "parties," such reference shall be to a party or parties to this Agreement unless otherwise indicated.

(d)               Unless the context requires otherwise, the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words in this Agreement refer to this entire Agreement.

(e)               Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(f)                 References in this Agreement to "dollars" or "$" are to Canadian dollars.

(g)               Except as otherwise specifically provided herein, where any action is required to be taken on a particular day and such day is not a Business Day and, as a result, such action cannot be taken on such day, then this Agreement shall be deemed to provide that such action shall be taken on the first Business Day after such day.

(h)               This Agreement was prepared jointly by the parties and no rule that it be construed against the drafter will have any application in its construction or interpretation.

Section 9.8            Waiver and Amendment This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by Purchaser and Seller.  Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.9            Counterparts; Facsimile Signatures This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties notwithstanding the fact that all of the parties are not signatory to the original or the same counterpart.  For purposes of this Agreement, facsimile signatures shall be deemed originals.

Section 9.10        Third-Party Beneficiaries This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder

Section 9.11        Specific Performance The parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

Section 9.12        Language The parties confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les signataires confirment leur volonté que la présente convention, de même que tous les documents s'y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.

Section 9.13        Severability If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.  The parties shall engage in good faith negotiations to replace any provision which is declared invalid, illegal or unenforceable with a valid, legal and enforceable provision, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision which it replaces.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

ABITIBI-CONSOLIDATED INC.

By:     ______________________________

            Name:

            Title:

ABITIBI-CONSOLIDATED COMPANY OF CANADA

By:     ______________________________

            Name:

            Title:

HQ ÉNERGIE INC.

By:     ______________________________

            Name:

            Title:

EXHIBIT A TO ACQUISITION AGREEMENT -

FORM OF ASSET TRANSFER AGREEMENT

ASSET TRANSFER AGREEMENT

BETWEEN

ABITIBI-CONSOLIDATED COMPANY OF CANADA

AND

MANICOUAGAN POWER LIMITED PARTNERSHIP

MADE AS OF

●, 2009

McCarthy Tétrault LLP

ii

6.04	Benefit of the Agreement	17
6.05	Entire Agreement	17
6.06	Amendments and Waivers	18
6.07	Assignment	18
6.08	Notices	18
6.09	Governing Law	20
6.10	Attornment	20
6.11	Counterparts	20
6.12	Electronic Execution	20

ASSET TRANSFER AGREEMENT

THIS AGREEMENT is made as of ●, 2009

BETWEEN

Abitibi-Consolidated Company of Canada , a company existing under the laws of the Province of Québec ("ACCC")

-  and  -

Manicouagan Power Limited Partnership , a limited partnership created under the laws of the Province of Québec (the "Partnership"), acting and represented by its general partner, Manicouagan Power General Partner ULC, an unlimited liability company existing under the laws of the Province of Nova Scotia (the "General Partner")

WHEREAS ACCC, Abitibi-Consolidated Inc. ("ACI"), Alcoa Canada Ltée ("Alcoa Canada"), Alcoa Ltd. and Manicouagan Power Company ("MPCo") are parties to an implementation agreement dated September 3, 2009 (the "Implementation Agreement"), to which HQ Énergie Inc., a wholly-owned, direct subsidiary of Hydro-Québec, intervened, which describes certain transactions in respect of MPCo and the Business (as hereinafter defined) that such parties agreed to implement;

WHEREAS, pursuant to one of the transactions contemplated in the Implementation Agreement, namely the wind-up of MPCo into ACCC (the "Wind-Up"), ACCC and MPCo entered into a liquidation agreement dated ●, 2009 (the "Liquidation Agreement"), pursuant to which, prior to the Effective Time (as hereinafter defined), (a) MPCo conveyed, transferred and assigned to ACCC all of the right, title and interest of MPCo in and to all of its property and assets, both corporeal and incorporeal and both movable and immovable, wherever situate (collectively, the "MPCo Assets"); and (b) ACCC assumed all of the Liabilities (as hereinafter defined) of MPCo  (collectively, the "MPCo Liabilities");

AND WHEREAS ACCC wishes to sell, convey, transfer and assign the Acquired Assets (as hereinafter defined) to the Partnership, and the Partnership wishes to acquire the Acquired Assets from ACCC, upon and subject to the terms and conditions set out in this Agreement;

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

Article 1 - INTERPRETATION

1.01           Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

"97(2) Assets" has the meaning set out in Section 2.07(4).

"Abitibi Power Purchase Contracts" has the meaning set out in Section 2.01(1)(h)(i);

"Alcoa Power Purchase Contracts" has the meaning set out in Section 2.01(1)(h)(i);

"ACCC" has the meaning set out in the recitals.

"ACCC Indemnitees" has the meaning set out in Section 5.03.

"ACI" has the meaning set out in the preamble.

"Acquired Assets" means the MPCo Assets other than the Excluded Assets.

"Affiliate" means a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" means this asset transfer agreement, including its recitals and schedules, as amended from time to time.

"Alcoa Canada" has the meaning set out in the preamble.

"Applicable Law" means

(i)         any applicable domestic or foreign law including any statute or subordinate legislation; and

(ii)        any applicable guideline, directive, rule, standard, requirement, policy, order, judgment, injunction, award or decree of a Governmental Authority having the force of law.

"Assumed Liabilities" means the MPCo Liabilities (but excluding the Excluded Liabilities) including, without limiting the generality of the foregoing, all of the following MPCo Liabilities:

(i)         under or in connection with the $5,000,000 line of credit granted by the Canadian Imperial Bank of Commerce to MPCo pursuant to the summary terms and conditions dated April 10, 2001 between the Canadian Imperial Bank of Commerce and MPCo;

(ii)        under or in connection with the loan agreement dated December 18, 2003 between MPCo, as borrower, and ACCC (which has assigned all of its rights thereunder to ACI on the date hereof, prior to the Wind-Up), as lender, in respect of a $10,000,000 loan to MPCo;

(iii)       under or in connection with Lac Sainte‑Anne Claims; and

(iv)       the obligations and liabilities set out in Section 4.01.

"Business" means the business owned and operated by MPCo immediately prior to the Wind-Up.

"Business Day" means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in Montréal, Québec.

"Claim" means any actual or threatened civil, criminal, administrative, regulatory, arbitral or investigative inquiry, action, suit, investigation or proceeding and any claim or demand resulting therefrom or any other claim or demand of whatever nature or kind.

"Class A Units" means the class A units in the capital of the Partnership, which class A units have attached thereto the rights, privileges, restrictions and conditions set forth in the Partnership Agreement.

"Contract" means any contract, agreement, commitment, promise or undertaking (whether written or oral) that is legally binding   and which relates to the Business or the Acquired Assets and to which ACCC (as assignee of MPCo further to the Wind-Up) is a party or by which ACCC (as assignee of MPCo further to the Wind-Up) is bound.

"CRA" has the meaning set out in Section 2.08.

"Effective Time" means [11:30 a.m.] on ●, 2009.

"Employees" means all of the employees of MPCo employed in the Business immediately prior to the Wind-Up.

"Encumbrance" means any lien, encumbrance, security interest, pledge, servitude, lease, charge, preemptive right, right of first refusal, option to purchase, encroachments and imperfections of title in regard to real property, mortgage, hypothecation, restriction on transfer of title, adverse claim, title retention agreement of any nature or kind, or other encumbrance, other than Permitted Encumbrances.

"Environmental Authorities" means all Governmental Authorities charged with enforcing any of the Environmental Laws and any duly appointed agent of any such Governmental Authority acting within his or her authority.

"Environmental Laws" means all Applicable Laws in respect of the environment and the protection of the environment.

"Environmental Permits" means all Permits listed in Part A of Schedule 2.01(1)(i) issued or granted to MPCo by Environmental Authorities pursuant to any Environmental Law related to the Business.

"Equipment" has the meaning set out in Section 2.01(1)(d).

"Equipment Leases" has the meaning set out in Section 2.01(1)(h)(v).

"Excluded Assets" means (i) any Tax refund relating to the Acquired Assets or the Business for a period preceding the Effective Time, (ii) the shares of 3239432 Nova Scotia Company, and (iii) all Plans and all assets related thereto.

"Excluded Liabilities" has the meaning set out in Section 2.06.

"FMV" has the meaning set out in Section 2.04(a).

"GAAP" means generally accepted accounting principles in Canada, as in effect from time to time.

"General Partner" has the meaning set out in the recitals.

"Governmental Authority" means any Canadian federal, provincial, municipal or local government, or any other governmental, regulatory or administrative authority, or any agency, board, department, commission, court, tribunal or instrumentality thereof.

"GST" has the meaning set out in Section 2.07(1).

"Implementation Agreement" has the meaning set out in the preamble.

"Intellectual Property" means intellectual property of any nature and kind including all domestic and foreign trade-marks, business names, trade names, domain names, trading styles, patents, trade secrets, software, industrial designs and copyrights, whether registered or unregistered, and all applications for registration thereof, and inventions, formulae, recipes, product formulations, processes and processing methods, technology and techniques and know-how.

"Inventories" means all inventories of materials, supplies, tooling, service parts, spare parts, fuels and other goods used in the Business.

"IP License Agreements" has the meaning set out in Section 2.01(1)(h)(vi).

"Lac Sainte-Anne Claims" means, collectively, any and all fees and other amounts payable by MPCo (or its successors) to Hydro-Québec or any of its Affiliates, and any and all claims of Hydro-Québec and its Affiliates against MPCo (or its successors), in connection with or in relation to the regulation of the flow-rate of the Manicouagan river made by Hydro-Québec at or from the Lac Sainte-Anne reservoir, whether pursuant to the agreement between MPCo and Hydro-Québec dated September 17, 1956 (as same may have been modified, amended, restated, supplemented and/or extended from time to time) or pursuant to any other agreement that might have been or might be entered into between MPCo and Hydro-Québec, or otherwise, and including any and all obligations and liabilities of MPCo (or its successors) under any and all of the aforementioned agreements.

"Land Register" means the Registry Office for the Registration Division of Saguenay or any other applicable registration division, as the case may be.

"Leased Real Property" has the meaning set out in the definition of "Water Rights Lease" in this Section 1.01.

"Liability" means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, and whether or not required under GAAP to be accrued on the financial statements of such Person.

"Liquidation Agreement" has the meaning set out in the preamble.

"Losses" has the meaning set out in Section 5.02.

"MPCo" has the meaning set out in the preamble.

"MPCo Assets" has the meaning set out in the preamble.

"MPCo Liabilities" has the meaning set out in the preamble.

"MRQ" has the meaning set out in Section 2.07(1).

"Owned Intellectual Property" has the meaning set out in Section 2.01(1)(g).

"Owned Real Property" has the meaning set out in Section 2.01(1)(a).

"Partnership" has the meaning set out in the recitals.

"Partnership Agreement" means the limited partnership agreement entered into as of September 24, 2009 between ACCC and the General Partner, pursuant to which the Partnership was created.

"Partnership Indemnitees" has the meaning set out in Section 5.02.

"Pension and Benefits Agreement" has the meaning set out in Section 4.02.

"Permitted Encumbrances" has the meaning set out in Exhibit A.

"Permits" means all permits, consents, waivers, licences, certificates, certificates of authorization, approvals, authorizations, registrations, franchises, rights, privileges, quotas and exemptions, or any item with a similar effect, issued or granted by any person.

"Person" means an association, a corporation, an individual, a partnership, a limited partnership, a limited liability company, an unlimited liability company, a trust or any other entity or organization, including a Governmental Authority.

"Plans" means (i) all retirement, pension, supplemental pension, savings, retirement savings, retiring allowance, bonus, profit sharing, stock purchase, stock option, phantom stock, share appreciation rights, deferred compensation, change of control, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short term or long term disability, salary continuation, incentive, compensation or other employee benefit plan, program, arrangement, policy or practice, whether written or oral, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured that is maintained or otherwise contributed to, or required to be contributed to, by or on behalf of MPCo (immediately prior to the Wind-Up), ACCC or any of their respective Affiliates for the benefit of current or former employees, directors, officers, shareholders, independent contractors or agents of MPCo (immediately prior to the Wind-Up), ACCC or any of their respective Affiliates other than government sponsored pension, employment insurance, workers compensation and health insurance plans and (ii) "Plans" as defined in the Implementation Agreement.

"Purchase Price" has the meaning set out in Section 2.02.

"QST" has the meaning set out in Section 2.07(1).

"September Order" has the meaning set out in Section 6.05.

"Servitude Real Property" has the meaning set out in Section 2.01(1)(h)(iv).

"Tax" means (a) any foreign, federal, provincial, state, municipal, school, county or local income, capital, sales and use, value added (including GST and QST), excise, franchise, real and personal property, land transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or other tax, duty, fee, assessment, deficiency, imposition, Liability or charge imposed by any taxing authority, including any Canada, Québec or other government pension plan premium or contribution, social security or employment insurance premium, deductions at source, withholding tax, and any interest, penalties or fines related thereto or in addition thereto, and (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition of "Tax" as a result of any express obligation to indemnify any other Person or as a result of any obligations under any agreement or arrangements with any other Person with respect to such amounts.

"Tax Act" means the Income Tax Act (Canada).

"Transfer Taxes" has the meaning set out in Section 2.08.

"Vesting Order" has the meaning set out in Section 6.05.

"Water Rights Lease" means the lease executed before Jean Panneton, notary, bearing his minute number 2104 dated January 23, 1957 between MPCo and the Government of the Province of Québec and registered at the Land Register under number 159 778, as completed by supplemental deed registered at the Land Register under number 159 779, as extended on February 23, 1986, as amended from time to time by deeds of abandonment registered at the Land Register under numbers 65 067, 157 076, 177 038, 194 234 and 11 629 819, undertakings of abandonment registered at the Land Register under number 164 005 and by letters of abandonment dated April 13, 2001, July 18, 2003, March 3, 2006, May 9, 2008, May 12, 2008 and May 13, 2008 (i) pursuant to which MPCo held, prior to the Wind-Up, and pursuant to which ACCC holds, after the Wind-Up, superficies or other right to use or occupy interests in real property or water power rights (forces hydrauliques) used in the Business and (ii) under which MPCo was, prior to the Wind-Up, and under which ACCC is, after the Wind-Up, a tenant of the parcel of the real property described thereunder (the "Leased Real Property").

"Wind-Up" has the meaning set out in the preamble.

1.02           Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.  The terms "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof.  Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

1.03           Extended Meanings

In this Agreement words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and Governmental Authorities.  The term "including" means "including without limiting the generality of the foregoing" and the term "third party" means any person other than ACCC and the Partnership.

1.04           Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.05           Currency

All references to currency herein are to lawful money of Canada.

1.06           Schedules

The following are the Schedules to this Agreement:

Exhibit A	-	Permitted Encumbrances
Schedule 2.01(1)(a)	-	Owned Real Property;
Schedule 2.01(1)(d)	-	Equipment;
Schedule 2.01(1)(g)	-	Owned Intellectual Property;
Schedule 2.01(1)(h)(i)	-	Power Purchase Contracts;
Schedule 2.01(1)(h)(ii)	-	Interconnection Contracts;
Schedule 2.01(1)(h)(iv)	-	Servitude Real Property;
Schedule 2.01(1)(h)(v)	-	Equipment Leases;
Schedule 2.01(1)(h)(vi)	-	IP License Agreement;
Schedule 2.01(1)(h)(vii)	-	Other Contracts;
Schedule 2.01(1)(i)	-	Environmental Permits and Other Permits;
Schedule 2.02	-	Purchase Price of Acquired Assets and

Allocation; and
Schedule 4.02	-	Form of Pension and Benefits Agreement.

Article 2 - TRANSFER OF ASSETS

2.01           Transfer of Acquired Assets

(1)                It is the intention of the parties hereof that the Business, as an active business, be hereby sold by ACCC and purchased by the Partnership as of the Effective Time upon the terms set forth herein.  Upon and subject to the terms and conditions hereof, as of and with effect from the Effective Time, ACCC hereby sells, conveys, transfers and assigns to the Partnership, on an "as is" and "where is" basis (except as specifically set forth in Section 3.01), and the Partnership hereby acquires from ACCC, the Acquired Assets as an active business with the intent to carry on the Business including, without limiting the generality of the foregoing, all of the right, title, benefit and interest of ACCC in and to the following:

(a)                 the immovable property described in Schedule 2.01(1)(a) (the "Owned Real Property");

(b)                the dam and all dikes, tunnels, reservoirs, water intakes, spillway, tailraces, turbines, transmission lines (including all useful or necessary ties), roadways, plants, buildings, substations, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situate on or under the Leased Real Property, the Servitude Real Property or the Owned Real Property or forming part of the Owned Real Property or situate on lands over which MPCo does not have any underlying permission to occupy;

(c)                 all rights, title and interests in the Leased Real Property and in the Servitude Real Property;

(d)                all machinery and equipment (other than fixed machinery and fixed equipment referred to in Section 2.01(1)(b)) and all vehicles, tools, handling equipment, furniture, furnishings, computer hardware and peripheral equipment, supplies and accessories used in the Business (collectively, the "Equipment"), including the Equipment listed in Schedule 2.01(1)(d);

(e)                 all Inventories ;

(f)                  all accounts receivable of the Business (including all accrued receivables from Alcoa Canada and its Affiliates);

(g)                 all Intellectual Property owned by ACCC (as assignee of MPCo further to the Wind‑Up) and used in the Business (the "Owned Intellectual Property"), including the Intellectual Property listed in Schedule 2.01(1)(g);

(h)                 all Contracts related to the Business excluding, however, any Contracts relating to any Excluded Liability, but including, without limitation:

(i)                   all of the rights, title, benefit and interest of ACCC (as assignee of MPCo further to the Wind‑Up) in and to (A) the power purchase Contracts with Alcoa Canada listed in Part 1  of Schedule 2.01(1)(h)(i) (the "Alcoa Power Purchase Contracts") and (B) the power purchase Contracts with ACCC listed in Part 2  of Schedule  2.01(1)(h)(i) (the "Abitibi Power Purchase Contracts");

(ii)                 the interconnection Contracts listed in Schedule 2.01(1)(h)(ii);

(iii)                the Water Rights Lease;

(iv)               all Contracts pursuant to which ACCC (as assignee of MPCo further to the Wind-Up) has been granted servitudes on immovable property in relation to the Business (the "Servitude Real Property"), including those listed in Schedule 2.01(1)(h)(iv);

(v)                 all Contracts pursuant to which ACCC (as assignee of MPCo further to the Wind-Up) leases machinery or equipment used in the Business (the "Equipment Leases "), including the Equipment Leases listed in Schedule 2.01(1)(h)(v);

(vi)               all Contracts pursuant to which ACCC (as assignee of MPCo further to the Wind-Up) has the right to use Intellectual Property that is not owned by ACCC (as assignee of MPCo further to the Wind‑Up) but is used in the Business (the "IP License Agreements "), including the IP License Agreement listed in Schedule 2.01(1)(h)(vi); and

(vii)              the Contracts listed in Schedule 2.01(1)(h)(vii);

(i)                   all Permits required to carry on the Business in its usual and ordinary course, including the Environmental Permits listed in Schedule 2.01(1)(i);

(j)                  the exclusive electric power distribution rights conferred upon the private electric power system of the Business pursuant to Section 62 of the Act Respecting the Régie de l'Énergie, R.S.Q. c. R‑6.01;

(k)                the goodwill related to the Business;

(l)                   all pre-paid expenses and deposits relating to the Business including all pre-paid taxes (other than income Taxes) and water rates, all pre-paid purchases of gas, oil and hydro and all pre-paid lease payments;

(m)               all plans, specifications, archive documents, studies, reports, statistical data and operation manuals in the possession or under the control of ACCC relating to the dam and the dikes, tunnels, reservoirs, and water intakes, spillway, tailraces, turbines, transmission lines (including all useful or necessary ties), roadways, plants, buildings, structures, erections, improvements, appurtenances and fixtures situate on or under the Leased Real Property, the Servitude Real Property or the

                Owned Real Property or forming part of the Owned Real Property including all such electrical, mechanical and structural drawings related thereto as are in the possession or under the control of ACCC;

(n)                 all personnel records, inspection records and other records, books, documents and data bases recorded or stored by means of any device, including in electronic form, relating to the Business, the Acquired Assets and those employees who are, pursuant to the provisions of this Agreement, to be employed by the Partnership as are in the possession or under the control of ACCC; and

(o)                all cash, if any, held in bank accounts of MPCo immediately prior to the Wind-Up and assigned to ACCC further to the Wind-Up;

but, for greater certainty, not including the Excluded Assets.

(2)                Title to, and ownership and possession of, the Acquired Assets shall pass to the Partnership at the Effective Time.

2.02           Purchase Price

The purchase price agreed by the parties for the Acquired Assets will be equal to the fair market value of such Acquired Assets as set out in Schedule 2.02 (the "Purchase Price").

2.03           Satisfaction of Purchase Price

(1)                The Purchase Price for the sale, conveyance, transfer and assignment of the Acquired Assets by ACCC to the Partnership pursuant to Section 2.01 is hereby satisfied in full by the Partnership:

(a)                 effective as of the Effective Time, hereby assuming and undertaking to timely fulfil and perform all of the Assumed Liabilities, as provided in Section 2.05; and

(b)                effective as of the Effective Time, hereby agreeing to issue to ACCC [999,999] Class A Units.

(2)                The Purchase Price shall be allocated among the Acquired Assets as set out in Schedule 2.02. ACCC and the Partnership hereby agree to file their respective tax returns in a manner consistent with the allocation set out in Schedule 2.02.

2.04           Price Adjustment Clause

(a)                 ACCC and the Partnership confirm that the Purchase Price is intended to be the aggregate fair market value ("FMV") of the Acquired Assets at the Effective Time. If any taxing authority having jurisdiction makes or proposes to make an assessment or reassessment of tax on the basis that the aggregate FMV of the Acquired Assets at the Effective Time differs from that set out in Schedule 2.02, then the Purchase Price will be adjusted to reflect the FMV of the Acquired Assets at the Effective Time that:

(i)                   is agreed upon by such taxing authority, ACCC and the Partnership in settlement of such proceeding;

(ii)                 serves as the basis for such proceeding against which no defence or appeal is taken; or

(iii)                is established by a court or tribunal of competent jurisdiction on the defence of or appeal from such proceeding after all rights of appeal have been exhausted or after all times for appeal have expired without appeals having been taken by any of the parties hereto or such taxing authority.

(b)                The Purchase Price, as so adjusted, will be deemed to be, and always to have been, the amount so determined and the parties will make all adjustments necessary to give effect to this Section 2.04, including the necessary amendments to the allocation of Purchase Price set out in Schedule 2.02.

(c)                 For greater certainty, the number of Class A Units issued pursuant to Section 2.03(1)(b) shall not be adjusted notwithstanding any adjustment contemplated in this Section 2.04.

2.05           Assumption of Liabilities

As of and with effect from the Effective Time, the Partnership will assume and will timely fulfil and perform all of the Assumed Liabilities, to the complete exoneration of ACCC.

2.06           Excluded Liabilities

The Partnership does not assume and will not be liable for any the following MPCo Liabilities (the "Excluded Liabilities"):

(a)                 Liabilities that are not related to the Business or the Acquired Assets;

(b)                Liabilities in respect of the Plans; and

(c)                 Liabilities of MPCo for any Taxes, assessments and reassessments.

2.07           Tax Elections

(1)                ACCC and the Partnership will jointly execute an election, in the prescribed form and containing the prescribed information, to have section 167 of the Excise Tax Act (Canada) and Sections 75 and 75.1 of An Act respecting the Québec Sales Tax apply to the conveyance, transfer and assignment of the Acquired Assets hereunder so that no tax is payable in respect of such conveyance, transfer and assignment under Part IX of the Excise Tax Act (Canada) (such tax is hereinafter referred to as "GST") and Title I of An Act respecting the Québec Sales Tax (such tax is hereinafter referred to as "QST"). The Partnership will file such election with the Ministère du revenu du Québec ("MRQ") within the time prescribed by the Excise Tax Act ( Canada) and An Act respecting the Québec Sales Tax.

(2)                ACCC and the Partnership, at the request of ACCC, will execute and file, on a timely basis and using the prescribed form, a joint election under section 22 of the Tax Act and Section 184 of the Taxation Act (Québec) as to the sale of the accounts receivable conveyed, transferred and assigned under this Agreement, and prepare their respective tax returns in a manner consistent with such joint election.  For purposes of such joint election, the elected amount in respect of the accounts receivable will be consistent with the allocation set forth in Schedule 2.02 with respect to the accounts receivable.

(3)                ACCC and the Partnership will, if applicable, execute and file, on a timely basis and using any prescribed form, a joint election under subsection 20(24) of the Tax Act and Section 157.10 of the Taxation Act (Québec) as to the assumption hereunder of prepaid obligations to deliver goods or provide services in the future, and prepare their respective tax returns in a manner consistent with such joint election. To the extent such an election is filed, ACCC and the Partnership acknowledge that ACCC is conveying, transferring and assigning the Acquired Assets to the Partnership in part as consideration for the Partnership assuming prepaid obligations of ACCC (as assignee of MPCo further to the Wind-Up) to deliver goods or provide services in the future.

(4)                If the Purchase Price is adjusted pursuant to Section 2.04 hereof or if ACCC has reasonable grounds to believe that the Purchase Price will be so adjusted and the result of such adjustment to the Purchase Price would be to increase the aggregate proceeds of disposition to ACCC of the Acquired Assets for Canadian tax purposes, at the request of ACCC, ACCC and the Partnership shall, within the time limit set by subsection 96(5) of the Tax Act, complete and file joint elections pursuant to subsection 97(2) of the Tax Act and section 614 of the Taxation Act (Québec) in respect of each of the Acquired Assets which are capital property, depreciable property, Canadian resource property, foreign resource property, eligible capital property or inventory of ACCC for purposes of subsection 97(2) of the Tax Act and section 614 of the Taxation Act (Québec), other than the accounts receivable and cash, (the "97(2) Assets") in the form prescribed therefor. All costs, including any late filing fees, associated with such joint elections shall be borne by ACCC.

(5)                For purposes of the election in Section 2.07(4), ACCC and the Partnership each hereby covenants and agrees to and with the other that the parties shall file the tax election referred to in 2.07(4) hereof in a manner such that the aggregate elected amounts for purposes of such elections shall not exceed the aggregate amounts in Schedule 2.02 with respect to the 97(2) Assets.

2.08           Transfer Taxes

ACCC will be liable for and will pay all transfer, land transfer or other similar Taxes, excluding GST and QST, payable by ACCC or the Partnership under any Applicable Law (collectively, "Transfer Taxes") on or with respect to the conveyance, transfer and assignment of the Acquired Assets under this Agreement.  ACCC will prepare and file any affidavits or returns required in connection with the foregoing at its own cost and expense.  The consideration payable by the Partnership to ACCC hereunder does not include Transfer Taxes.

Notwithstanding any election provided for in Section 2.07(1) of this Agreement, if the Canada Revenue Agency ("CRA") or MRQ, as the case may be, determines that ACCC had an obligation to collect and remit GST and QST on all or part of the Purchase Price for the Acquired Assets, ACCC and the Partnership agree to use their best efforts to obtain from CRA or MRQ, as the case may be, a cashless settlement for the reduction of penalty and interest on wash transactions resulting from such obligation to collect and report GST and QST. If the parties are not able to obtain such a settlement on reasonable terms, the Partnership shall pay to ACCC or to CRA and MRQ, as the case may be, on behalf of ACCC, an amount equal to the GST and QST that ACCC had an obligation to collect and remit on all or part of the Purchase Price so paid for the Acquired Assets. ACCC shall reimburse, or cause to be reimbursed (i) GST and QST that is non-creditable and non-refundable to the Partnership and (ii) all interest and penalties for which the Partnership may be held liable.

2.09           Non-Assignable Contracts and Commitments

(1)                ACCC will use commercially reasonable efforts (other than the payment of money or assumption of obligations) to obtain any third party consents or waivers necessary to permit the assignment to, and assumption by, the Partnership of all the Contracts to be assigned to and assumed by the Partnership pursuant to this Agreement that have not been obtained prior to the Effective Time.

(2)                Nothing in this Agreement will constitute an agreement to assign or an attempted assignment of any Contract for which any requisite consent or waiver to the assignment thereof has not been obtained. To the extent permitted by Applicable Law, if any requisite consent or waiver has not been obtained on or prior to the Effective Time, the applicable Contract will be held by ACCC in trust for the benefit of the Partnership and the Partnership will perform the obligations of ACCC thereunder and be entitled to receive all money becoming due and payable under and other benefits derived from the Contract immediately after receipt by ACCC.

Article 3 - NO REPRESENTATIONS AND WARRANTIES

3.01           No Representations and Warranties

Notwithstanding any other provision of this Agreement, no representations or warranties, express, implied, legal, conventional or otherwise, are made with respect to the ownership, title to, value, repair, condition (including physical and environmental condition), quality, design, marketability, suitability, or fitness of any of the Acquired Assets, it being the express intention of ACCC and the Partnership that the Acquired Assets are hereby sold, conveyed, transferred and assigned to the Partnership in their present condition and state, on an "as is" and "where is" basis, with all faults and without any representation or warranty of any kind.

Notwithstanding the foregoing, ACCC represents and warrants in favour of the Partnership that it is conveying to the Partnership pursuant to this Agreement and the Vesting Order as good title to the Acquired Assets as it received from MPCo pursuant to the Liquidation Agreement.

Article 4 - COVENANTS

4.01           Employees

(1)                The Partnership will, effective on the Effective Time:

(a)                 employ all of the Employees on substantially the same terms and conditions of employment as are in effect on the date hereof for those Employees who are not covered by a bargaining certificate; and

(b)                be the successor to MPCo pursuant to the provisions of applicable labour legislation for those Employees who are covered by the bargaining certificate to which MPCo was a named party (the "Bargaining Certificate") and will be bound by and observe all of the terms, conditions, rights and obligations under the Bargaining Certificate and under any collective agreement that may have been concluded with the certified association named on said Bargaining Certificate.

(2)                The Partnership will be responsible for and will discharge all obligations and liabilities in respect of all Employees, with the exception of the Excluded Liabilities contemplated in Section 2.06(b).

[NTD: This Section 4.01 may need to be updated at closing depending on the outcome with respect to the collective agreement in respect of the employees of the business.]

4.02           Pension and Benefits

ACCC and the Partnership will enter into a "Pension and Benefits Agreement" (the "Pension and Benefits Agreement") effective as of the Effective Time in the form attached hereto as Schedule 4.02 to provide for the treatment of matters relating to the treatment of pension and benefits matters in respect of the employees and former employees of MPCo.

4.03           Environmental Matters

(1)                ACCC will be responsible for preparing and filing the documentation for the transfer, modification, issuance or re-issuance of any Environmental Permits and will take all actions necessary in connection therewith.

(2)                Whenever possible, ACCC will invite the Partnership, with prior written notice of no less than twenty-four (24) hours, to participate in inspections, meetings or material discussions with Environmental Authorities related to the transfer of Environmental Permits.

(3)                ACCC will provide the Partnership with a copy of any written documents received or to be sent to the Environmental Authorities regarding the transfer of Environmental Permits.

(4)                The Partnership will immediately inform ACCC upon receipt of any verbal or written notice, demand, letter, claim or remediation order in connection with transfer of Environmental Permits, including any letter concerning inspections from the Environmental

Authorities, meetings or discussions relating to the transfer of the Environmental Permits or in connection with the transfer of the Business or the Acquired Assets. The Partnership shall provide ACCC with a copy of any such written notice, demand, letter, claim or remediation order within twenty-four (24) hours upon receipt.

(5)                The Partnership shall not participate in any meetings or discussions with Environmental Authorities in connection with the transfer of Environmental Permits without the presence of ACCC or without the prior written consent of ACCC that the meetings or discussions may proceed in the absence of ACCC.

(6)                The Partnership shall not send to Environmental Authorities any written documents in connection with the transfer of Environmental Permits without the prior written consent of ACCC.

[NTD: Section 4.03 to be deleted if Permits are transferred before Closing, which is what is contemplated.]

4.04           Cooperation on Tax Matters

ACCC and the Partnership will furnish or cause to be furnished to each other, each at its own expense, as promptly as practicable, such information and assistance, and provide additional information and explanations of any material provided, relating to the Acquired Assets as is reasonably necessary for the filing of any tax returns, for the preparation of any audit, and for the prosecution or defence of any Claim relating to any adjustment or proposed adjustment with respect to taxes.

4.05           Implementation Agreement

The Partnership hereby recognizes having received a copy of the Implementation Agreement and the Partnership, having taken cognizance of same, hereby accepts, as contemplated in Section 3.10 of the Implementation Agreement, the stipulations made in its favour in the Implementation Agreement and hereby agrees to comply with the provisions of the Implementation Agreement which impose obligations upon the Partnership, such as the payment of certain costs by the Partnership pursuant to Section 2.1 of the Implementation Agreement.

Article 5 - INDEMNIFICATION

5.01           Survival

All covenants of each party contained in this Agreement will survive closing and will continue in full force and effect after the Effective Time.

5.02           Indemnification by ACCC

Subject to the provisions of this Article 5, ACCC will indemnify and save harmless the Partnership, the General Partner and their respective directors and officers (collectively, the "Partnership Indemnitees") from and against any and all losses, damages, Liabilities, claims, interest, penalties, judgments, settlements and costs and expenses (including reasonable judicial and extra‑judicial attorneys' fees and court costs) (collectively, "Losses") incurred directly or indirectly by any Partnership Indemnitee arising out of or resulting from any of the Excluded Liabilities. Notwithstanding the foregoing, ACCC will not be required to indemnify and save harmless any of the Partnership Indemnitees for Losses incurred directly or indirectly by any Partnership Indemnitee arising out of or resulting from (a) the discharge of the obligations of the Partnership under the Pension and Benefits Agreement or (b) the Partnership being the successor to MPCo as contemplated in Section 4.01(1)(b).

5.03           Indemnification by the Partnership

Subject to the provisions of this Article 5, the Partnership will indemnify and save harmless ACCC and the directors and officers of ACCC (collectively, the "ACCC Indemnitees") from and against any and all Losses incurred directly or indirectly by any ACCC Indemnitee arising out of or resulting from:

(a)                 any of the Assumed Liabilities; and

(b)                ACCC holding in trust any Contract for the benefit of the Partnership as contemplated in Section 2.09.

5.04           Limit on Rights to Indemnity

Notwithstanding any other provision of this Agreement, ACCC shall not have the obligation, pursuant to Section 5.02, to indemnify and save harmless a Partnership Indemnitee from and against a Loss in respect of which ACCC and ACI have the obligation to indemnify and save harmless such Partnership Indemnitee under Section 2.3 of the Implementation Agreement.

5.05           Exclusive Remedy

Subject to the rights of the parties set forth in the Implementation Agreement (which shall in no manner be diminished or lost as a result of this Agreement), the rights of indemnity set forth in this Article 5 are the sole and exclusive remedies of each party  in respect of any breach of covenant or other obligation by the other party under this Agreement and, accordingly, each of the parties hereby waives any and all rights, remedies and Claims that it may have against the other party, whether at law, under any statute or in equity (including but not limited to Claims for contribution or other rights of recovery arising under any Applicable Law, Claims for breach of contract or breach of warranty, and all Claims for breach of duty), or otherwise, directly or indirectly, in connection with this Agreement or the transactions contemplated by this Agreement, other than remedies arising with respect to any fraud. This Article 5 will remain in full force and effect in all circumstances and will not be terminated by any breach (fundamental, negligent or otherwise) by any party of its covenants or other obligations under this Agreement or by any termination or rescission of this Agreement by any party.

Article 6 - GENERAL

6.01           No Confusion

The parties hereby expressly deny the effects of confusion, as regards the Abitibi Power Purchase Contracts, as a result of or following the Wind-Up. Accordingly, notwithstanding the Wind-Up and the union of the qualities of debtor and creditor of obligations under the Abitibi Power Purchase Contracts in the same person for a period of time between the Wind-Up and the sale, conveyance, transfer and assignment of the Acquired Assets pursuant to this Agreement, the parties hereby acknowledge and agree: (a) that no obligation of any party under any of the Abitibi Power Purchase Contracts shall have been extinguished by confusion as a result of or following the Wind-Up, (b) that, following the sale, conveyance, transfer and assignment to the Partnership, pursuant to this Agreement (as more specifically contemplated in Section 2.01(1)(h)(i)), of the rights, title, benefit and interest of ACCC (as assignee of MPCo further to the Wind‑Up) in and to the Abitibi Power Purchaser Contracts, the Abitibi Power Purchase Contracts shall be legally binding Contracts between ACCC and the Partnership, and (c) that the Abitibi Power Purchase Contracts, all provisions thereof and all rights and obligations thereunder have remained, continue to be, and will remain in full force and effect and legally binding, as aforementioned,  without interruption.

6.02           Further Assurances

Each of ACCC and the Partnership will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement including to fully vest title to the Acquired Assets in the name of the Partnership.

6.03           Time of the Essence

Time is of the essence of this Agreement.

6.04           Benefit of the Agreement

This Agreement will enure to the benefit of and be binding upon the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the parties.

6.05           Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties with respect thereto.  There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement. Notwithstanding the foregoing, the parties agree that the Acquired Assets are being sold, conveyed, transferred and assigned to the Partnership, and the Assumed Liabilities are being assumed by the Partnership, subject to and strictly in accordance with the terms of paragraph 8 of the Order issued in the Judgment on Amended Motion for the Issuance of an Order Authorizing the Sale of Petitioner Abitibi-

Consolidated Company of Canada's Indirect Interest in the McCormick Hydroelectric Facility (No. 500-11-036133-094, Superior Court, District of Montreal, September 29, 2009) (the "September Order") and the [NTD: Insert reference to the Vesting Order.] (the "Vesting Order"). Without limitation, title to the Acquired Assets, free of any and all Encumbrances other than the Permitted Encumbrances, is being acquired by the Partnership as ordered pursuant to the September Order and the Vesting Order.

6.06           Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties.  No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

6.07           Assignment

This Agreement may not be assigned by a party without the prior written consent of the other party.

6.08           Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To ACCC :

Abitibi-Consolidated Company of Canada

1155, rue Metcalfe
Bureau 800
Montréal, Québec  H3B 5H2
Attn:    Legal Department
Fax:     (514) 394-3644

with copies to:

McCarthy Tetrault LLP
1000 de la Gauchetière Street West, Suite 2500
Montréal, Québec  H3B 0A2
Attn:    Marc Dorion
Fax:     (514) 397-5676

To the Partnership :

Hydro-Québec, Production
75 René-Lévesque West, Blvd
Montréal, Québec  H2Z 1A4
Attn:    President
Fax:     (514) 289-3254

                                with copies to:

Hydro-Québec
75 René-Lévesque West, Blvd.
Montréal, Québec  H2Z 1A4
Attn: Executive Vice-President, Corporate Affairs and Secretary General

- and -

Ogilvy Renault LLP
1 Place Ville-Marie
Suite 2500
Montréal, Québec H3B 1R1
Attn:    Gino Martel
           Niko Veilleux
Fax:     (514) 286-5474

- and -

Alcoa Ltée

1 Place Ville Marie
Suite 2310
Montréal, Québec  H3B 3MS

Attn:    Vice-président, division énergie
Fax:     (514) 904-5029

- and -

Borden Ladner Gervais LLP

1000 Boulevard De La Gauchetière West
Suite 900
Montreal, Quebec  H3B 5H4

Attn:    Kenneth S. Atlas
Fax:     (514) 954-1905

- and -

Stikeman Elliott LLP
1155 Boulevard René-Lévesque West
Suite 4000
Montreal, Quebec  H3B 3V2

Attn:    Kevin Kyte
Fax:     (514) 397-3446

or to such other street address, individual or electronic communication number or address as may be designated by notice given by either party to the other.  Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the third Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.  If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication may not be mailed but must be given by personal delivery or by electronic communication.

6.09           Governing Law

This Agreement is governed by and will be construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

6.10           Attornment

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Québec and the courts of the Province of Québec will have jurisdiction to entertain any action arising under this Agreement. ACCC and the Partnership each attorns to the jurisdiction of the courts of the Province of Québec.

6.11           Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

6.12           Electronic Execution

Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such party.

[Signature page follows.]

IN WITNESS WHEREOF the parties have executed this Agreement.

ABITIBI-CONSOLIDATED COMPANY OF CANADA

Per:
Name:
Title:

MANICOUAGAN POWER LIMITED PARTNERSHIP , by its general partner Manicouagan Power General Partner ULC

Per:
Name:
Title:

Schedule 4.02

PENSION AND BENEFITS AGREEMENT

BETWEEN

ABITIBI-CONSOLIDATED COMPANY OF CANADA

AND

MANICOUAGAN POWER, LIMITED PARTNERSHIP

MADE AS OF

● , 2009

PENSION AND BENEFITS AGREEMENT

THIS AGREEMENT is made as of ●, 2009

BETWEEN

ABITIBI-CONSOLIDATED COMPANY OF CANADA, a company existing under the laws of the Province of Québec ("ACCC")

-  and  -

MANICOUAGAN POWER, LIMITED PARTNERSHIP, a limited partnership created under the laws of the Province of Québec (the "Partnership"), acting and represented by its general partner, Manicouagan Power General Partner ULC, an unlimited liability company existing under the laws of the Province of Nova Scotia,

WHEREAS ACCC and the Partnership have entered into an Asset Transfer Agreement made as of the date hereof to effect the transfer of certain assets from ACCC to the Partnership (the "Asset Transfer Agreement");

WHEREAS, Section 4.02 of the Asset Transfer Agreement contemplated that pension and benefits matters will be dealt with as set out in a Pension and Benefits Agreement;

NOW THEREFORE , in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1 - INTERPRETATION

1.01           Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith, capitalized terms shall have the same respective meanings as in the foregoing recitals or the Asset Transfer Agreement and:

"ACCC's Actuary" means Mercer (Canada) Limited, or such other qualified actuarial firm as ACCC may advise;

"ACCC RPP" means the ACCC Non-Union and/or the ACCC Union RPP.

"ACCC Non-Union RPP" means the Régime de retraite à prestations déterminées des employés non syndiqués d'Abitibi-Consolidated Inc. (Québec registration no. 101793 and CRA registration no. 940510) or, in the event that approval of certain plan merger and division applications are not obtained, the Régime complémentaire de retraite des employés non syndiqués d'Abitibi-Consolidated inc., anciennement Donohue Inc. (Quebec registration no. 23058 and CRA registration no. 534313 or other relevant pension plan;

"ACCC Union RPP" means the Régime complémentaire de retraite des employés syndiqués de la Compagnie Abitibi-Consolidated du Canada – Division Pâtes et Papier – Secteur Baie-Comeau (Quebec registration no. 22322 and CRA registration no. 210542);

"ACCC Welfare Plans" means those plans (and any related fund or insurance contract) sponsored by ACCC or for which ACCC is the policyholder or contractholder and which provide life, health, dental, disability income or other similar benefits to MPCo employees and former employees;

"Affected Members" means the Affected Union Members and the Affected Non-Union Members.

"Affected Non-Union Members" means all Transferred Non-Union Employees and all former non-union employees of MPCo (plus the relevant survivors and beneficiaries of each such person) except for the MPCo DC Non-Union Employee, and in respect of whom there are existing accrued benefits entitlements immediately prior to the Effective Time under such ACCC Non-Union RPP and as listed on Appendix 1.

"Affected Union Members" means all Transferred Union Employees and all former Union employee of MPCo (plus the relevant survivors and beneficiaries of each such person) and in respect of whom there are existing accrued benefits entitlements immediately prior to the Effective Time under such ACCC Union RPP and as listed on Appendix 2 hereto;

"Beneficiaries" has the meaning set out in Section 4.01(1);

"Final Transfer Amount" has the meaning set out in Section 3.01(9);

"MPCo DC Non-Union Employee" means the person identified in Appendix 3;

"Partnership's Actuary" means Morneau Sobeco, or such other qualified actuarial firm as the Partnership may advise;

"Partnership's RPP" has the meaning set out in Section 2.01;

"Partnership's Welfare Plans" has the meaning set out in Section 4.01(1);

"Pension Transfer Date" has the meaning set out in Section 3.01(11);

"Pension Transfer Report" ha s the meaning set out in Section 3.01(4);

"Third Party Actuary" has the meaning set out in Section 3.01(5);

"Transfer Amount" has the meaning set out in Section 3.01(4);

"Transferred Employees" means the Transferred Non-Union Employees and the Transferred Union Employees;

"Transferred Non-Union Employee" means each non-union employee of MPCo immediately prior to the Effective Time;

"Transferred Union Employee" means each person employed by MPCo immediately before the Effective Time who is represented by the Union; and

"Union" means the Section local 352 du Syndicat canadien des communications, de l'énergie et du papier, secteur Baie-Comeau.

1.02           Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.  The terms "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof.  Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

1.03           Extended Meanings

In this Agreement words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and Governmental Authorities.  The term "including" means "including without limiting the generality of the foregoing" and the term "third party" means any person other than ACCC and the Partnership.

1.04           Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.05           Currency

All references to currency herein are to lawful money of Canada.

1.06           Appendices

The following are the Appendices to Agreement:

Appendix 1 – List of Affected Non-Union Members

Appendix 2 – List of Affected Union Members

Appendix 3 – MPCo DC Non-Union Employee

1.07           Extended Meanings

In this Agreement, unless the context otherwise requires, words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

ARTICLE 2 - PENSION ARRANGEMENTS

2.01            Establishment of Partnership's RPP

The Partnership will establish and file for registration with the appropriate Governmental Authority, a registered defined benefit pension plan (the "Partnership's RPP") as soon as practicable after the Effective Time.

2.02            Defined Contribution Arrangement

From and after the Effective Time, the Partnership will provide the MPCo DC Non-Union Employee with a defined contribution arrangement consistent with his terms and conditions of employment in effect prior to the Effective Time.

ARTICLE 3 - Pension Transfer Terms

3.01              Pension Transfer Terms

(1)                ACCC will ensure that the relevant Transferred Employees cease to participate in and accrue benefits under the relevant ACCC RPP as of the Effective Time.

(2)                The Partnership's RPP will provide each eligible Transferred Employee with pension benefits and ancillary benefits that are the same as those that would have been provided to such Transferred Employees under the relevant ACCC RPP as at the day prior to the Effective Time if such employee had continued in the relevant ACCC RPP.

(3)                The Partnership acknowledges that, as required by applicable Laws, Partnership's RPP will recognize membership of the relevant Transferred Employees in the relevant ACCC RPP for the purposes of eligibility for membership in, eligibility for ancillary and pension benefits and locking-in under the Partnership's RPP and, subject to the transfer of the Final Transfer Amount, will also recognize for purposes of accrual of benefits in respect of all Affected Members periods of credited service recognized in the relevant ACCC RPP as of the

Effective Time.  The Partnership and ACCC will co-operate to provide the other party with such information (to the extent in its possession and control) in respect of the Affected Members who participated in the relevant ACCC RPP  as at the Effective Time as the Partnership reasonably requires to administer the Partnership's RPP properly and as ACCC requires to administer the relevant ACCC RPP properly.  For greater certainty, the Partnership's RPP will, conditional upon receipt of the Final Transfer Amount defined in Section 3.01(9), assume all obligations to provide pensions to Affected Members under the relevant ACCC RPP  in respect of their service recognized thereunder up to the Effective Time, but will not assume any other obligation or liability in respect of the ACCC RPPs.

(4)                As soon as practicable after the Effective Time but in any event within sixty (60) days following the Effective Time, ACCC shall provide all relevant data to and instruct ACCC's Actuary to prepare an actuarial report with respect to each ACCC RPP  ( "Pension Transfer Report") in which ACCC's Actuary will determine as of the Effective Time in respect of each ACCC RPP the amount of assets to be transferred, in accordance with Chapter XII of the Supplemental Pension Plans Act (Quebec), from the relevant ACCC RPP to the Partnership's RPP with respect to the benefits entitlements of the Affected Members under the relevant ACCC RPP as at the Effective Time (the "Transfer Amount").  ACCC shall make the details of these calculations and their results, including all data and information used by ACCC's Actuary to perform these calculations and achieve these results and all relevant data and information reasonably requested by the Partnership or the Partnership's Actuary, available to the Partnership and the Partnership's Actuary for their review and confirmation.

(5)                Prior to and following the Effective Time, ACCC shall cause ACCC's Actuary to be reasonably available to the Partnership and the Partnership's Actuary to respond to questions and information requests and shall provide information and data that is available to ACCC or ACCC's Actuary and reasonably requested by the Partnership or the Partnership's Actuary regarding the assets and liabilities to be transferred pursuant to this Article 3. The amounts calculated pursuant to this Article 3 will be calculated by ACCC's Actuary, and will be subject to review by the Partnership's Actuary for the purpose of confirming that the Pension Transfer Report was prepared in accordance with Section 3.01 (4).  All expenses in connection with the preparation of the Pension Transfer Reports shall be for the account of ACCC and all expenses of the Partnership and the Partnership's Actuary in reviewing each Pension Transfer Report shall be for the account of the Partnership.  As soon as practicable after the Effective Time, and in any event within ninety (90) days after the date ACCC has provided both instruction and data in accordance with Section 3.01(5), ACCC shall or shall cause ACCC's Actuary to provide the Partnership with a copy of the Pension Transfer Reports and any back-up data reasonably requested by the Partnership's Actuary.  If the Partnership or the Partnership's Actuary does not notify ACCC to the contrary within sixty (60) days after the delivery to the Partnership of a Pension Transfer Report, such Pension Transfer Report shall be deemed to be final, conclusive and binding on the parties.  If, however, the Partnership notifies ACCC in writing within that period that it and the Partnership's Actuary believe that the Pension Transfer Report was not prepared in accordance with the requirements of  Section 3.01(4) or with Applicable Law and the notice specifies (i) the precise items of the calculations challenged, (ii) the basis of the challenge, and (iii) the amount of the adjustment they propose with respect to each such item, the Partnership and ACCC will then attempt to resolve their differences with respect thereto.  ACCC and the Partnership shall attempt to resolve the differences but if the Partnership and ACCC are unable to resolve their dispute within ninety (90) days after the date the Partnership notifies ACCC of the disputed items, the disputed items shall be submitted for resolution to a third party actuary (the "Third Party Actuary"), who will be appointed jointly by ACCC and the Partnership.  The Third Party Actuary will act as an expert and not an arbitrator and will determine the content of the Pension Transfer Report in accordance with Section 3.01(4).  Such determination will be final and binding on all parties.  The fees and expenses of such Third Party Actuary will be borne equally by ACCC and the Partnership.  Once a settlement or determination has been achieved, ACCC and the Partnership shall be deemed to have accepted the revised calculation upon its delivery to the Partnership.

(6)                As soon as practicable after the date on which a Pension Transfer Report is accepted or deemed to be accepted by the Partnership, ACCC shall make application to the applicable Governmental Authorities for the approval of such Pension Transfer Report and the transfer of assets from the funding medium of the relevant ACCC RPP to the funding medium of the Partnership RPP.

(7)                If any Governmental Authority refuses to permit a transfer of assets in the amount equal to the Transfer Amount, the Transfer Amount shall then be the amount that the Governmental Authority advises would be acceptable to it.

(8)                From the Effective Time to the Pension Transfer Date, the Partnership shall provide ACCC with all necessary information required by ACCC in order to compute benefit payments relating to Transferred Employees.  In accordance with that information provided by the Partnership, ACCC shall cause the funding agent for relevant ACCC RPP to pay and record, as required, all benefit payments relating to Transferred Employees or the other Affected Members in respect of service recognized under the relevant ACCC RPP prior to the Effective Time.

(9)                As soon as practicable following receipt of all required approvals from all Governmental Authorities for the transfer of assets from the funding medium of the relevant ACCC RPP to the funding medium of the Partnership's RPP, ACCC shall cause ACCC's Actuary to calculate the Final Transfer Amount in respect of the relevant ACCC RPP and shall advise the Partnership of such Final Transfer Amount.  For purposes of this Section 3.01(9), the term "Final Transfer Amount" in respect of  each relevant ACCC RPP shall mean the Transfer Amount adjusted as follows:

(a)              credited with interest from the Effective Time to the Pension Transfer Date;

(b)             reduced by any benefit payments paid pursuant to Section 3.01(8);

(c)              reduced by expenses incurred and charged to the fund, in respect of the period between the Effective Time and the Pension Transfer Date that are attributable to the administration of the relevant ACCC RPP in respect of the Affected Members; calculated on a herefo basis of the solvency liabilities of the Affected Members to the solvency liabilities of all members of the relevant ACCC RPP determined as at the Effective Time, and

(d)             reduced by the amount of interest that would have been earned on the amount of any benefit payment, administration charge, expense or cost that was paid in accordance with (b) – (c) above from the date the benefit payment, administration charge, expense or cost was paid, to the Pension Transfer Date and for the purposes of this Section 3.01(9)(d) interest shall be at the rate determined for 3.01(9)(a), but commensurately reduced for the partial periods of the cash flows in 3.01(9)(d).

(10)            For purposes of Section 3.01(9), except as otherwise required by the relevant Governmental Authorities interest in respect of the relevant ACCC RPP shall be based on the following rates:

(a)                 for the period from the Effective Time to the last day of the month immediately preceding the month in which the Pension Transfer Date falls, interest shall be credited based on the investment return (net of investment management expenses), whether positive or negative, earned by the assets of the relevant ACCC RPP in the funding medium thereof; and

(b)                for the period from the first day of the month in which the Pension Transfer Date falls to the applicable Pension Transfer Date, interest shall be credited based on the prevailing rate for thirty (30) day Government of Canada Treasury Bills (CANSIM Series v39063) as at the end of the calendar month immediately preceding the applicable Pension Transfer Date.

(11)            ACCC shall make the details of the calculations (and the data used to make the calculations) made in accordance with Section 3.01(9) and their results available to the Partnership and its actuary for their review and confirmation.  The Partnership shall notify ACCC within thirty (30) days of receiving these calculations (and the data used to make the calculations) as to its agreement or disagreement with ACCC's calculation of the Final Transfer Amount.  If the Partnership disagrees with ACCC's calculation of the Final Transfer Amount, the Partnership and ACCC shall have recourse to the dispute resolution mechanism in Section 3.01(5) above.

(12)            As soon as practicable following the date on which the Final Transfer Amount is finally determined, ACCC shall cause an amount of  cash, equal to the Final Transfer Amount to be transferred (in a manner proposed by ACCC in consultation with the Partnership), to the funding medium of the Partnership's RPP.  The date on which the assets are transferred is, in respect of a relevant ACCC RPP referred to herein as the "Pension Transfer Date".

ARTICLE 4 - WELFARE BENEFIT PLANS

4.01           Welfare Benefit Plans

(1)                The Partnership will establish, effective as of and from the Effective Time, group insurance arrangements and other plans and programs for the Affected Members and the MPCo DC Non-Union Employee (the "Beneficiaries") that provide benefits which are substantially similar, where reasonably possible, to the benefits in the corresponding ACCC Welfare Plans as at the Effective Time (the "Partnership's Welfare Plans").  Except as may be otherwise provided in Section 4.01(2) or 4.01(3), effective as of the Effective Time, the Beneficiaries who participated in the ACCC Welfare Plans will cease to participate in and accrue benefits under such plans in accordance with the terms thereof and will commence without interruption, participation in the Partnership's Welfare Plans.  Each such Beneficiary will be entitled to credit in the Partnership's Welfare Plans for service recognized by the ACCC Welfare Plans as at the Effective Time for the purposes of determining eligibility for participation and benefits under the Partnership's Welfare Plans.  For greater certainty, Partnership will waive, or cause to be waived, any pre-existing medical condition or other restriction under the Partnership's Welfare Plans which is capable of being waived by it and will use all reasonable commercial efforts to cause any other such condition or restriction to be so waived, that would prevent immediate and full participation of any such Beneficiaries in any Partnership's Welfare Plan, to the extent that each such Beneficiaries was covered by the corresponding ACCC Welfare Plan.  Beneficiaries who are not participants in the ACCC Welfare Plans will become eligible to become participants in the Partnership's Welfare Plans after the Effective Time subject to and in accordance with the terms thereof.

(2)              Except as provided in Section 4.01(3),

(a)              the ACCC Welfare Plans will retain and be responsible for and will pay or cause to be paid all amounts payable by reason of events that took place or illnesses, injuries, disabilities, or deaths that occurred prior to the Effective Time in respect of all Beneficiaries, provided such amounts are payable in accordance with the terms of the ACCC Welfare Plans;

(b)              the Partnership will be solely responsible for and will pay or cause to be paid all amounts that become payable by reason of events that took place or illnesses, injuries, disabilities, or deaths that occurred on or following the Effective Time in respect of all Beneficiaries, provided such amounts are payable in accordance with the terms of the Partnership's Welfare Plan; and

(c)              for the purposes of this Section 4.01(2), a claim shall be deemed to have been incurred: (i) with respect to all death or dismemberment claims, on the actual date of death or dismemberment; (ii) with respect to all health care, vision and dental claims, on the date the service or supply was purchased or received by the Beneficiary (or his or her eligible spouse, beneficiary or dependant); and (iii) with respect to all income replacement claims, on the date of occurrence of the injury or other event that renders the employee eligible herefore.

(3)              For greater certainty, with respect to any Beneficiary who is a disabled employee as at the Effective time, ACCC and the relevant ACCC Welfare Plans, will be responsible on and after the Effective Time for ensuring that any such employee receives any income replacement benefits to which such employee is entitled under the ACCC Welfare Plans as at the Effective Time, and the Partnership will be responsible under the Partnership's Welfare Plans for any life, medical, dental, and other similar benefits to which any such employee is entitled while in receipt of such income replacement benefit.

ARTICLE 5 - GENERAL

5.01           Further Assurances

Each of ACCC and the Partnership will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

5.02           Time of the Essence

Time is of the essence of this Agreement.

5.03           Benefit of the Agreement

This Agreement will enure to the benefit of and be binding upon the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the parties.

5.04           Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties with respect thereto.  There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

5.05           Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties.  No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

5.06           Assignment

This Agreement may not be assigned by a party without the prior written consent of the other party.

5.07           Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To ACCC:

Abitibi-Consolidated Company of Canada
1155, rue Metcalfe
Bureau 800
Montréal, Québec  H3B 5H2

Fax No.:             (514) 394-3644

Attention :         Legal Department

To the Partnership:      [NTD:  Ogilvy Renault to confirm whether these are the correct addresses.]

Hydro-Québec, Production
75 René-Lévesque West, Blvd
Montréal, Québec  H2Z 1A4

Fax :    (514) 289-3254

Attention :        President

- and –

Hydro-Québec
75 René-Lévesque West, Blvd.
Montréal, Québec  H2Z 1A4

Fax No.:          ●

Attention :      Executive Vice-President, Corporate Affairs and Secretary General

or to such other street address, individual or electronic communication number or address as may be designated by notice given by either party to the other.  Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the third Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.  If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication may not be mailed but must be given by personal delivery or by electronic communication.

5.08           Governing Law

This Agreement is governed by and will be construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

5.09           Attornment

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Québec and the courts of the Province of Québec will have jurisdiction to entertain any action arising under this Agreement. ACCC and the Partnership each attorns to the jurisdiction of the courts of the Province of Québec.

5.10           Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

5.11           Electronic Execution

Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such party.

IN WITNESS WHEREOF the parties have executed this Agreement.

[Signature page follows.]

ABITIBI-CONSOLIDATED COMPANY OF CANADA

Per:
Name:
Title:

Per:
Name:
Title:

MANICOUAGAN POWER, LIMITED PARTNERSHIP , by its general partner, Manicouagan Power General Partner ULC

Per:
Name:
Title:

Per:
Name:
Title:

Appendix 1

LIST OF AFFECTED NON-UNION MEMBERS

[NTD: List to be added at closing.]

 Appendix 2

LIST OF AFFECTED UNION MEMBERS

[NTD: List to be added at closing.]

Appendix 3

MPCO DC NON-UNION EMPLOYEE

[NTD: List to be added at closing.]

EXHIBIT B TO ACQUISITION AGREEMENT -

[INTENTIONALLY DELETED.]

EXHIBIT C TO ACQUISITION AGREEMENT -

VESTING ORDER

SUPERIOR COURT
CANADA
PROVINCE OF QUEBEC
DISTRICT OF MONTREAL

No: 500-11-036133-094

DATE: November 17, 2009

PRESENT: THE HONOURABLE MR. JUSTICE CLÉMENT GASCON , J.S.C.

IN THE MATTER OF THE PLAN OF COMPROMISE OR ARRANGEMENT OF:

ABITIBIBOWATER INC.

And

ABITIBI-CONSOLIDATED INC.

And

BOWATER CANADIAN HOLDINGS INC.

And

The other Petitioners listed on Schedules " A " , " B " and " C "
Debtors

And

ERNST & YOUNG INC.
Monitor

JUDGMENT ON MOTION FOR THE ISSUANCE OF A VESTING ORDER IN RESPECT OF THE SALE OF THE MPCO ASSET (#324)

[1] CONSIDERING Petitioners' Motion for the Issuance of a Vesting Order in Respect of the MPCo Asset dated November 12 , 2009 (the "Motion");

[2]	CONSIDERING the Order of this Court dated September 29, 2009 (the "MPCo Order") approving a certain Implementation Agreement (the "Implementation Agreement") dated September 3, 2009 among ACI, ACCC, MPCo, Alcoa Canada and Alcoa Ltd., to which has intervened HQ Énergie Inc.;

[3]	CONSIDERING this Court's approval and authorization, in the MPCo Order, of the transactions and steps contemplated in the Implementation Agreement and the Step Plan (Exhibit A thereto) (the "Proposed Transactions") with such alterations, amendments, deletions or additions as the parties thereto may agree to with the consent of the Monitor;

[4]	CONSIDERING that upon the execution and delivery of the Liquidation Agreement by and between MPCo and ACCC (the "Liquidation Agreement") and as contemplated in one of the Proposed Transactions, MPCo will convey, transfer and assign to ACCC, as of and with effect from the date and time set forth in the Liquidation Agreement, all of the right, title and interest of MPCo in and to all its property and assets, both corporeal and incorporeal and both movable and immovable, wherever situated, and ACCC will assume, as of and with effect from the date and time set forth in the Liquidation Agreement, all of the obligations and liabilities (whether known or unknown, whether asserted or unasserted, and whether or not required under GAAP to be accrued on the financial statements) of MPCo and will indemnify MPCo and save it harmless against and from all such obligations and liabilities;

[5]	CONSIDERING the request of the Land Registrar for the Land Registry Office in the Registration Division of Saguenay for the inclusion of the specific wording appearing in paragraph 7 of the conclusions of this Order;

[6]	CONSIDERING the authorization granted to ACI and ACCC to execute any and all documents necessary in order to complete the Proposed Transactions;

[7]	CONSIDERING the representations of the parties;

[8]	GIVEN the provisions of the Companies' Creditors Arrangement Act ("CCAA");

FOR THESE REASONS, THE COURT:

[1]	AUTHORIZES ACCC to enter into the Asset Transfer Agreement (the "Asset Transfer Agreement") by and between ACCC, as acquiree, and Manicouagan Power Limited Partnership (the "Partnership"), as acquiror , a draft of which is filed as Exhibit R- 1 to the Motion, and into all the transactions contemplated therein, with such alterations, changes, amendments, deletions or additions thereto, as may be agreed to with the consent of each of Hydro-Québec, Alcoa Canada Energy Company and the Monitor;

[2]	AUTHORIZES ACCC and ACI to enter into the Acquisition Agreement (the "Acquisition Agreement") by and between ACCC and ACI, as selling parties, and HQ Énergie Inc. or another wholly-owned direct subsidiary of Hydro-Québec, as purchaser (the purchaser under the Acquisition Agreement, whether HQ Énergie Inc., another wholly-owned direct subsidiary of Hydro-Québec or one of their permitted assignee under the Acquisition Agreement, is hereinafter referred to as the "HQ Purchaser"), an executed copy of which is filed as Exhibit R-2 to the Motion, and into all the transactions contemplated therein, with such alterations, changes, amendments, deletions or additions thereto as may be agreed to with the consent of the Monitor;

[3]	AUTHORIZES ACCC is authorized to enter into the Unit Transfer Agreement (the "Unit Transfer Agreement") and the Share Purchase Agreement (the "Share Purchase Agreement") by and between ACCC, as transferor, and Alcoa Canada Energy Company, as transferee, drafts of which are filed, en liasse, as Exhibit R-3 to the Motion, and into all the transactions contemplated therein, with such alterations, changes, amendments, deletions or additions thereto as may be agreed to with the consent of the Monitor;

[4]	ORDERS and DECLARES that upon the execution and delivery of the Asset Transfer Agreement and upon all conditions to closing having been satisfied or waived (save and except for the registration of the present Order in the Land Registry without adverse entry), all obligations of the Partnership that are required to be satisfied at or prior to closing under the Asset Transfer Agreement having been satisfied and the delivery of a Monitor's certificate, substantially in the form of the draft Monitor's Certificate appended as Annex "I" hereto, confirming same (the "Monitor's Certificate"), all right, title and interest in and to the assets described in the Asset Transfer Agreement (the "Transferred Assets"), shall vest absolutely and exclusively in and with the Partnership , free and clear of and from any and all claims, liabilities, obligations, interests, prior claims, hypothecs, security interests (whether contractual, statutory or otherwise), liens, assignments, judgments, executions, writs of seizure and sale, options, adverse claims, levies, charges, liabilities (direct, indirect, absolute or contingent), pledges, servitudes which materially interfere with the operation, value or use of the Transferred Assets, executions, rights of first refusal or other pre-emptive rights in favour of third parties, mortgages, hypothecs, trusts or deemed trusts (whether contractual, statutory or otherwise), restrictions on transfer of title, or other claims or encumbrances, whether or not they have attached or been perfected, registered, published or filed and whether secured, unsecured or otherwise (collectively, the "Transferred Assets Encumbrances"), including without limiting the generality of the foregoing: (i) any Transferred Assets Encumbrances created by the Order issued on April 17, 2009 by Justice Clément Gascon, J.S.C., as amended, and/or any other CCAA order; and (ii) all Transferred Assets Encumbrances evidenced by registration, publication or filing pursuant to the Civil Code of Québec, any other personal or movable property registry system, the Bank Act or any other applicable legislation and, for greater certainty, ORDERS that all of the Transferred Assets Encumbrances affecting or relating to the Transferred Assets be expunged and discharged as against the Transferred Assets, in each case effective as of the applicable time and date set out in the Asset Transfer Agreement;

[5]	ORDERS and DECLARES that upon the portion of the Purchase Price (as defined in the Acquisition Agreement) that is payable at closing and the Assignment Consideration Amount (as defined in the Acquisition Agreement) (and all applicable taxes) having been paid, all conditions to closing having been satisfied or waived (save and except for the registration of the present Order in the Land Registry without adverse entry), all obligations of the Purchaser that are required to be satisfied at or prior to closing under the Acquisition Agreement having been satisfied and the delivery of the Monitor's Certificate confirming same, all right, title and interest in and to the partnership units in the capital of the Partnership, the shares in the capital of Manicouagan Power General Partner ULC (the "General Partner") and the Abitibi Power Purchase Contracts (as defined in the Acquisition Agreement) described in the Acquisition Agreement as being sold to the HQ Purchaser (the "HQ Assets"), shall vest absolutely and exclusively in and with the HQ Purchaser , free and clear of and from any and all claims, liabilities, obligations, interests, prior claims, hypothecs, security interests (whether contractual, statutory or otherwise), liens, assignments, judgments, executions, writs of seizure and sale, options, adverse claims, levies, charges, liabilities (direct, indirect, absolute or contingent), pledges, servitudes which materially interfere with the operation, value or use of the HQ Assets, executions, rights of first refusal or other pre-emptive rights in favour of third parties, mortgages, hypothecs, trusts or deemed trusts (whether contractual, statutory or otherwise), restrictions on transfer of title, or other claims or encumbrances, whether or not they have attached or been, perfected, registered, published or filed and whether secured, unsecured or otherwise (collectively, the "HQ Assets Encumbrances"), including without limiting the generality of the foregoing: (i) any HQ Assets Encumbrances created by the Order issued on April 17, 2009 by Justice Clément Gascon, J.S.C., as amended, and/or any other CCAA order; and (ii) all HQ Assets Encumbrances evidenced by registration, publication or filing pursuant to the Civil Code of Québec, any other personal or movable property registry system, the Bank Act or any other applicable legislation and, for greater certainty, ORDERS that all of the HQ Assets Encumbrances affecting or relating to the HQ Assets be expunged and discharged as against the HQ Assets, in each case effective as of the applicable times and date set out in the Acquisition Agreement;

[6]	ORDERS and DECLARES that upon the execution and delivery of the Unit Transfer Agreement and the Share Purchase Agreement and upon all conditions to closing having been satisfied or waived, all obligations of Alcoa Canada Energy Company under the Unit Transfer Agreement and the Share Purchase Agreement that are required to be satisfied at or prior to closing having been satisfied and the delivery of the Monitor's Certificate confirming same, all right, title and interest in and to the partnership units in the capital of the Partnership and in and to the shares in the capital of the General Partner described in the Unit Transfer Agreement and in the Share Purchase Agreement (the "Alcoa Assets"), shall vest absolutely and exclusively in and with Alcoa Canada Energy Company, free and clear of and from any and all claims, liabilities, obligations, interests, prior claims, hypothecs, security interests (whether contractual, statutory or otherwise), liens, assignments, judgments, executions, writs of seizure and sale, options, adverse claims, levies, charges, liabilities (direct, indirect, absolute or contingent), pledges, servitudes which materially interfere with the operation, value or use of the Alcoa Assets, executions, rights of first refusal or other pre-emptive rights in favour of third parties, mortgages, hypothecs, trusts or deemed trusts (whether contractual, statutory or otherwise), restrictions on transfer of title, or other claims or encumbrances, whether or not they have attached or been, perfected, registered, published or filed and whether secured, unsecured or otherwise (collectively, the "Alcoa Assets Encumbrances"), including without limiting the generality of the foregoing: (i) any Alcoa Assets Encumbrances created by the Order issued on April 17, 2009 by Justice Clément Gascon, J.S.C., as amended, and/or any other CCAA order; and (ii) all Alcoa Assets Encumbrances evidenced by registration, publication or filing pursuant to the Civil Code of Québec, any other personal or movable property registry system, the Bank Act or any other applicable legislation and, for greater certainty, ORDERS that all of the Alcoa Assets Encumbrances affecting or relating to the Alcoa Assets be expunged and discharged as against the Alcoa Assets, in each case effective as of the applicable time and date set out in the Unit Transfer Agreement or the Share Purchase Agreement, as applicable;

[7]	ORDERS the Land Registrar for the Land Registry Office in the Registration Division of Saguenay , upon presentation of a certified copy of this Order accompanied by the required application for registration and upon payment of the prescribed fees, to publish this Order and (i) to proceed with an entry on the index of immovables showing Abitibi-Consolidated Company of Canada as the absolute owner or as the absolute tenant, as the case may be, in regards to the real property identified on Annex " II " hereto (the "Real Property") and (ii) after the entry has been made in (i), to proceed with an entry on the index of immovables showing the Partnership as the absolute owner or as the absolute tenant, as the case made be, in regards to the Real Property;

[8]	ORDERS that notwithstanding:

	a)	the proceedings under the CCAA;

	b)	any petitions for a receiving order now or hereafter issued pursuant to the Bankruptcy and Insolvency Act ("BIA") and any order issued pursuant to any such petition; or

	c)	the provisions of any federal or provincial legislation;

the vesting of the Transferred Assets, the HQ Assets and the Alcoa Assets as contemplated in this Vesting Order, as well as the execution of the Asset Transfer Agreement, the Acquisition Agreement, the Unit Transfer Agreement and the Share Purchase Agreement pursuant to this Vesting Order, are to be binding on any trustee in bankruptcy that may be appointed, and shall not be void or voidable nor deemed to be a settlement, fraudulent preference, assignment, fraudulent conveyance, transfer at undervalue or other reviewable transaction under the BIA or any other applicable federal or provincial legislation, nor shall it give rise to an oppression or any other remedy;

[9]	AUTHORIZES ACCC, in order to comply with any applicable pension legislation requirement to eliminate all or part of any deficit in connection with the transfer of assets and liabilities to a successor pension plan in respect of employees and former employees of MPCo, to make, or arrange to be made, a contribution to either or both of (a) the Régime de retraite à prestations déterminées des employés non syndiqués d'Abitibi-Consolidated Inc., (Québec registration no. 101793 and CRA registration no. 940510) or, in the event that approval of certain plan merger and division applications are not obtained, the Régime complémentaire de retraite des employés non syndiqués d'Abitibi-Consolidated inc., anciennement Donohue Inc. (Quebec registration no. 23058 and CRA registration no. 534313) and (b) the Régime complémentaire de retraite des employés syndiqués de la Compagnie Abitibi-Consolidated du Canada – Division Pâtes et Papier – Secteur Baie-Comeau (Quebec registration no. 22322 and CRA registration no. 210542);

[10]	ORDERS the provisional execution of this Vesting Order notwithstanding any appeal and without the necessity of furnishing any security;

[11]	WITHOUT COSTS.

/s/ Clément Gascon, J.S.C.
CLÉMENT GASCON, J.S.C.

Me Guy Martel and Me Joseph Reynaud
STIKEMAN, ELLIOTT
Attorneys for the Debtors

Me, Avram Fishman
FLANZ FISHMAN MELAND PAQUIN
Attorneys for the Monitor

Me Robert Thornton
THORNTON GROUT FINNIGAN
Attorneys for the Monitor

Me Dominique Gibbens
FASKEN, MARTINEAU, DUMOULIN
Attorneys for Wells Fargo Bank, N.A., Administrative Agent under the Credit and
Guarantee Agreement Dated April 1, 2008

Me Alain Riendeau
FASKEN, MARTINEAU, DUMOULIN
Attorneys for Wells Fargo Bank, N.A., Administrative Agent under the Credit and
Guarantee Agreement Dated April 1, 2008

Me Marc Duchesne
BORDEN, LADNER, GERVAIS
Attorneys for the Ad hoc Committee of the Senior Secured Noteholders and U.S. Bank National
Association, Indenture Trustee for the Senior Secured Noteholders

Me Jean-Yves Simard
LAVERY, DE BILLY
Co-Counsel for the Ad hoc Committee of Unsecured Noteholders of AbitibiBowater Inc. and
certain of its Affiliates

Me Patrice Benoît
GOWLING LAFLEUR HENDERSON LLP
Attorneys for Investissement Québec

Me Anastasia Flouris
KUGLER, KANDESTIN, LLP
Attorneys for Alcoa

Date of hearing: November 17, 2009

SCHEDULE "A"
ABITIBI PETITIONERS

1.	ABITIBI -CONSOLIDATED INC.
2.	ABITIBI -CONSOLIDATED COMPANY OF CANADA
3.	3224112 NOVA SCOTIA LIMITED
4.	MARKETING DONOHUE INC.
5.	ABITIBI -CONSOLIDATED CANADIAN OFFICE PRODUCTS HOLDINGS INC.
6.	3834328 CANADA INC.
7.	6169678 CANADA INC.
8.	4042140 CANADA INC.
9.	DONOHUE RECYCLING INC.
10.	1508756 ONTARIO INC.
11.	3217925 NOVA SCOTIA COMPANY
12.	LA TUQUE FOREST PRODUCTS INC.
13.	ABITIBI -CONSOLIDATED NOVA SCOTIA INCORPORATED
14.	SAGUENAY FOREST PRODUCTS INC.
15.	TERRA NOVA EXPLORATIONS LTD.
16.	THE JONQUIERE PULP COMPANY
17.	THE INTERNATIONAL BRIDGE AND TERMINAL COMPANY,
18.	SCRAMBLE MINING LTD.
19.	9150-3383 QUÉBEC INC.
20.	ABITIBI-CONSOLIDATED (U.K.) INC.

SCHEDULE "B"
BOWATER PETITIONERS

1.	BOWATER CANADIAN HOLDINGS INC.
2.	BOWATER CANADA FINANCE CORPORATION
3.	BOWATER CANADIAN LIMITED
4.	3231378 NOVA SCOTIA COMPANY
5.	ABITIBIBOWATER CANADA INC.
6.	BOWATER CANADA TREASURY CORPORATION
7.	BOWATER CANADIAN FOREST PRODUCTS INC.
8.	BOWATER SHELBURNE CORPORATION
9.	BOWATER LAHAVE CORPORATION
10.	ST-MAURICE RIVER DRIVE COMPANY LIMITED
11.	BOWATER TREATED WOOD INC.
12.	CANEXEL HARDBOARD INC.
13.	9068-9050 QUÉBEC INC.
14.	ALLIANCE FOREST PRODUCTS (2001) INC.
15.	BOWATER BELLEDUNE SAWMILL INC.
16.	BOWATER MARITIMES INC.
17.	BOWATER MITIS INC.
18.	BOWATER GUÉRETTE INC.
19.	BOWATER COUTURIER INC.

SCHEDULE "C"
18.6 CCAA PETITIONERS

1.	ABITIBIBOWATER INC.
2.	ABITIBIBOWATER US HOLDING 1 CORP.
3.	BOWATER VENTURES INC.
4.	BOWATER INCORPORATED
5.	BOWATER NUWAY INC.
6.	BOWATER NUWAY MID-STATES INC.
7.	CATAWBA PROPERTY HOLDINGS LLC
8.	BOWATER FINANCE COMPANY INC.
9.	BOWATER SOUTH AMERICAN HOLDINGS INCORPORATED
10.	BOWATER AMERICA INC.
11.	LAKE SUPERIOR FOREST PRODUCTS INC.
12.	BOWATER NEWSPRINT SOUTH LLC
13.	BOWATER NEWSPRINT SOUTH OPERATIONS LLC
14.	BOWATER FINANCE II, LLC
15.	BOWATER ALABAMA LLC
16.	COOSA PINES GOLF CLUB HOLDINGS LLC

ANNEX I

[DRAFT] CERTIFICATE OF THE MONITOR

TO ONE OF THE HONOURABLE JUDGES OF THE SUPERIOR COURT, SITTING IN COMMERCIAL DIVISION, IN AND FOR THE JUDICIAL DISTRICT OF MONTRÉAL, THE MONITOR RESPECTFULLY SUBMITS THE FOLLOWING:

1.	On April 17, 2009, the Superior Court of Quebec (the "Court") issued an order (as subsequently amended and restated, the "Initial Order") pursuant to the Companies' Creditors Arrangement Act (the "CCAA") in respect of (i) Abitibi-Consolidated Inc. ("ACI") and subsidiaries thereof (collectively, the "Abitibi Petitioners"),[1] (ii) Bowater Canadian Holdings Inc. and subsidiaries thereof (collectively, the "Bowater Petitioners")[2] and (iii) certain partnerships[3].

2 .	Pursuant to the terms of the Initial Order, Ernst & Young Inc. (the "Monitor") was named monitor of, inter alia, the Abitibi Petitioners.

3 .	Any undefined capitalized expression used herein has the meaning set forth in the Initial Order and in the Petitioners' Motion for the Issuance of a Vesting Order in Respect of the MPCo Asset (the "MPCo Vesting Motion") dated November 12, 2009.

4 .	On November [●] , 2009, the Court issued an Order (the "MPCo Vesting Order") thereby, inter alia:

(a) approving the terms of an Asset Transfer Agreement by and between ACCC, as acquiree, and the Partnership, as acquiror (the "Asset Transfer Agreement"), a draft of which was communicated as Exhibit R-1 to the MPCo Vesting Motion, providing for the vesting in the Partnership of ACCC's right, title and interest in and

1    The Abitibi Petitioners are Abitibi-Consolidated Inc., Abitibi-Consolidated Company of Canada, 3224112 Nova Scotia Limited, Marketing Donohue Inc., Abitibi-Consolidated Canadian Office Products Holdings Inc., 3834328 Canada Inc., 6169678 Canada Incorporated., 4042140 Canada Inc., Donohue Recycling Inc., 1508756 Ontario Inc., 3217925 Nova Scotia Company, La Tuque Forest Products Inc., Abitibi-Consolidated Nova Scotia Incorporated, Saguenay Forest Products Inc., Terra Nova Explorations Ltd., The Jonquière Pulp Company, The International Bridge and Terminal Company, Scramble Mining Ltd., 9150-3383 Québec Inc. and Abitibi-Consolidated (U.K.) Inc.

2    The Bowater Petitioners are Bowater Canadian Holdings Incorporated., Bowater Canada Finance Corporation, Bowater Canadian Limited, 3231378 Nova Scotia Company, AbitibiBowater Canada Inc., Bowater Canada Treasury Corporation, Bowater Canadian Forest Products Inc., Bowater Shelburne Corporation, Bowater LaHave Corporation, St. Maurice River Drive Company Limited, Bowater Treated Wood Inc., Canexel Hardboard Inc., 9068-9050 Québec Inc., Alliance Forest Products (2001) Inc., Bowater Belledune Sawmill Inc., Bowater Maritimes Inc., Bowater Mitis Inc., Bowater Guérette Inc. and Bowater Couturier Inc.

3    The partnerships are Bowater Canada Finance Limited Partnership, Bowater Pulp and Paper Canada Holdings Limited Partnership and Abitibi-Consolidated Finance LP.

to the Transferred Assets, which vesting is to be effective with respect to the Transferred Assets, as of the applicable time and date set out in the Asset Transfer Agreement, upon the delivery by the Monitor of a certificate confirming that (i) the Asset Transfer Agreement has been executed and delivered; (ii) all conditions to closing have been satisfied or waived (save and except for the registration of the MPCo Vesting Order in the Land Registry without adverse entry); and (iii) all obligations of the Partnership that are required to be satisfied at or prior to closing under the Asset Transfer Agreement have been satisfied;

(b)	approving the terms of an Acquisition Agreement (the "Acquisition Agreement") by and between ACCC and ACI, as selling parties, and HQ Énergie Inc., any wholly-owned direct subsidiary of Hydro-Québec or one of their permitted assigns under the Acquisition Agreement (the "HQ Purchaser"), as purchaser, a draft of which was communicated as Exhibit R-2 to the MPCo Vesting Motion, providing for the vesting in HQ Purchaser of ACCC and ACI's right, title and interest in and to the HQ Assets, which vesting is to be effective with respect to the HQ Assets, as of the applicable times and date set out in the Acquisition Agreement, upon the delivery by the Monitor of a certificate confirming that (i) the portion of the Purchase Price (as defined in the Acquisition Agreement) payable at closing and the Assignment Consideration Amount (as defined in the Acquisition Agreement) (and all applicable taxes) have been paid; (ii) all conditions to closing have been satisfied or waived (save and except for the registration of the MPCo Vesting Order in the Land Registry without adverse entry); and (iii) all obligations of the Purchaser that are required to be satisfied at or prior to closing under the Acquisition Agreement have been satisfied.

(c)	approving the terms of a Unit Transfer Agreement (the "Unit Transfer Agreement") and a Share Purchase Agreement (the "Share Purchase Agreement") by and between ACCC, as transferor, and Alcoa Canada Energy Company, as transferee, drafts of which were communicated, en liasse, as Exhibit R-3 to the MPCo Vesting Motion, providing for the vesting in Alcoa Canada Energy Company of ACCC's right, title and interest in and to the Alcoa Assets, which vesting is to be effective with respect to the Alcoa Assets, as of the applicable time and date set out in the Unit Transfer Agreement or the Share Purchase Agreement as applicable, upon the delivery by the Monitor of a certificate confirming that (i) the Unit Transfer Agreement and the Share Purchase Agreement have been executed and delivered; (ii) all conditions to closing have been satisfied or waived; and (iii) all obligations of Alcoa Canada Energy Company under the Unit Transfer Agreement and the Share Purchase Agreement that are required to be satisfied at or prior to closing have been satisfied.

THE MONITOR CERTIFIES THAT IT HAS BEEN ADVISED BY ACI AND ACCC THAT :

(a)	the Asset Transfer Agreement, the Unit Transfer Agreement and the Share Purchase Agreement have been executed and delivered;

(b)	the portion of the Purchase Price (as defined in the Acquisition Agreement)

payable at closing and the Assignment Consideration Amount (as defined in the Acquisition Agreement) (and all applicable taxes) have been paid;

	(c)	all conditions to closing in connection with the transactions contemplated in the Asset Transfer Agreement, the Acquisition Agreement (Article 6), the Unit Transfer Agreement and the Share Purchase Agreement have been satisfied or waived by the parties thereto, save and except for the the publication of the MPCo Vesting Order with the Land Registrar without adverse entry;

	(d)	all obligations of the Partnership that are required to be satisfied at or prior to closing under the Asset Transfer Agreement have been satisfied;

	(e)	all obligations of the HQ Purchaser that are required to be satisfied at or prior to closing under the Acquisition Agreement have been satisfied or waived;

	(f)	all obligations of Alcoa Canada Energy Company under the Unit Transfer Agreement and the Share Purchase Agreement that are required to be satisfied at or prior to closing have been satisfied or waived.

D.	This Certificate was delivered by the Monitor at ____ [TIME] on ____________ [DATE].

Ernst & Young Inc. in its capacity as the monitor for the restructuration proceedings under the Companies' Creditors Arrangement Act of AbitibiBowater Inc., Abitibi-Consolidated Inc., Bowater Canadian Holdings Inc. and the other Petitioners listed herein, and not in its personal capacity

By:
Name:
Title:

ANNEX II

DESCRIPTION OF REAL PROPERTY

A.	OWNED REAL PROPERTY

The immovable properties situated in the City of Baie-Comeau, known and designated as composed of:

1.	Lot THREE MILLION SIX HUNDRED NINETY-THREE THOUSAND NINE HUNDRED AND NINETEEN (3 693 919) of the cadastre of Québec, Registration Division of Saguenay.
2.	Lot THREE MILLION SIX HUNDRED FOUR THOUSAND AND EIGHT (3 604 008) of the cadastre of Québec, Registration Division of Saguenay.
3.	Lot THREE MILLION SIX HUNDRED FOUR THOUSAND AND TWELVE (3 604 012) of the cadastre of Québec, Registration Division of Saguenay.
4.	Lot THREE MILLION SIX HUNDRED FOUR THOUSAND AND THIRTEEN (3 604 013) of the cadastre of Québec, Registration Division of Saguenay.
5.	Lot TWO MILLION NINE HUNDRED THREE THOUSAND EIGHT HUNDRED AND SEVENTY-THREE (2 903 873) of the cadastre of Québec, Registration Division of Saguenay.
6.	Lot THREE MILLION TWO HUNDRED ELEVEN THOUSAND AND SIXTY (3 211 060) of the cadastre of Québec, Registration Division of Saguenay.
7.	Lot THREE MILLION TWO HUNDRED TWELVE THOUSAND SIX HUNDRED AND FIFTY-SIX (3 212 656) of the cadastre of Québec, Registration Division of Saguenay.

With all buildings, works and constructions thereon erected.

B.	LEASED PROPERTY

B.1	All rights, titles and interests in the Lease Agreement executed before Jean Panneton, Notary, on January 23, 1957 and registered at the Land Register for the Registration Division of Saguenay (the "Land Register") under number 159 778 as completed by supplemental deed registered at the Land Register under number 159 779 as extended on February 23, 1986, as amended from time to time by deeds of abandonment registered at the Land Register under numbers 65 067, 157 076, 177 038, 194 234 and 11 629 819, undertakings of abandonment registered at the Land Register under number 164 005 and letters of abandonment dated April 13, 2001, July 18, 2003, March 3, 2006, May 9, 2008, May 12, 2008 and May 13, 2008 affecting the following immovable properties, namely:

PARCELLE 1 : Partie du lot 3 603 996 du cadastre du Québec

Une partie du lot trois millionS six cent trois mille neuf cent q uatre-vingt-seize (3 603 996) du cadastre du Québec, circonscription foncière de Saguenay, ville de Baie-Comeau, de figure irrégulière, bornée vers le Nord par une autre partie dudit lot 3 603 996, vers le Sud-Est et le Sud par le lot 3 603 987 du cadastre du Québec, et vers l'Ouest par le lot 3 536 268 du cadastre du Québec.

Cette partie du lot 3 603 996 peut être plus particulièrement décrite comme suit :

Commençant au point représenté sur le plan préparé par Raynald Babin, arpenteur-géomètre, le 25 octobre 2009, portant le numéro D10242DF-1 (le « Plan ») par le point numéro « 10 ». Ledit point « 10 » est situé à l'intersection des lots 3 603 996, 3 603 987 et 3 536 268, tous du cadastre du Québec. Dudit point de départ, suivent les points représentés sur le Plan par les chiffres 1, 2, 3, 4, 5, 6, 7, 8 et 9 tel qu'indiqué par le tableau ci-dessous où chaque ligne y est déterminée par sa longueur.

DE	À	LIGNE	DISTANCE
10	1	DROITE	257,65 mètres
1	2	DROITE	1 507,0 mètres
2	3	COURBE RAYON	86,02 mètres 184,01 mètres
3	4	DROITE	145,53 mètres
4	5	COURBE RAYON	161,02 mètres 165,72 mètres
5	6	DROITE	739,37 mètres
6	7	COURBE RAYON	67,87 mètres 864,08 mètres
7	8	DROITE	355,49 mètres
8	9	COURBE RAYON	53,19 mètres 358,54 mètres
9	10	DROITE	17,21 mètres

Fermant ainsi le périmètre de cette partie du lot 3 603 996, parcelle 1, tel qu'indiqué sur le Plan.

La superficie de ladite parcelle représentée sur le Plan par les chiffres 10, 1, 2, 3, 4, 5, 6, 7, 8, 9 et 10 est de trente-six hectares et neuf cent quarante-deux millièmes. (36,942 ha)

PARCELLE 2 : Partie du lot 3 603 997 du cadastre du Québec

Une partie du lot trois millions six cent trois mille neuf cent quatre-vingt-dix-sept (3 603 997) du cadastre du Québec, circonscription foncière de Saguenay, ville de Baie-Comeau, de figure irrégulière, bornée vers le Nord et le Nord-Ouest par le lot 3 603 987 du cadastre du Québec, vers le Nord-Est par une autre partie dudit lot 3 603 997, vers le Sud-Est et le Sud par une autre partie dudit lot 3 603 997, étant un chemin d'accès à la rivière Manicouagan, et vers l'Ouest par le lot 3 536 268 du cadastre du Québec.

Ladite partie du lot 3 603 997 peut être plus particulièrement décrite comme suit :

Commençant au point représenté sur le Plan par le point numéro « 11 ». Ledit point « 11 » est situé à l'intersection des lots 3 603 997, 3 603 987 et 3 536 268, tous du cadastre du Québec. Dudit point de départ, suivent les points représentés sur le Plan par les chiffres 12, 13, 14, 15, 16, 17, 257, 254 et 25 tel qu'indiqué par le tableau ci-dessous où chaque ligne y est déterminée par sa longueur.

DE	À	LIGNE	DISTANCE
11	12	DROITE	21,72 mètres
12	13	COURBE RAYON	46,41 mètres 312,82 mètres
13	14	DROITE	355,49 mètres
14	15	COURBE RAYON	71,46 mètres 909,80 mètres
15	16	DROITE	739,37 mètres
16	17	COURBE RAYON	205,44 mètres 211,44 mètres
17	257	DROITE	58,17 mètres
257	254	SINUEUSE	392,4 mètres
254	25	SINUEUSE	1 833,2 mètres
25	11	DROITE	167,92 mètres

Fermant ainsi le périmètre de ladite partie du lot 3 603 997, parcelle 2, tel qu'indiqué sur le Plan.

La superficie de ladite partie du lot 3 603 997 représentée sur le Plan par les chiffres 11, 12, 13, 14, 15, 16, 17, 257, 254, 25 et 11 est de trente et un hectares et quatre-vingt-onze millièmes. (31,091 ha)

Une partie du lot trois millions six cent trois mille neuf cent quatre-vingt-dix-sept (3 603 997) du cadastre du Québec, circonscription foncière de Saguenay, ville de Baie-Comeau, de figure irrégulière, bornée vers le Nord par une autre partie dudit lot 3 603 997, vers l'Est par les lots 3 536 267, 3 603 998 et 3 603 960, tous du cadastre du Québec, vers le Sud-Est par une autre partie dudit lot 3 603 997, vers le Nord-Ouest, le Sud-Ouest, le Sud-Est et le Sud par une autre partie dudit lot 3 603 997, étant un chemin d'accès à la rivière Manicouagan, et vers l'Ouest par une autre partie dudit lot 3 603 997.

Ladite partie du lot 3 603 997 peut être plus particulièrement décrite comme suit :

Commençant au point représenté sur le Plan par le point numéro « 23 ». Ledit point « 23 » est situé à l'intersection des lots 3 603 960, 3 536 087 avec la limite « EST » du lot 3 603 997, tous du cadastre du Québec. Dudit point de départ, suivent les points représentés sur le Plan par les chiffres 24, 255, 256 et 22 tel qu'indiqué par le tableau ci-dessous où chaque ligne y est déterminée par sa longueur.

DE	À	LIGNE	DISTANCE
23	24	DROITE	371,26 mètres
24	255	SINUEUSE	1793,6 mètres
255	256	SINUEUSE	359,6 mètres
256	22	DROITE	1 110,43 mètres
22	23	DROITE	1 012,71 mètres

Fermant ainsi le périmètre de ladite partie du lot 3 603 997, parcelle 3, tel qu'indiqué sur le Plan.

La superficie de ladite partie du lot 3 603 997 représentée sur le Plan par les chiffres 23, 24, 255, 256, 22 et 23 est de cent deux hectares et cent quinze millièmes. (102,115 ha)

PARCELLE 4 : Partie du lot 3 603 997 du cadastre du Québec

Une partie du lot trois millions six cent trois mille neuf cent quatre-vingt-dix-sept (3 603 997) du cadastre du Québec, circonscription foncière de Saguenay, ville de Baie-Comeau, de figure irrégulière, bornée vers le Nord, le Nord-Ouest, le Nord-Est, l'Est, et le Sud-Est par une autre partie dudit lot 3 603 997, étant un chemin d'accès à la rivière Manicouagan, selon une orientation généralement Sud par une partie de territoire non cadastré (rivière Manicouagan), vers le Nord, l'Ouest et le Sud par une autre partie dudit lot 3 603 997 et vers l'Ouest par le lot 3 536 268 du cadastre du Québec.

Ladite partie du lot 3 603 997 peut être plus particulièrement décrite comme suit :

Commençant au point représenté sur le Plan par le point numéro « 26 ». Ledit point « 26 » est situé à l'intersection de la limite séparative des lots 3 603 997 et 3 536 268, tous du cadastre du

Québec, avec une partie de territoire non cadastré (rivière Manicouagan). Dudit point de départ, suivent les points représentés sur le Plan par les chiffres 27, 253, 258, 259, 260, 261, 262 et 263 tel qu'indiqué par le tableau ci-dessous où chaque ligne y est déterminée par sa longueur.

DE	À	LIGNE	DISTANCE
26	27	DROITE	440,48 mètres
27	253	SINUEUSE	4 070,9 mètres
253	258	SINUEUSE	2 677,3 mètres
258	259	DROITE	50,21 mètres
259	260	DROITE	41,36 mètres
260	261	DROITE	10,0 mètres
261	262	DROITE	44,70 mètres
262	263	DROITE	49,31 mètres
263	26	SINUEUSE	1 545,0 mètres

Fermant ainsi le périmètre de ladite partie du lot 3 603 997, parcelle 4, tel qu'indiqué sur le Plan.

La superficie de ladite partie du 3 603 997 représentée sur le Plan par les chiffres 26, 27, 253, 258, 259, 260, 261, 262, 263 et 26 est de cent soixante-treize hectares et trois cent quatre-vingt-trois millièmes (173,383 ha).

PARCELLE 5 : Partie du lot 3 603 997 du cadastre du Québec

Une partie du lot trois millions six cent trois mille neuf cent quatre-vingt-dix-sept (3 603 997) du cadastre du Québec, circonscription foncière de Saguenay, ville de Baie-Comeau, de figure irrégulière, bornée vers l'Est, le Sud-Est, le Nord-Est et l'Ouest par une autre partie dudit lot 3 603 997, étant un chemin d'accès à la rivière Manicouagan, vers le Nord-Est et le Nord par une autre partie dudit lot 3 603 997, vers l'Est par les lots 3 604 012, 3 604 011 et 3 537 149, tous du cadastre du Québec, vers le Sud par une partie de territoire non cadastré, étant l'emprise Nord de la ligne électrique L3-L4 d'AbitibiBowater, ainsi que par les lots 3 693 895 et 3 693 896, du cadastre du Québec, vers l'Est, le Sud et l'Ouest par le lot 3 693 922 du cadastre du Québec et vers l'Ouest, le Nord-Ouest et le Nord par une partie de territoire non cadastré (rivière Manicouagan).

Ladite partie du lot 3 603 997 peut être plus particulièrement décrite comme suit :

Commençant au point représenté sur le Plan par le point numéro « 236 ». Ledit point « 236 » est situé à l'intersection de la limite séparative des lots 3 603 997 et 3 537 149, tous du cadastre du Québec, avec une partie de territoire non cadastré, étant l'emprise Nord de la ligne électrique L3-L4 d'AbitibiBowater. Dudit point de départ, suivent les points représentés sur le Plan par les chiffres 237, 239, 34, 37, 36, 35, 240, 241, 242, 243, 244, 245, 246, 247, 248, 249,

250, 251, 252, 235 et 236 tel qu'indiqué par le tableau ci-dessous où chaque ligne y est déterminée par sa longueur.

DE	À	LIGNE	DISTANCE
236	237	DROITE	99,26 mètres
237	239	COURBE RAYON	199,63 mètres 1 669,41 mètres
239	34	DROITE	288,27 mètres
34	37	DROITE	54,87 mètres
37	36	DROITE	42,67 mètres
36	35	DROITE	56,12 mètres
35	240	COURBE RAYON	67,75 mètres 612,63 mètres
240	241	SINUEUSE	1 339,0 mètres
241	242	COURBE RAYON	122,92 mètres 803,17 mètres
242	243	DROITE	274,32 mètres
243	244	COURBE RAYON	113,49 mètres 155,90 mètres
244	245	DROITE	235,96 mètres
245	246	COURBE RAYON	75,74 mètres 112,56 mètres
246	247	DROITE	188,21 mètres
247	248	DROITE	22,48 mètres
248	249	DROITE	48,89 mètres
249	250	COURBE RAYON	47,29 mètres 42,67 mètres
250	251	DROITE	141,89 mètres
251	252	DROITE	202,08 mètres
252	235	DROITE	255,91 mètres
235	236	DROITE	105,04 mètres

Fermant ainsi le périmètre de ladite partie du lot 3 603 997, parcelle 5, tel qu'indiqué sur le Plan.

La superficie de ladite partie du 3 603 997 représentée sur le Plan par les chiffres 236, 237, 239, 34, 37, 36, 35, 240, 241, 242, 243, 244, 245, 246, 247, 248, 249, 250, 251, 252, 235 et 236 est de vingt hectares et neuf cent neuf millièmes (20,909 ha).

PARCELLE 6 : Partie du Bloc D du cadastre du canton de Manicouagan

Une partie du Bloc D du cadastre du canton de Manicouagan, circonscription foncière de Saguenay, ville de Baie-Comeau, de figure irrégulière, bornée vers le Nord-Est, l'Est et le Sud-Est par une partie de territoire non cadastré (rivière Manicouagan), vers l'Ouest par le lot D-33 dudit Bloc D, et vers le Nord-Ouest par le lot D-32-3 (route 138) dudit Bloc D.

Ladite partie du Bloc D du cadastre du canton de Manicouagan peut être plus particulièrement décrite comme suit :

Commençant au point représenté sur le Plan par le point numéro « 47 ». Ledit point « 47 » est situé à l'intersection de la limite séparative des lots D-33, D‑32-2 (route 138) et D-32-3 (route 138), tous du cadastre du canton de Manicouagan. Dudit point de départ, suivent les points représentés sur le Plan par les chiffres 48, 49, 45 et 46 tel qu'indiqué par le tableau ci-dessous où chaque ligne y est déterminée par sa longueur.

DE	À	LIGNE	DISTANCE
47	48	COURBE RAYON	35,38 mètres 584,19 mètres
48	49	DROITE	98,40 mètres
49	45	SINUEUSE	166,1 mètres
45	46	DROITE	108,79 mètres
46	47	DROITE	38,28 mètres

Fermant ainsi le périmètre de ladite partie du Bloc D du cadastre du canton de Manicouagan, parcelle 6, tel qu'indiqué sur le Plan.

La superficie de ladite partie du Bloc D du cadastre du canton de Manicouagan représentée sur le Plan par les chiffres 47, 48, 49, 45, 46 et 47 est de douze mille sept cent quatre-vingt-trois mètres carrés et deux dixièmes (12 783,2 m2).

PARCELLE 7 : Partie du Bloc D du cadastre du canton de Manicouagan

Une partie du Bloc D du cadastre du canton de Manicouagan, circonscription foncière de Saguenay, ville de Baie-Comeau, de figure irrégulière, bornée vers le Nord par le lot D-33 dudit Bloc D, vers l'Est, le Nord-Est, le Sud, le Sud-Ouest et l'Ouest par une partie de territoire non cadastré (rivière Manicouagan), vers le Sud-Ouest par une autre partie dudit Bloc D et vers le Nord-Ouest par le lot D-32-1 (route 138) dudit Bloc D.

Ladite partie du Bloc D du cadastre du canton de Manicouagan peut être plus particulièrement décrite comme suit :

Commençant au point représenté sur le Plan par le point numéro « 90 ». Ledit point « 90 » est situé à l'intersection de la limite séparative des lots D-33, D‑32-1 (route 138) et D-32-2 (route 138), tous du cadastre du canton de Manicouagan. Dudit point de départ, suivent les points représentés sur le Plan par les chiffres 91, 92, 88 et 89 tel qu'indiqué par le tableau ci-dessous où chaque ligne y est déterminée par sa longueur.

DE	À	LIGNE	DISTANCE
90	91	DROITE	174,41 mètres
91	92	DROITE	109,90 mètres
92	88	SINUEUSE	509,4 mètres
88	89	DROITE	301,69 mètres
89	90	DROITE	216,15 mètres

Fermant ainsi le périmètre de ladite partie du Bloc D du cadastre du canton de Manicouagan, parcelle 7, tel qu'indiqué sur le Plan.

La superficie de ladite partie du Bloc D du cadastre du canton de Manicouagan représentée sur le Plan par les chiffres 90, 91, 92, 88, 89 et 90 est de soixante-dix-sept mille huit cent trente-quatre mètres carrés et quatre dixièmes (77 834,4 m2).

PARCELLE 8 : Partie du Bloc D du cadastre du canton de Manicouagan

Une partie du Bloc D du cadastre du canton de Manicouagan, circonscription foncière de Saguenay, ville de Baie-Comeau, de figure irrégulière, bornée vers le Nord-Ouest, le Nord et le Nord-Est par une partie du lot D-29-2 dudit Bloc D, vers l'Est par le lot D-34 dudit Bloc D, vers le Sud, l'Est et le Nord-Est par le lot D-27-1 dudit Bloc D, vers le Sud, le Nord-Est et le Nord-Ouest par le lot D‑40 dudit Bloc D, vers le Nord-Est et l'Est par les lots D-25-1, D-25-2, D‑25-3 et D-25-4, tous dudit Bloc D, vers le Sud, l'Est et le Nord par le lot D-63 dudit Bloc D, vers l'Est par les lots D-25-7, D-25-8, D-25-9, D-25-10, D-25-11 et D-25-12, tous dudit Bloc D, vers le Nord par le lot D‑25-12 dudit Bloc D, vers l'Est, le Nord et l'Ouest par le lot D-24 dudit Bloc D, vers le Nord et l'Ouest par le lot D-20 dudit Bloc D, vers le Nord par le lot D-3 (rue) dudit Bloc D, vers l'Est et le Nord par le lot D-35 dudit Bloc D, vers l'Est par le lot D-2 (rue) dudit Bloc D, vers le Sud et le Nord-Est par le lot D-39 dudit Bloc D, vers le Sud-Est par le lot D-32-1 (route 138) dudit Bloc D, vers le Sud par une autre partie dudit Bloc D et vers le Nord-Ouest et le Sud-Ouest par le lot D-62 dudit Bloc D.

Ladite partie du Bloc D du cadastre du canton de Manicouagan peut être plus particulièrement décrite comme suit :

Commençant au point représenté sur le Plan par le point numéro « 104 ». Ledit point « 104 » est situé au sommet Nord du lot D-62 dudit Bloc D. Dudit point de départ, suivent les points représentés sur le Plan par les chiffres 105, 106, 107, 108, 109, 110, 111, 112, 113, 114, 115, 116, 117, 118, 119, 120, 121, 122, 123, 124, 125, 126, 127, 128, 129, 130, 131, 132, 133, 134, 135, 136, 137, 138, 141, 139, 140, 142, 143, 144, 145, 93, 98, 97, 99, 100, 101, 102 et 103 tel qu'indiqué par le tableau ci-dessous où chaque ligne y est déterminée par sa longueur.

DE	À	LIGNE	DISTANCE
104	105	DROITE	40,04 mètres
105	106	DROITE	246,29 mètres
106	107	DROITE	55,88 mètres
107	108	DROITE	149,30 mètres
108	109	DROITE	116,75 mètres
109	110	DROITE	58,12 mètres
110	111	DROITE	58,09 mètres
111	112	DROITE	142,76 mètres
112	113	DROITE	543,31 mètres
113	114	DROITE	151,37 mètres
114	115	DROITE	59,79 mètres
115	116	DROITE	150,61 mètres
116	117	DROITE	96,55 mètres
117	118	DROITE	120,99 mètres
118	119	DROITE	173,47 mètres
119	120	DROITE	81,83 mètres
120	121	DROITE	12,32 mètres
121	122	DROITE	6,66 mètres
122	123	COURBE RAYON	136,99 mètres 259,38 mètres
123	124	DROITE	162,82 mètres
124	125	DROITE	24,38 mètres
125	126	DROITE	37,41 mètres
126	127	DROITE	41,20 mètres
127	128	DROITE	39,67 mètres
128	129	DROITE	15,76 mètres
129	130	DROITE	37,08 mètres
130	131	DROITE	28,89 mètres
131	132	DROITE	10,00 mètres
132	133	DROITE	23,69 mètres

DE	À	LIGNE	DISTANCE
133	134	DROITE	10,00 mètres
134	135	DROITE	129,93 mètres
135	136	DROITE	30,48 mètres
136	137	DROITE	60,87 mètres
137	138	DROITE	57,01 mètres
138	141	DROITE	22,86 mètres
141	139	DROITE	29,88 mètres
139	140	DROITE	59,44 mètres
140	142	DROITE	168,45 mètres
142	143	COURBE RAYON	134,56 mètres 314,25 mètres
143	144	DROITE	157,01 mètres
144	145	DROITE	144,04 mètres
145	93	DROITE	61,22 mètres
93	98	DROITE	145,02 mètres
98	97	DROITE	339,52 mètres
97	99	DROITE	95,79 mètres
99	100	DROITE	1341,41 mètres
100	101	DROITE	781,80 mètres
101	102	DROITE	161,98 mètres
102	103	DROITE	153,18 mètres
103	104	DROITE	192,96 mètres

Fermant ainsi le périmètre de ladite partie du Bloc D du cadastre du canton de Manicouagan, parcelle 8, tel qu'indiqué sur le Plan.

La superficie de ladite partie du Bloc D du cadastre du canton de Manicouagan représentée sur le Plan par les chiffres 104, 105, 106, 107, 108, 109, 110, 111, 112, 113, 114, 115, 116, 117, 118, 119, 120, 121, 122, 123, 124, 125, 126, 127, 128, 129, 130, 131, 132, 133, 134, 135, 136, 137, 138, 141, 139, 140, 142, 143, 144, 145, 93, 98, 97, 99, 100, 101, 102, 103 et 104 est de cent vingt hectares et six cent quarante-quatre millièmes (120,644 ha).

PARCELLE 9 : Partie du Bloc D du cadastre du canton de Manicouagan

Une partie du Bloc D du cadastre du canton de Manicouagan, circonscription foncière de Saguenay, ville de Baie-Comeau, de figure irrégulière, bornée vers le Nord par d'autres parties dudit Bloc D (chemin de la Scierie) et une partie du lot D‑29-2 dudit Bloc D, vers le Nord-Est, le Nord-Ouest et le Nord par le lot D‑7 dudit Bloc D (chemin de la Scierie) et vers le Sud par une autre partie dudit Bloc D.

Ladite partie du Bloc D du cadastre du canton de Manicouagan peut être plus particulièrement décrite comme suit :

Commençant au point représenté sur le Plan par le point numéro « 205 ». Ledit point « 205 » est situé à l'intersection des lots D-38, D-7 (chemin de la Scierie) et D-6 (chemin de la Scierie), tous dudit Bloc D. Dudit point de départ, suivent les points représentés sur le Plan par les chiffres 206, 207, 208, 209, 210, 211, 212, 213, 214, 215, 218 et 217 tel qu'indiqué par le tableau ci-dessous où chaque ligne y est déterminée par sa longueur.

DE	À	LIGNE	DISTANCE
205	206	DROITE	1375,39 mètres
206	207	COURBE RAYON	58,83 mètres 347,50 mètres
207	208	DROITE	187,00 mètres
208	209	COURBE RAYON	93,51 mètres 1602,50 mètres
209	210	DROITE	150,90 mètres
210	211	DROITE	39,56 mètres
211	212	DROITE	73,19 mètres
212	213	DROITE	17,12 mètres
213	214	DROITE	87,87 mètres
214	215	DROITE	14,30 mètres
215	218	DROITE	15,34 mètres
218	217	COURBE RAYON	658,03 mètres 476,17 mètres
217	205	DROITE	122,59 mètres

Fermant ainsi le périmètre de ladite partie du Bloc D du cadastre du canton de Manicouagan, parcelle 9, tel qu'indiqué sur le Plan.

La superficie de ladite partie du Bloc D du cadastre du canton de Manicouagan représentée sur le Plan par les chiffres 205, 206, 207, 208, 209, 210, 211, 212, 213, 214, 215, 218, 217 et 205 est de vingt hectares et cinq cent soixante-quatorze millièmes (20,574 ha).

PARCELLE 10 : Partie du Bloc D du cadastre du canton de Manicouagan

Une partie du Bloc D du cadastre du canton de Manicouagan, circonscription foncière de Saguenay, ville de Baie-Comeau, de figure irrégulière, bornée vers le Nord-Ouest, le Nord et le Nord-Est par une partie du lot D-29-2 dudit Bloc D, vers le Sud-Est par le lot D-62 dudit Bloc D et vers le Sud par le lot D-7 dudit Bloc D (chemin de la Scierie).

Ladite partie du Bloc D du cadastre du canton de Manicouagan peut être plus particulièrement décrite comme suit :

Commençant au point représenté sur le Plan par le point numéro « 201 ». Ledit point « 201 » est situé à l'intersection des lots D-62 et D-7 (chemin de la Scierie) dudit Bloc D. Dudit point de départ, suivent les points représentés sur le Plan par les chiffres 146, 147, 148, 149 et 200 tel qu'indiqué par le tableau ci-dessous où chaque ligne y est déterminée par sa longueur.

DE	À	LIGNE	DISTANCE
201	146	COURBE RAYON	332,37 mètres 521,89 mètres
146	147	DROITE	57,63 mètres
147	148	DROITE	153,43 mètres
148	149	DROITE	69,22 mètres
149	200	DROITE	133,28 mètres
200	201	DROITE	13,78 mètres

Fermant ainsi le périmètre de ladite partie du Bloc D du cadastre du canton de Manicouagan, parcelle 10, tel qu'indiqué sur le Plan.

La superficie de ladite partie du Bloc D du cadastre du canton de Manicouagan représentée sur le Plan par les chiffres 201, 146, 147, 148, 149, 200 et 201 est de dix-sept mille deux cents mètres carrés (17 200,0 m2).

PARCELLE 11 : Partie du Bloc D du cadastre du canton de Manicouagan

Une partie du Bloc D du cadastre du canton de Manicouagan, circonscription foncière de Saguenay, ville de Baie-Comeau, de figure irrégulière, bornée vers le Nord, Nord-Est, l'Est, le Nord-Ouest, le Sud-Ouest par une partie de territoire non cadastré (rivière Manicouagan), vers le Sud et le Sud-Est par le lot D‑32‑3 (route 138) dudit Bloc D, vers le Sud-Ouest, l'Ouest, le Nord-Ouest, le Sud, le Nord-Est, le Sud-Est et l'Est par le lot D-34 dudit Bloc D, vers le Sud, le Sud-Ouest et le Sud-Est par une partie du lot D-29-2 dudit Bloc D, vers le Sud, par une autre partie dudit Bloc D (chemin de la Scierie), vers l'Ouest et le Sud par le lot D-65 dudit Bloc D, vers l'Ouest par une autre partie dudit Bloc D, vers le Nord par le lot D-18 dudit Bloc D et vers l'Ouest par le lot D-45 dudit Bloc D.

Ladite partie du Bloc D du cadastre du canton de Manicouagan peut être plus particulièrement décrite comme suit :

Commençant au point représenté sur le Plan par le point numéro « 84 ». Ledit point « 84 » est situé au sommet Nord-Est du lot D-32-3 (route 138) dudit Bloc D. Dudit point de départ, suivent les points représentés sur le Plan par les chiffres 85, 86, 50, 51, 52, 53, 202, 203, 54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66, 67, 68, 69, 70, 71, 72, 73, 74, 75, 87, 76, 77, 78, 79, 80, 81, 82, 83, 38, 39, 40, 41, 42, 43 et 44 tel qu'indiqué par le tableau ci-dessous où chaque ligne y est déterminée par sa longueur.

DE	À	LIGNE	DISTANCE
84	85	DROITE	66,62 mètres
85	86	DROITE	24,42 mètres
86	50	COURBE RAYON	50,01 mètres 523,01 mètres
50	51	DROITE	310,33 mètres
51	52	DROITE	91,30 mètres
52	53	DROITE	69,47 mètres
53	202	DROITE	26,0 mètres
202	203	DROITE	84,66 mètres
203	54	DROITE	185,15 mètres
54	55	DROITE	117,24 mètres
55	56	DROITE	120,59 mètres
56	57	DROITE	93,25 mètres
57	58	DROITE	83,92 mètres
58	59	DROITE	80,30 mètres
59	60	DROITE	170,86 mètres
60	61	DROITE	119,32 mètres
61	62	DROITE	98,34 mètres
62	63	DROITE	152,04 mètres
63	64	DROITE	60,99 mètres
64	65	DROITE	152,23 mètres
65	66	DROITE	543,48 mètres

DE	À	LIGNE	DISTANCE
66	67	DROITE	142,58 mètres
67	68	DROITE	56,55 mètres
68	69	DROITE	57,65 mètres
69	70	DROITE	118,62 mètres
70	71	DROITE	151,34 mètres
71	72	DROITE	57,89 mètres
72	73	DROITE	246,57 mètres
73	74	DROITE	180,53 mètres
74	75	DROITE	64,93 mètres
75	87	DROITE	106,19 mètres
87	76	DROITE	25,53 mètres
76	77	DROITE	203,21 mètres
77	78	DROITE	75,78 mètres
78	79	DROITE	462,95 mètres
79	80	COURBE RAYON	90,89 mètres 1 557,50 mètres
80	81	DROITE	145,57 mètres
81	82	DROITE	164,09 mètres
82	83	DROITE	90,43 mètres
83	38	DROITE	196,53 mètres
38	39	DROITE	455,51 mètres
39	40	DROITE	738,78 mètres
40	41	SINUEUSE	2133,0 mètres
41	42	DROITE	67,99 mètres
42	43	DROITE	10,00 mètres
43	44	DROITE	60,35 mètres
44	84	SINUEUSE	3412,1 mètres

Fermant ainsi le périmètre de ladite partie du Bloc D du cadastre du canton de Manicouagan, parcelle 11, tel qu'indiqué sur le Plan.

La superficie de ladite partie du Bloc D du cadastre du canton de Manicouagan représentée sur le Plan par les chiffres 84, 85, 86, 50, 51, 52, 53, 202, 203, 54, 55, 56, 57, 58, 59, 60, 61, 62, 63, 64, 65, 66, 67, 68, 69, 70, 71, 72, 73, 74, 75, 87, 76, 77, 78, 79, 80, 81, 82, 83, 38, 39, 40, 41, 42, 43, 44 et 84 est de deux cent quatre-vingt-neuf hectares et quatre cent vingt-huit millièmes (289,428 ha).

PARCELLE 12 : Partie du Bloc D du cadastre du canton de Manicouagan

Une partie du Bloc D du cadastre du canton de Manicouagan, circonscription foncière de Saguenay, ville de Baie-Comeau, de figure irrégulière, bornée vers le Nord par une partie non divisée du cadastre du canton d'Eudes ci-après décrite à la Parcelle 15, vers le Sud-Est, le Sud et l'Est par les lots D‑45 et D-42 dudit Bloc D, vers le Sud par une autre partie dudit Bloc D et vers l'Ouest par une partie non divisée du cadastre du canton de Manicouagan.

Ladite partie du Bloc D du cadastre du canton de Manicouagan peut être plus particulièrement décrite comme suit :

Commençant au point représenté sur le Plan par le point numéro « 31 ». Ledit point « 31 » est situé à l'intersection de la limite séparative dudit Bloc D et d'une partie non divisée du cadastre du canton d'Eudes ci-après décrite à la Parcelle 15. Dudit point de départ, suivent les points représentés sur le Plan par les chiffres 204, 32 et 33 tel qu'indiqué par le tableau ci-dessous où chaque ligne y est déterminée par sa longueur.

DE	À	LIGNE	DISTANCE
31	204	DROITE	686,28 mètres
204	32	SINUEUSE	573,3 mètres
32	33	DROITE	262,98 mètres
33	31	DROITE	264,55 mètres

Fermant ainsi le périmètre de ladite partie du Bloc D du cadastre du canton de Manicouagan, parcelle 12, tel qu'indiqué sur le Plan.

La superficie de ladite partie du Bloc D du cadastre du canton de Manicouagan représentée sur le Plan par les chiffres 31, 204, 32, 33 et 31 est de douze hectares et six cent quatre-vingt-sept millièmes (12,687 ha).

PARCELLE 13 : Lot 3 693 922 du cadastre du Québec

Le lot trois millions six cent quatre-vingt-treize mille neuf cent vingt-deux (3 693 922) du cadastre du Québec, circonscription foncière de Saguenay, ville de Baie-Comeau, étant la Parcelle 13 montrée au Plan.

La superficie dudit lot 3 693 922 est de deux mille trois cent cinquante-sept mètres carrés et cinq dixièmes (2 357,5 m²).

PARCELLE 14 : Lot D-39 du Bloc D du cadastre du canton de Manicouagan

Le lot d-39 du Bloc d du cadastre du canton de Manicouagan, circonscription foncière de Saguenay, ville de Baie-Comeau, étant la Parcelle 14 montrée au Plan.

La superficie dudit lot D-39 du Bloc D est de trente-six mille sept cent trente-quatre mètres carrés et cinq dixièmes (36 734,9 m²).

PARCELLE 15 : Partie non divisée du cadastre du canton d'Eudes

Une partie non divisée du cadastre du canton d'Eudes, circonscription foncière de Saguenay, ville de Baie-Comeau, de figure irrégulière, bornée vers l'Ouest et le Nord par une autre partie du cadastre du canton d'Eudes, vers le Nord-Est par une partie de territoire non cadastré (rivière Manicouagan) et vers le Sud par une partie du Bloc D du cadastre du canton de Manicouagan.

Ladite partie non divisée du cadastre du canton d'Eudes peut-être plus particulièrement décrite comme suit :

Commençant au point représenté sur le Plan par le point numéro « 31 ». Ledit point « 31 » est situé à l'intersection de la limite séparative du Bloc D du cadastre du canton de Manicouagan et d'une partie non divisée du cadastre du canton d'Eudes. Dudit point de départ, suivent les points représentés sur le Plan par les chiffres 28, 29 et 30 tel qu'indiqué par le tableau ci-dessous où chaque ligne y est déterminée par sa longueur.

DE	À	LIGNE	DISTANCE
31	28	DROITE	1458,30 mètres
28	29	DROITE	205,62 mètres
29	30	SINUEUSE	1605,7 mètres
30	31	DROITE	792,94 mètres

Fermant ainsi le périmètre de ladite partie non divisée du cadastre du canton d'Eudes, parcelle 15, tel qu'indiqué sur le Plan.

La superficie de cette partie non divisée du cadastre du canton d'Eudes représentée sur le Plan par les chiffres 31, 28, 29, 30 et 31 est de soixante-deux hectares et neuf cent quatre-vingt-quatorze millièmes (62,994 ha).

Dans la présente description foncière, toutes les mesures sont exprimées en unités du système international.

(hereinafter referred to as the "Leased Real Property")

B.2	All of the constructions, works, improvements and installations (comprised, without limitation, of the dam and all dikes, tunnels, reservoirs, water intakes, spillway, tailraces, turbines, transmission lines (including all useful or necessary ties), roadways, plants, buildings, substations, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment)) situate on or under the Leased Real Property.

C	NETWORKS

C.1	LINE L5-L6:

All rights, titles and interests in an electrical transmission line network for which no file has been opened at the Land Register which crosses and extends over the cadastre of Québec and the cadastre of the Township of Manicouagan, both of the Registration Division of Saguenay, and more specifically the following properties:

	–	Block D of the cadastre of the Township of Manicouagan, Registration Division of Saguenay;

	–	A territory without cadastral survey (Manicouagan River), Registration Division of Saguenay;

	–	Lot THREE MILLION SIX HUNDRED EIGHTY-THREE THOUSAND SEVEN HUNDRED AND FIFTY-EIGHT (3 683 758) of the cadastre of Québec, Registration Division of Saguenay;

	–	A territory without cadastral survey (Manicouagan River), Registration Division of Saguenay;

	–	lot THREE MILLION SIX HUNDRED THREE THOUSAND NINE HUNDRED AND NINETY-SEVEN (3 603 997) of the cadastre of Québec, Registration Division of Saguenay;

	–	lot THREE MILLION SIX HUNDRED FOUR THOUSAND AND TWELVE ( 3 604 012) of the cadastre of Québec, Registration Division of Saguenay;

	–	lot THREE MILLION SIX HUNDRED FOUR THOUSAND AND THIRTEEN ( 3 604 013) of the cadastre of Québec, Registration Division of Saguenay;

	–	lot THREE MILLION SIX HUNDRED FOUR THOUSAND AND EIGHT ( 3 604 008) of the cadastre of Québec, Registration Division of Saguenay;

	–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND AND FIFTY ( 3 536 050) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND AND SIXTY ( 3 536 060) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION SIX HUNDRED EIGHTY-THREE THOUSAND SIX HUNDRED AND SIXTY-NINE ( 3 683 669) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION SIX HUNDRED THREE THOUSAND NINE HUNDRED AND SIXTY-SIX ( 3 603 966) of the cadastre of Québec, Registration Division of Saguenay;

–	lot FOUR MILLION THREE HUNDRED FIFTY-SIX THOUSAND AND NINE HUNDRED ( 4 356 900) of the cadastre of Québec, Registration Division of Saguenay;

–	lot FOUR MILLION THREE HUNDRED FIFTY-SIX THOUSAND AND NINE HUNDRED AND ONE ( 4 356 901) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION SIX HUNDRED NINETY-THREE THOUSAND NINE HUNDRED AND TWELVE ( 3 693 912) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND AND SIXTY-FOUR ( 3 536 064) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND AND SIXTY-EIGHT ( 3 536 068) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND AND SIXTY-SEVEN ( 3 536 067) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND AND SIXTY-NINE ( 3 536 069) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND AND SEVENTY ( 3 536 070) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND AND SEVENTY-ONE ( 3 536 071) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND AND SEVENTY-THREE ( 3 536 073) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND AND SEVENTY-FOUR ( 3 536 074) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND AND SEVENTY-FIVE ( 3 536 075) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND AND SEVENTY-EIGHT ( 3 536 078) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND AND EIGHTY-ONE ( 3 536 081) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND AND EIGHTY-TWO ( 3 536 082) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND AND EIGHTY-THREE ( 3 536 083) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION SIX HUNDRED THREE THOUSAND NINE HUNDRED AND EIGHTY-SIX ( 3 603 986) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION SIX HUNDRED NINETY-THREE THOUSAND NINE HUNDRED AND FOUR (3 693 904) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION SIX HUNDRED EIGHTY-THREE THOUSAND SIX HUNDRED AND EIGHTY-FOUR (3 683 684) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION SIX HUNDRED EIGHTY-THREE THOUSAND SIX HUNDRED AND EIGHTY-FIVE (3 683 685) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND TWO HUNDRED AND FORTY-EIGHT ( 3 536 248) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND TWO HUNDRED AND FORTY-NINE ( 3 536 249) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND TWO HUNDRED AND NINETY-THREE ( 3 536 293) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND TWO HUNDRED AND NINETY-FOUR ( 3 536 294) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND TWO HUNDRED AND NINETY-FIVE ( 3 536 295) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND TWO HUNDRED AND NINETY-SEVEN ( 3 536 297) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND TWO HUNDRED AND NINETY-SIX ( 3 536 296) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND THREE HUNDRED AND THIRTY-SEVEN (3 536 337) of the cadastre of Québec, Registration Division of Saguenay;

–	lot FOUR MILLION THREE HUNDRED THOUSAND TWO HUNDRED AND SIX ( 4 300 206) of the cadastre of Québec, Registration Division of Saguenay;

–	lot FOUR MILLION THREE HUNDRED FORTY-FOUR THOUSAND THREE HUNDRED AND EIGHTY-EIGHT (4 344 388) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND TWO HUNDRED AND EIGHTY-EIGHT ( 3 536 288) of the cadastre of Québec, Regist r ation Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND TWO HUNDRED AND EIGHTY-NINE ( 3 536 289) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND TWO HUNDRED AND NINETY ( 3 536 290) of the cadastre of Québec, Registration Division of Saguenay;

–	a territory without cadastral survey, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND TWO HUNDRED AND NINETY-ONE ( 3 536 291) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION SIX HUNDRED FOUR THOUSAND AND FIFTEEN ( 3 604 015) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND THREE HUNDRED AND EIGHTY ( 3 536 380) of the cadastre of Québec, Registration Division of Saguenay;

–	lot FOUR MILLION FORTY THOUSAND ONE HUNDRED AND FORTY-SIX ( 4 040 146) of the cadastre of Québec, Registration Division of Saguenay;

–	lot FOUR MILLION FORTY THOUSAND ONE HUNDRED AND FORTY-NINE ( 4 040 149) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND THREE HUNDRED AND SEVENTY-NINE (3 536 379) of the cadastre of Québec, Registration Division of Saguenay;

–	lot FOUR MILLION FORTY THOUSAND ONE HUNDRED AND FORTY-SEVEN ( 4 040 147) of the cadastre of Québec, Registration Division of Saguenay;

–	lot FOUR MILLION FORTY THOUSAND ONE HUNDRED AND FORTY-EIGHT ( 4 040 148) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION NINE HUNDRED FORTY-ONE THOUSAND FOUR HUNDRED AND TWENTY-THREE ( 3 941 423) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND FOUR HUNDRED AND SIXTEEN ( 3 536 416) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION NINE HUNDRED FORTY-ONE THOUSAND FOUR HUNDRED AND TWENTY-FOUR ( 3 941 424) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND FOUR HUNDRED AND EIGHTEEN ( 3 536 418) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SEVEN THOUSAND AND EIGHTY-SIX ( 3 537 086) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION SIX HUNDRED EIGHTY-THREE THOUSAND SIX HUNDRED AND EIGHTY ( 3 683 680) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND FOUR HUNDRED AND FORTY-TWO ( 3 536 442) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND FOUR HUNDRED AND FORTY-THREE ( 3 536 443) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND FOUR HUNDRED AND FIFTY-SIX ( 3 536 456) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND FOUR HUNDRED AND FIFTY-SEVEN ( 3 536 457) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND FOUR HUNDRED AND SIXTY-EIGHT ( 3 536 468) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND FOUR HUNDRED AND FIFTY-EIGHT ( 3 536 458) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND FOUR HUNDRED AND SEVENTY-NINE (3 536 479) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION SIX HUNDRED EIGHTY-THREE THOUSAND SEVEN HUNDRED AND TWENTY-TWO (3 683 722) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND FOUR HUNDRED AND EIGHTY-ONE ( 3 536 481) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FIVE HUNDRED THIRTY-SIX THOUSAND FOUR HUNDRED AND EIGHTY-EIGHT (3 536 488) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION SIX HUNDRED NINETY-THREE THOUSAND NINE HUNDRED AND TWENTY-ONE ( 3 693 921) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION SIX HUNDRED NINETY-THREE THOUSAND NINE HUNDRED AND TWENTY ( 3 693 920) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION SIX HUNDRED NINETY-THREE THOUSAND EIGHT HUNDRED AND TWENTY-NINE (3 693 829) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FIVE THOUSAND ONE HUNDRED AND NINETY-FOUR ( 2 905 194) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FIVE THOUSAND ONE HUNDRED AND NINETY-THREE ( 2 905 193) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FIVE THOUSAND ONE HUNDRED AND NINETY-ONE ( 2 905 191) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FOUR THOUSAND FIVE HUNDRED AND SIXTY-THREE ( 2 904 563) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED SIX THOUSAND NINE HUNDRED AND FOURTEEN ( 2 906 914) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FOUR THOUSAND FIVE HUNDRED AND SIXTY-FOUR ( 2 904 564) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED SIX THOUSAND THREE HUNDRED AND FOUR ( 2 906 304) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED SIX THOUSAND THREE HUNDRED AND FIVE ( 2 906 305) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FIVE THOUSAND AND THIRTY ( 2 905 030) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FIVE THOUSAND AND THIRTY-THREE ( 2 905 033) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FIVE THOUSAND AND THIRTY-ONE ( 2 905 031) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FIVE THOUSAND AND THIRTY-TWO ( 2 905 032) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED SIX THOUSAND EIGHT HUNDRED AND FIFTY-FIVE ( 2 906 855) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED SIX THOUSAND EIGHT HUNDRED AND FIFTY-THREE ( 2 906 853) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED SIX THOUSAND THREE HUNDRED AND SEVENTY-FOUR ( 2 906 374) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FOUR THOUSAND EIGHT HUNDRED AND THIRTEEN ( 2 904 813) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FOUR THOUSAND EIGHT HUNDRED AND TWELVE ( 2 904 812) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FOUR THOUSAND EIGHT HUNDRED AND ELEVEN ( 2 904 811) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FOUR THOUSAND EIGHT HUNDRED AND TEN ( 2 904 810) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FOUR THOUSAND EIGHT HUNDRED AND NINE ( 2 904 809) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FOUR THOUSAND SEVEN HUNDRED AND NINETY-TWO ( 2 904 792) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FOUR THOUSAND SEVEN HUNDRED AND NINETY-ONE ( 2 904 791) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO million NINE hundred SIX thousand SEVEN HUNDRED and SIXTY-SEVEN ( 2 906 767) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FOUR THOUSAND SEVEN HUNDRED AND EIGHTY-SIX ( 2 904 786) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED SIX THOUSAND EIGHT HUNDRED AND SEVENTEEN ( 2 906 817) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FOUR THOUSAND SEVEN HUNDRED AND EIGHTY-THREE ( 2 904 783) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FOUR THOUSAND SEVEN HUNDRED AND EIGHTY-FOUR ( 2 904 784) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FOUR THOUSAND SEVEN HUNDRED AND EIGHTY-FIVE ( 2 904 785) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FOUR THOUSAND SEVEN HUNDRED AND EIGHTY-EIGHT ( 2 904 788) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FOUR THOUSAND SEVEN HUNDRED AND EIGHTY-SEVEN ( 2 904 787) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FOUR THOUSAND SEVEN HUNDRED AND EIGHTY-NINE ( 2 904 789) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED FOUR THOUSAND ONE HUNDRED AND FORTY-SIX (2 904 146) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED SIX THOUSAND EIGHT HUNDRED AND SEVENTY-FOUR ( 2 906 874) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED SIX THOUSAND EIGHT HUNDRED AND THIRTY ( 2 906 830) of the cadastre of Québec, Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED SIX THOUSAND THREE HUNDRED AND EIGHTY-EIGHT ( 2 906 388) of the cadastre of Québec, Registration Division of Saguenay;

–	A territory without cadastral survey (Amédée River), Registration Division of Saguenay;

–	lot TWO MILLION NINE HUNDRED THREE THOUSAND EIGHT HUNDRED AND SEVENTY-THREE ( 2 903 873) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FOUR HUNDRED THREE THOUSAND TWO HUNDRED AND FOUR ( 3 403 204) of the cadastre of Québec, Registration Division of Saguenay;

–	lot THREE MILLION FOUR HUNDRED THREE THOUSAND AND SEVENTY-SEVEN ( 3 403 077) of the cadastre of Québec, Registration Division of Saguenay;

	–	lot THREE MILLION FOUR HUNDRED THREE THOUSAND TWO HUNDRED AND ONE ( 3 403 201) of the cadastre of Québec, Registration Division of Saguenay;

	–	lot THREE MILLION TWO HUNDRED TWELVE THOUSAND EIGHT HUNDRED AND FORTY-FOUR ( 3 212 844) of the cadastre of Québec, Registration Division of Saguenay;

	–	lot THREE MILLION TWO HUNDRED TWELVE THOUSAND EIGHT HUNDRED AND FORTY-THREE ( 3 212 843) of the cadastre of Québec, Registration Division of Saguenay;

	–	lot THREE MILLION TWO HUNDRED ELEVEN THOUSAND ONE HUNDRED AND FIFTY-FIVE ( 3 211 155) of the cadastre of Québec, Registration Division of Saguenay;

	–	lot THREE MILLION TWO HUNDRED ELEVEN THOUSAND AND SIXTY ( 3 211 060) of the cadastre of Québec, Registration Division of Saguenay;

	–	lot THREE MILLION TWO HUNDRED TWELVE THOUSAND SIX HUNDRED AND FIFTY-SIX ( 3 212 656) of the cadastre of Québec, Registration Division of Saguenay;

	–	lot THREE MILLION TWO HUNDRED TWELVE THOUSAND SEVEN HUNDRED AND SIXTY-SIX ( 3 212 766) of the cadastre of Québec, Registration Division of Saguenay;

	–	lot THREE MILLION TWO HUNDRED ELEVEN THOUSAND AND THIRTY-SIX ( 3 211 036) of the cadastre of Québec, Registration Division of Saguenay;

	–	lot THREE MILLION TWO HUNDRED TWELVE THOUSAND EIGHT HUNDRED AND EIGHTY ( 3 212 880) of the cadastre of Québec, Registration Division of Saguenay;

	–	lot THREE MILLION FOUR HUNDRED THREE THOUSAND AND FORTY-FIVE ( 3 403 045) of the cadastre of Québec, Registration Division of Saguenay; and

	–	lot THREE MILLION TWO HUNDRED TWELVE THOUSAND SEVEN HUNDRED AND SIXTY-NINE ( 3 212 769) of the cadastre of Québec, Registration Division of Saguenay.

C.2	LINE L10-L11:

All rights, titles and interests in an electrical transmission line network for which no file has been opened at the Land Register which crosses and extends over the cadastre of Québec, Registration Division of Saguenay, and more specifically the following properties:

	–	Lot THREE MILLION SIX HUNDRED EIGHTY-THREE THOUSAND SEVEN HUNDRED AND FIFTY-NINE (3 683 759) of the cadastre of Québec, Registration Division of Saguenay;

	–	Lot THREE MILLION SIX HUNDRED EIGHTY-THREE THOUSAND SEVEN HUNDRED AND FIFTY-EIGHT (3 683 758) of the cadastre of Québec, Registration Division of Saguenay ;

	–	A territory without cadastral survey (Manicouagan River), Registration Division of Saguenay;

	–	lot THREE MILLION SIX HUNDRED THREE THOUSAND NINE HUNDRED AND NINETY-SEVEN ( 3 603 997) of the cadastre of Québec, Registration Division of Saguenay;

	–	lot THREE MILLION SIX HUNDRED THREE THOUSAND NINE HUNDRED AND NINETY-SIX ( 3 603 996) of the cadastre of Québec, Registration Division of Saguenay;

	–	lot THREE MILLION SIX HUNDRED THREE THOUSAND NINE HUNDRED AND EIGHTY-SEVEN ( 3 603 987) of the cadastre of Québec, Registration Division of Saguenay;

	–	A territory without cadastral survey, Registration Division of Saguenay;

	–	lot THREE MILLION SIX HUNDRED NINETY-THREE THOUSAND NINE HUNDRED AND NINETEEN ( 3 693 919) of the cadastre of Québec, Registration Division of Saguenay;

	–	A territory without cadastral survey, Registration Division of Saguenay;

	–	lot THREE MILLION TWO HUNDRED TEN THOUSAND THREE HUNDRED AND NINE ( 3 210 309) of the cadastre of Québec, Registration Division of Saguenay;

	–	lot THREE MILLION FOUR HUNDRED THREE THOUSAND ONE HUNDRED AND NINETY-NINE ( 3 403 199) of the cadastre of Québec, Registration Division of Saguenay;

	–	lot THREE MILLION FOUR HUNDRED THREE THOUSAND ONE HUNDRED AND SEVENTY-TWO ( 3 403 172) of the cadastre of Québec, Registration Division of Saguenay;

	–	lot THREE MILLION FOUR HUNDRED THREE THOUSAND TWO HUNDRED AND NINE ( 3 403 209) of the cadastre of Québec, Registration Division of Saguenay;

	–	lot THREE MILLION FOUR HUNDRED FORTY-SIX THOUSAND SIX HUNDRED AND NINETY-EIGHT ( 3 446 698) of the cadastre of Québec, Registration Division of Saguenay;

	–	lot THREE MILLION FOUR HUNDRED THREE THOUSAND TWO HUNDRED AND TEN ( 3 403 210) of the cadastre of Québec, Registration Division of Saguenay;

	–	lot THREE MILLION FOUR HUNDRED THREE THOUSAND ONE HUNDRED AND SEVENTY-THREE ( 3 403 173) of the cadastre of Québec, Registration Division of Saguenay; and

	–	lot THREE MILLION TWO HUNDRED ELEVEN THOUSAND ONE HUNDRED AND FIFTY (3 211 150) of the cadastre of Québec, Registration Division of Saguenay.

C.3	LINES LTA1-LTA2 :

PAGE: 39

All rights, titles and interests in an electrical transmission line network for which no file has been opened at the Land Register which crosses and extends over the cadastre of Québec and the cadastre of the Township of Manicouagan, both of the Registration Division of Saguenay, and more specifically the following properties:

	–	Lot THREE MILLION SIX HNDRED EIGHTY-THREE THOUSAND SEVEN HUNDRED AND FIFTY-NINE (3 683 759) of the cadastre of Québec, Registration Division of Saguenay;

	–	Lot THREE MILLION SIX HUNDRED EIGHTY-THREE THOUSAND SEVEN HUNDRED AND FIFTY-EIGHT (3 683 758) of the cadastre of Québec, Registration Division of Saguenay;

	–	A territory without cadastral survey (Manicouagan River), Registration Division of Saguenay; and

	–	Block D of the cadastre of the Township of Manicouagan, Registration Division of Saguenay.

C.4	LINES LT6-LT7 :

All rights, titles and interests in an electrical transmission line network for which no file has been opened at the Land Register which crosses and extends over the cadastre of Québec and the cadastre of the Township of Manicouagan, both of the Registration Division of Saguenay, and more specifically the following properties:

	–	Lot THREE MILLION SIX HUNDRED EIGHTY-THREE THOUSAND SEVEN HUNDRED AND FIFTY-NINE (3 683 759) of the cadastre of Québec, Registration Division of Saguenay;

	–	Lot THREE MILLION SIX HUNDRED EIGHTY-TREE THOUSAND SEVEN HUNDRED AND FIFTY-EIGHT (3 683 758) of the cadastre of Québec, Registration Division of Saguenay;

	–	A territory without cadastral survey (Manicouagan River), Registration Division of Saguenay; and

	–	Block D of the cadastre of the Township of Manicouagan, Registration Division of Saguenay.

C.5	LINES L1611-L1612 :

All rights, titles and interests in an electrical transmission line network for which no file has been opened at the Land Register which crosses and extends over the cadastre of Québec and the cadastre of the Township of Manicouagan, both of the Registration Division of Saguenay, and more specifically the following properties:

	–	Lot THREE MILLION SIX HUNDRED EIGHTY-THREE THOUSAND SEVEN HUNDRED AND FIFTY-NINE (3 683 759) of the cadastre of Québec, Registration Division of Saguenay;

–	Lot THREE MILLION SIX HUNDRED EIGHTY-THREE THOUSAND SEVEN HUNDRED AND FIFTY-EIGHT (3 683 758) of the cadastre of Québec, Registration Division of Saguenay;

–	A territory without cadastral survey (Manicouagan River), Registration Division of Saguenay;

–	lot THREE MILLION SIX HUNDREDTHREE THOUSAND NINE HUNDRED AND NINETY-SEVEN ( 3 603 997) of the cadastre of Québec, Registration Division of Saguenay;

–	a territory without cadastral survey, Registration Division of Saguenay;

–	Block D of the cadastre of the Township of Manicouagan, Registration Division of Saguenay; and

–	Subdivision NINE of the Block D (D-9 of Block D) of the cadastre of the Township of Manicouagan, Registration Division of Saguenay.

/s/ Clément Gascon, J.S.C.
CLÉMENT GASCON, J.S.C.

EXHIBIT D TO ACQUISITION AGREEMENT -

PERMITTED ENCUMBRANCES

" Permitted Encumbrances " means:

(a)             Encumbrances, prior claims and legal hypothecs for taxes, local improvements, duties, rates, assessments or other governmental charges or levies of whatever nature that, in each case, are not yet due and payable or for which instalments have been paid based on reasonable estimates pending final assessments, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings in that regard;

(b)             undetermined or inchoate Encumbrances arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Laws or of which written notice has not been filed or registered in accordance with applicable Laws or of which written notice has not been given in accordance with applicable Laws;

(c)              reservations, limitations, provisions and conditions in any original grants from the Crown of any land or interest therein, statutory exceptions to title and reservations of mineral rights in any grants from the Crown or from any other predecessors in title;

(d)             applicable federal, provincial and municipal by-laws, building and zoning restrictions (including, without limitation, zoning regulations and flood zone or risk zone restrictions), affecting the use or value of the Real Estate which do not constitute a Material Adverse Effect in respect of the Business;

(e)              any rights of expropriation, access or use, or any other similar rights conferred or reserved by or in any statute of Canada or Québec not known by the Selling Parties and disclosed to the Purchaser under this Agreement;

(f)               legal servitudes, watercourse restrictions and defects or irregularities in title to the Real Estate which do not individually or in the aggregate affect the operation of the Business or detract from the value of the Real Estate;

(g)             undetermined, inchoate or statutory liens and charges (including, without limitation, the liens of public utilities, workers, suppliers of materials, builders, contractors, architects and unpaid vendors of movable property) incidental to the current operation of the Real Estate which relate to obligations not yet due or delinquent and which have not been registered or published in accordance with applicable Laws;

(h)             reservations, limitations, provisions and conditions expressed in the Water Rights Lease or in any permission or other right granted by a municipality or Governmental Entity with respect to any of the Real Estate;

(i)               servitudes created in favour of Quebec North Shore Paper Company under the deed of sale executed before William F.W. Pratt, Notary, on June 28, 1960 and published at the Land Register under number 31202;

(j)               servitudes created in favour of Hydro-Québec under the agreement executed under private writing executed on June 10, 1991 and registered at the Land Register under number 164005;

(k)             servitudes created in favour of Ville de Baie-Comeau under the deed executed before David Giasson, Notary, on November 12, 1984 and registered at the Land Register under number 157076;

(l)               servitudes created in favour of Ville de Baie-Comeau under the deed of servitude executed before Pauline Comeau, Notary, on August 19, 1997 and registered at the Land Register under number 190129;

(m)             servitudes created in favour of Corporation de la Ville de Hauterive (now Ville de Baie-Comeau) under the deed of servitudes executed before Laurent Samson, Notary, on October 22, 1980 and registered at the Land Register under number 116801;

(n)             permission to maintain a part of a building within the servient land of the servitude registered at the Land Register under number 14 747 granted to Mr. Carl Haddad, Hotel Motel Hauterive, by letter dated May 12, 2008; and

(o)             Transmission L12 which belongs to Alcoa or an affiliate thereof, is erected on part of the Real Estate.

EXHIBIT E TO ACQUISITION AGREEMENT -

FORM OF POWER PURCHASE CONTRACTS ASSIGNMENT AGREEMENT

POWER PURCHASE CONTRACTS ASSIGNMENT AGREEMENT

THIS POWER PURCHASE CONTRACTS ASSIGNMENT AGREEMENT (the "Agreement") is entered into as of ●, 2009 [NTD:  Insert Closing Date.], by and among ABITIBI-CONSOLIDATED COMPANY OF CANADA, a Québec company ("Assignor"), [HQ MANICOUAGAN INC.], a Québec company ("Assignee") and a wholly-owned subsidiary of Hydro-Québec and MANICOUAGAN POWER LIMITED PARTNERSHIP, a limited partnership formed under the laws of Québec (the "Partnership").

WITNESSETH:

WHEREAS, Assignor, Abitibi-Consolidated Inc. ("ACI"), Alcoa Canada Ltée ("Alcoa Canada"), Alcoa Ltd., Manicouagan Power Company ("MPCo") and the Assignee implemented certain transactions in respect of MPCo and the Business (as such term is defined in the Acquisition Agreement (as defined herein)), the whole substantially as described in the implementation agreement (the "Implementation Agreement") made as of September  3 , 2009 among ACI, Assignor, Alcoa Canada, Alcoa Ltd. and to which intervened HQ Énergie Inc., a wholly-owned subsidiary of Hydro-Québec (such transactions being hereinafter referred to as the "Implementation Transactions");

WHEREAS, on the date hereof, prior to the Effective Time (as defined below), pursuant to the Implementation Transactions, among other things: (a) Assignor acquired Alcoa Canada's 40% interest in MPCo; (b) MPCo was wound-up into Assignor (the "MPCo Wind-Up"); and (c) all of the assets and all of the obligations and liabilities related to the Business (including, without limitation, the MPCo Rights and Obligations under the Abitibi Power Purchase Contracts (as defined below)), other than the Excluded Liabilities (as such expression is defined in the Acquisition Agreement), were transferred by Assignor to the Partnership pursuant to an Asset Transfer Agreement dated as of the date hereof (the "Business Transfer");

WHEREAS, pursuant to the Implementation Transactions, Assignor, Assignee and ACI entered into an acquisition agreement (the "Acquisition Agreement"), dated November ● , 2009, pursuant to which (a) Assignee has agreed to purchase from Assignor a 59.9994% interest in the Partnership and a 60% interest in Manicouagan Power General Partner ULC (the "General Partner"), the general partner of the Partnership upon and subject to the terms and conditions set forth therein; and (b) Assignor has agreed to assign to Assignee all of Assignor's right, title and interest in and to the Abitibi Power Purchase Contracts (as defined below), and Assignee has agreed to accept such assignment and to assume and agree to perform all of the duties, obligations, terms, provisions, and covenants thereunder, and to pay and discharge all of the liabilities thereunder, by entering into this Agreement;

Whereas Assignor (as successor in interest of the Québec North Shore Paper Company) and the Partnership (as successor in interest of MPCo, further to the MPCo Wind-Up and the Business Transfer) are parties to the memoranda of agreement and letter of agreement listed in Exhibit A attached hereto (collectively, the "Abitibi Power Purchase Contracts") in respect of the sale or purchase of power produced by the Business at its hydro-electric plant at the "First Falls" on the Manicouagan River in the Province of Québec; and

WHEREAS, as contemplated in the Acquisition Agreement, Assignor desires to assign to Assignee all of Assignor's right, title and interest in and to all of the Abitibi Power Purchase Contracts, and Assignee desires to accept such assignment and to assume and agree to perform all obligations pursuant to the Abitibi Power Purchase Contracts;

Now, therefore in consideration for the Assignment Consideration (as such expression is defined in the Acquisition Agreement) and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

1.                   ASSIGNMENT

1.1               Assignor does hereby assign to Assignee, effective as of [12:00PM] on the date hereof (the "Effective Time"), all right, title and interest of Assignor in and to the Abitibi Power Purchase Contracts in consideration for the Assignment Consideration.

1.2               No later than 15 days following the day upon which the Effective Time occurred, the Partnership shall invoice Assignor for the outstanding amounts owing by Assignor with respect to electricity delivered by MPCo and, if applicable, the Partnership to Assignor under the Abitibi Power Purchase Contracts from 0:01 a.m. on the fifth day immediately preceding the date hereof up to the Effective Time. In doing so, the Partnership shall provide Assignor with all documentation and evidence necessary to support the invoiced outstanding amounts, including any document or data requested by Assignor acting reasonably. Assignor shall pay the invoiced outstanding amounts within 15 days from the receipt of the invoice.

1.3               Effective as of and from the Effective Time, Assignee does hereby accept the assignment and assumes and agrees to be legally bound by, observe and perform all of the duties, obligations, terms, provisions, and covenants, and to pay and discharge all of the liabilities of Assignor to be observed, performed, paid or discharged under the Abitibi Power Purchase Contracts from or after the Effective Time, and agrees to pay the Assignment Consideration in consideration therefor in accordance with the terms of the Acquisition Agreement.

1.4               The Partnership hereby (a) consents to the assignment and assumption effectuated hereby (the "Assignment"); (b) agrees to recognize Assignee as a party to each of the Abitibi Power Purchase Contracts and thereby establish direct privity of contract with Assignee; and (c) represents and warrants that the Partnership has the authority to enter into this Agreement without the consent or approval of any other person or entity.

2.                   REPRESENTATIONS AND WARRANTIES

2 .1               Assignor hereby represents and warrants to Assignee that (a) the Abitibi Power Purchase Contracts, copies of which are attached hereto as Exhibit A, are in full force and effect as of the Effective Time; (b) no default or breach exists on the part of Assignor, MPCo or the Partnership, nor does any circumstance currently exist that, but for the giving of notice or the passage of time, or both, would constitute a breach or default or permit the termination, amendment, modification or alteration of the Abitibi Power Purchase Contracts; (c) all the conditions to the Assignment set forth in the Abitibi Power Purchase Contracts have been satisfied as of the date hereof; and (d) the Abitibi Power Purchase Contracts constitute all of the contractual obligations between Assignor and the Partnership in respect of the sale or purchase of power produced by the Business at its hydro-electric plant at the "First Falls" on the Manicouagan River in the Province of Québec.

2 .2               Assignor further represents and warrants that (a) other than the Assignment effected hereby, it has not transferred, assigned, or otherwise disposed of the Abitibi Power Purchase Contracts or any of its rights, title or interests therein; and (b) it owns good and transferable title to each of the Abitibi Power Purchase Contracts and, at the Effective Time, title thereto will vest in the Assignee free and clear of any Encumbrances (as such term is defined in the Acquisition Agreement).

3.                   NO CONFUSION

3 .1               The parties hereby expressly deny the effects of confusion, as regards the Abitibi Power Purchase Contracts, as a result of or following the MPCo Wind-Up. Accordingly, notwithstanding the MPCo Wind-Up and the union of the qualities of debtor and creditor of obligations under the Abitibi Power Purchase Contracts in the same person for a period of time between the MPCo Wind-Up and the Business Transfer, the parties hereby acknowledge and agree : (a) that no obligation of any party under any of the Abitibi Power Purchase Contracts shall have been extinguished by confusion as a result of or following the MPCo Wind-Up, and (b) that the Abitibi Power Purchase Contracts, all provisions thereof and all rights and obligations thereunder have remained, continue to be, and will remain in full force and effect and legally binding, without interruption. Accordingly, (a) Assignor and the Partnership hereby acknowledge and agree that, following the assignment by Assignor to and the assumption by the Partnership, pursuant to the Business Transfer, of all of the MPCo Rights and Obligations under the Abitibi Power Purchase Contracts, and until the Transfer to Assignee (as defined below), the Abitibi Power Purchase Contracts and all provisions thereof are in full force and effect between Assignor and the Partnership and are legally binding upon each of them, and (b) the Partnership and Assignee hereby acknowledge and agree that, following the assignment by Assignor to and the assumption by Assignee, pursuant to this Agreement, of all of the Assignor Rights and Obligations under the Abitibi Power Purchase Contracts (the "Transfer to Assignee"), the Abitibi Power Purchase Contracts and all provisions thereof are in full force and effect between the Partnership and Assignee and are legally binding upon each of them.

3 .2               For the purposes hereof:

3.2.1                     "Assignor Rights and Obligations under the Abitibi Power Purchase Contracts" means the rights and obligations of Assignor, prior to the MPCo Wind-Up, under the Abitibi Power Purchase Contracts, which rights and obligations Assignor continued to have after the MPCo Wind‑Up, and which rights and obligations are assigned by Assignor to and assumed by Assignee pursuant to this Agreement.

3.2.2                     "MPCo Rights and Obligations under the Abitibi Power Purchase Contracts" means the rights and obligations of MPCo, prior to the MPCo Wind-Up, under the Abitibi Power Purchase Contracts, as such rights and obligations have been assigned by MPCo to and assumed by Assignor pursuant to the MPCo Wind-Up, and as such rights and obligations have subsequently been assigned by Assignor to and assumed by the Partnership pursuant to the Business Transfer.

4.                   MISCELLANEOUS

4.1               The sole remedy of Assignee for any breach by Assignor of any of its obligations, covenants, representations and warranties contained in this Agreement shall be pursuant to Article VIII of the Acquisition Agreement and Assignor shall not otherwise have any liability to Assignee or the Partnership and Assignee and the Partnership shall not otherwise have any recourse against Assignor under or in connection with this Agreement for any breach by Assignor of any of its obligations, covenants, representations and warranties contained in this Agreement, or otherwise.

4.2               (a) The notice address pertaining to Assignor, if any, as set forth in the Abitibi Power Purchase Contracts is hereby deleted and the following substituted therefor:

HQ Manicouagan Inc.
75 René-Lévesque West, Blvd
Montréal, Québec  H2Z 1A4
Attention : President
Fax : (514) 289-3254

With a copy to:

Ogilvy Renault LLP
1 Place Ville-Marie
Montréal, Québec  H3B 1R1
Attention: Gino Martel and Niko Veilleux
Fax : (514) 286-5474

(b) The notice address pertaining to the Partnership (as successor in interest of MPCo, further to the MPCo Wind-Up and the Business Transfer) , if any, as set

forth in the Abitibi Power Purchase Contracts is hereby deleted and the following substituted therefor:

[HQ Manicouagan Inc.]
75 René-Lévesque West, Blvd
Montréal, Québec  H2Z 1A4
Attention : President
Fax : (514) 289-3254

With a copy to:

Ogilvy Renault LLP
1 Place Ville-Marie
Montréal, Québec  H3B 1R1
Attention: Gino Martel and Niko Veilleux
Fax : (514) 286-5474

4.3               Each party to this Agreement shall execute, acknowledge and deliver to the other party all documents, and shall take all actions, reasonably required by such other party from time to time to confirm or effect the matters set forth in this Agreement, or to otherwise carry out the purposes of this Agreement.

4.4               Subject to the terms of the Acquisition Agreement, this Agreement constitutes the entire agreement between Assignor, Assignee and the Partnership with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter.  This Agreement may not be amended, modified or terminated orally, and may only be so amended, modified or terminated by an instrument in writing signed by each of Assignor, Assignee and the Partnership.

4.5               This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by each of Assignor, Assignee and the Partnership; provided, however, that Assignee may without such consent assign, directly or indirectly, its rights and its obligations hereunder to Hydro-Québec or any of Hydro-Québec's wholly-owned subsidiaries.  Subject to the preceding sentence, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

4.6               If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.  The parties shall engage in good faith negotiations to replace any provision which is declared invalid, illegal or unenforceable with a valid, legal and enforceable provision, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision which it replaces.

4.7             This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties notwithstanding the fact that all of the parties are not signatory to the original or the same counterpart.  For purposes of this Agreement, facsimile or pdf signatures shall be deemed originals.

4.8               This Agreement shall in all respects be governed by and construed in accordance with the laws in force in the Province of Québec and the laws of Canada applicable therein.  The parties hereby irrevocably submit to the exclusive jurisdiction of the courts in the judicial district of Montréal, Québec for the purpose of any dispute, controversy or claim arising out of or in connection with this Agreement and waive any and all objections to jurisdiction that they may have under the laws of such jurisdiction or any other jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ABITIBI-CONSOLIDATED COMPANY OF CANADA
By :
Name:
Title:

[HQ MANICOUAGAN INC.]
By :
Name:
Title:

MANICOUAGAN POWER LIMITED PARTNERSHIP by its general partner Manicouagan Power General Partner ULC
By :
Name:
Title:

EXHIBIT A

ABITIBI POWER PURCHASE AGREEMENTS

1.             Memorandum of Agreement dated September 17, 1956 between MPCo and Abitibi-Consolidated Company of Canada (as successor in interest to Québec North Shore Paper Company) – See attached copy.

2.             Letter of Agreement dated December 13, 1961 between MPCo and Abitibi-Consolidated Company of Canada (as successor in interest to Québec North Shore Paper Company) – See attached copy.

3.             Memorandum of Agreement dated 1962 between MPCo and Abitibi-Consolidated Company of Canada (as successor in interest to Québec North Shore Paper Company) – See attached copy.

4.             Memorandum of Agreement dated April 19, 1974 between MPCo and Abitibi-Consolidated Company of Canada (as successor in interest to Québec North Shore Paper Company) – See attached copy.

5.             Agreement regarding the 15 MW excess capacity generated from the refurbishment of generation units 1 to 5 of the MPCo facilities.